                                                Filed Pursuant to Rule 424(b)(4)
                                                     Registration No. 333-52673

                                                    [GLOBAL VACATION GROUP LOGO]

PROSPECTUS
                                3,000,000 SHARES

                          GLOBAL VACATION GROUP, INC.
                                  COMMON STOCK
                               ------------------

     All of the 3,000,000 shares of common stock, $0.01 par value per share (the "Common Stock"), offered hereby are being offered by Global Vacation Group, Inc. (the "Company").

     Prior to this offering, there has not been a public market for the Common Stock of the Company. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. The Common Stock has been approved for listing on the New York Stock Exchange under the symbol "GVG."

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

==========================================================================================================
                                                                 UNDERWRITING
                                           PRICE TO             DISCOUNTS AND            PROCEEDS TO
                                            PUBLIC              COMMISSIONS(1)            COMPANY(2)
----------------------------------------------------------------------------------------------------------
Per Share                                   $14.00                  $0.98                   $13.02
----------------------------------------------------------------------------------------------------------
Total(3)                                 $42,000,000              $2,940,000             $39,060,000
==========================================================================================================

   (1) For information regarding indemnification of the several Underwriters, see "Underwriting."

   (2) Before deducting expenses payable by the Company estimated at $2,500,000.

   (3) Certain of the Company's shareholders (the "Selling Shareholders") have granted the Underwriters a 30-day option to purchase up to 450,000 additional shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Selling Shareholders will be $48,300,000, $3,381,000 and $5,859,000, respectively.

                               ------------------

     The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about August 5, 1998, at the office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.
                               ------------------

SALOMON SMITH BARNEY

                NATIONSBANC MONTGOMERY SECURITIES LLC

                                 BANCAMERICA ROBERTSON STEPHENS

                                              ING BARING FURMAN SELZ

July 31, 1998

                [GRAPHICS -- GATEFOLD SHOWING PRODUCT OFFERINGS]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Except as otherwise indicated herein, all information in this Prospectus (i) gives effect to the conversion of all outstanding shares of Class A Convertible Preferred Stock (the "Convertible Preferred Stock") into shares of Common Stock (the "Conversion"), which will occur concurrently with the closing of this offering, and (ii) assumes no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock" and "Underwriting." As used in this Prospectus, unless the context otherwise requires, references to "Global Vacation Group" or the "Company" are to the Company and its subsidiaries. Prospective purchasers should read the Prospectus in its entirety.

                                  THE COMPANY

     The Company believes it is one of the largest U.S. providers of value-added vacation products and services targeted to higher-income travelers. The Company assembles air, hotel, rental car and other travel components in bulk and provides complete vacations to travelers through retail travel distributors, such as travel agents, and other distribution channels, including the Internet and affinity groups. The Company provides flexible independent travel programs for individuals as well as escorted tours and group packages. On a pro forma as adjusted basis for the year ended December 31, 1997 and for the three months ended March 31, 1998, the Company had net revenues of $115.2 million and $22.4 million, respectively, derived from a total dollar value of travel products and services sold of $507.0 million and $101.1 million, respectively. For the same periods, the Company had pro forma as adjusted net income (loss) of $4.3 million and ($1.5 million), respectively. More than 90% of the Company's 1997 pro forma net revenues were derived from sales through retail travel agents and other travel intermediaries.

     The Company intends to achieve the leading market position in selected high-volume, high-margin travel destinations and will focus initially on the following markets: (i) Hawaii; (ii) in-bound vacations to the United States for international travelers; (iii) Florida, the Caribbean and Mexico; (iv) other U.S. destinations such as California and New York; and (v) out-bound travel by U.S. travelers to Europe. Based on numbers of travelers reported by independent industry sources, the Company had approximately a 13% market share of westbound packaged vacation travel to Hawaii in 1997 and approximately an 8% market share of packaged trips to the United States by international travelers in 1996. The Company focuses its marketing efforts on travelers who typically spend more than $750 per person for a vacation. The Company also provides certain services to travel suppliers, including outsourced vacation packaging and affinity group marketing and awards program fulfillment.

     The Company intends to market its products and services under two specific proprietary brands: one for up-scale, customized vacations and another for popular-priced vacation packages. The Company believes providing expertise and competitive pricing in multiple destinations through two separate brands will distinguish its products and services and will provide the Company with a significant competitive advantage. In addition to serving multiple destinations, the Company also has achieved a diverse domestic and international customer base. The Company believes it will be able to use its international scope to create cross-selling opportunities and expand its relationships with suppliers of quality travel products and services (primarily airlines, hotel companies and rental car companies).

     In addition, the Company believes the shift to on-line systems such as the Internet will enable it to realize savings in operating expenses. The Company further believes its value-added approach and expertise will allow it to compete effectively with other travel providers on the Internet by (i) generally providing better prices and inventory availability than can be obtained by an individual travel agency or traveler, (ii) enhancing and simplifying access to travel information across multiple destinations and (iii) assembling vacation travel components into convenient packages for ease of planning and booking.

     The Company's executive management team, Roger H. Ballou, J. Raymond Lewis Jr. and Walter S. Berman, has over 60 years of combined management experience in the travel industry with leading companies such as American Express Travel Related Services Company, Inc. ("American Express Travel"), Alamo Rent-A-Car, Inc. ("Alamo"), Certified Vacations, Inc. ("Certified Vacations") and Holiday Inn Worldwide ("Holiday Inn"). Their experience includes management responsibility for the acquisition and integration of businesses with a combined purchase price of over $500 million.

     The Company intends to grow through acquisitions by capitalizing upon the significant consolidation opportunities available in the fragmented packaged vacation industry. The Company will seek to make acquisitions that complement its established strengths and are likely to enhance its presence in specific travel destinations or allow the Company to establish a leading presence in a new market. The Company believes it will be regarded as an attractive acquiror by the owners of existing travel businesses.

                               OPERATING STRATEGY

     In providing value-added vacation products and services targeted to higher-income travelers, the Company pursues an operating strategy that includes the following elements:

     Creating Value-added Vacation Products and Services. The Company focuses on creating vacation packages that provide added value to higher-income travelers. The Company believes that, because of its size and expertise in certain destination markets, it can (i) generally provide better prices and inventory availability than can be obtained by an individual travel agency or traveler, (ii) enhance and simplify access to travel information across multiple destinations and (iii) assemble vacation travel components into convenient packages for ease of planning and booking.

     Establishing National Brand Name Recognition. The Company believes it can leverage its presence in leading origination and destination markets to develop nationally recognized proprietary brand names in the packaged vacation industry. The Company believes offering expertise and competitive pricing through common brands across multiple destinations will provide greater confidence to travelers in making their vacation choices and engender consumer loyalty and a pattern of repeat purchases.

     Leveraging Strength in Selected Travel Destinations. The Company believes it has a leading position in the packaged vacation markets for westbound travel to Hawaii and for in-bound travel to the United States and intends to achieve the leading position in these and other high-volume, high-margin vacation destinations. The Company believes having scale and expertise in selected destinations gives it access to pricing and inventory that provides the Company with a significant competitive advantage.

     Pursuing Revenue Enhancing Opportunities. Following the Acquisitions (as defined below), the Company's revenue enhancing strategies include (i) improving yield management by obtaining greater access to high-margin products and services, (ii) expanding ancillary products and services, such as city tours and travel insurance, (iii) securing favorable pricing and inventory availability through strategic purchasing relationships and (iv) improving cash management, particularly management of traveler deposits and advance payments.

     Improving Operating Efficiencies. The Company seeks to reduce its operating expenses by (i) capitalizing on enhanced purchasing efficiencies, (ii) implementing a more effective utilization program of its physical and other assets, (iii) implementing best practices in its management and business systems, (iv) enhancing marketing relationships with travel suppliers and other related parties and (v) outsourcing certain functions where appropriate.

     Implementing Integrated Information Systems. The Company will seek to integrate its information systems in order to improve its ability to offer travelers value-added vacation products and services and to leverage maintenance and development costs across a broader customer base. In addition, integrated systems will facilitate the use of common operating platforms, reduce the cost and time requirements of developing external interfaces and accelerate the integration of subsequent acquisitions.

                                GROWTH STRATEGY

     To complement its operating strategy, the Company has developed a multi-faceted growth strategy that includes the following elements:

     Generating Internal Growth. The Company intends to grow internally by (i) implementing an integrated national marketing program, (ii) increasing its presence in underpenetrated origination markets and (iii) implementing loyalty programs that stimulate repeat purchases.

     Identifying and Consummating Strategic Acquisitions. The Company believes the packaged vacation industry is fragmented and there are significant opportunities to make selective acquisitions of packaged vacation providers. The Company generally will seek to acquire companies that (i) have desirable destination concentrations, (ii) have demonstrated growth and profitability,
(iii) have an emphasis on customer service, (iv) have an experienced management team and (v) are likely to add some other strategic value to the Company.

     Enhancing Strategic Relationships with Travel Suppliers and Travel
Agents. By enhancing strategic supplier relationships, the Company will strengthen its ability to provide vacation products and services and to offer prices and inventory that generally would not be available to travelers on their own or through travel agents. In addition, by broadening its products and services to include additional destinations, the Company believes it will achieve enhanced loyalty among the travel agent community.

     Enhancing Distribution Channels. The Company seeks to capitalize on the opportunities presented by the direct selling of vacation products and services to travelers (disintermediation) and the emergence of alternative distribution channels (e.g., the Internet and affinity groups) while still supporting and leveraging its strong relationships with existing retail travel agents.

     Private Label Branding. In recent years, certain travel and other companies have sought to leverage their brand names by outsourcing the development and operation of packaged vacation programs under such brand names. The Company believes there are significant opportunities to expand its private label business.

     Affinity Group Marketing. The Company will seek access to affinity groups such as frequent flier programs and bank card reward or loyalty programs for the direct marketing of its products and services as well as the opportunity to provide its vacation products and services as rewards in these programs. The Company has certain proprietary software and extensive operating experience which it believes provide a significant opportunity to capitalize on this growing market.

                                   THE OFFERING

Common Stock offered by the Company..........  3,000,000 shares
Common Stock to be outstanding after the
  offering(1) ...............................  14,747,576 shares
Use of proceeds(2)...........................  Repayment of debt
NYSE Symbol..................................  GVG

---------------
(1) Excludes (i) 1,612,819 shares of Common Stock issuable upon exercise of options outstanding under the Company's 1998 Stock Option Plan (the "Stock Option Plan") as of July 31, 1998 and (ii) additional shares of Common Stock reserved for issuance under the Stock Option Plan, up to a total number of shares eligible for issuance under the Stock Option Plan at any time equal to 12% of the then outstanding shares of Common Stock. See "Management -- Stock Option Plan."

(2) The Company will use all of the net proceeds from this offering to repay debt that was incurred to finance, in part, the Recapitalization (as defined below) and the Acquisitions. This debt may not be re-borrowed. Accordingly, the net proceeds of this offering will not result in any direct availability of funds for operations or capital expenditures. See "Use of Proceeds."

                                  RISK FACTORS

     See "Risk Factors" for a description of certain risks to be considered before making an investment in the Common Stock. These risks include, but are not limited to, risks regarding competition, direct purchases by travelers of travel services from suppliers through on-line systems such as the Internet, the absence of combined operating history and historical S Corporation losses, dependence on travel suppliers, a concentration of the Company's net revenues in the Hawaiian market, management of growth, integration of operations and information systems, dependence on technology and Year 2000 issues.

                              RECENT DEVELOPMENTS

     The Company was recapitalized in March 1998 (the "Recapitalization") and subsequently has acquired the stock or assets of four other vacation providers (the "Acquisitions"). See "The Recapitalization" and "The Acquired Businesses." For the three months ended March 31, 1997 and 1998, the Company's net revenues were $2.4 million and $2.5 million, respectively. During the same periods, the Company had net losses of $1.5 million and $2.0 million, respectively. See "Risk Factors -- Absence of Combined Operating History; Historical S Corporation Losses" and "Risk Factors -- Quarterly Fluctuations; Seasonality."

                             SUMMARY FINANCIAL DATA

                                             YEARS ENDED DECEMBER 31,                THREE MONTHS ENDED MARCH 31,
                                   --------------------------------------------   ----------------------------------
                                                                   PRO FORMA                            PRO FORMA
                                                                  AS ADJUSTED                          AS ADJUSTED
                                    1995      1996      1997        1997(1)       1997(2)   1998(2)      1998(1)
                                   -------   -------   -------   --------------   -------   -------   --------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues.....................  $18,464   $22,259   $24,255      $115,222      $2,425    $2,477       $22,421
Operating expenses...............   13,316    16,025    17,852        96,939       2,820     3,032        22,158
                                   -------   -------   -------      --------      -------   -------      -------
    Gross profit (loss)..........    5,148     6,234     6,403        18,283        (395)     (555)          263
                                   -------   -------   -------      --------      -------   -------      -------
General and administrative
  expenses(3)....................    5,702     6,905     7,797        10,256       1,129     1,571         2,710
Depreciation and amortization....      131       154       182         1,594          41        34           405
Goodwill amortization............       --        --        --         1,891          --        --           470
Settlement agreement legal
  expense........................       --        --        --         1,184          --        --            20
                                   -------   -------   -------      --------      -------   -------      -------
Income (loss) from operations....     (685)     (825)   (1,576)        3,358      (1,565)   (2,160)       (3,342)
                                   -------   -------   -------      --------      -------   -------      -------
Other income (expense):
    Interest income..............      521       581       556         4,324          65        74         1,051
    Interest expense.............       --        --        --          (889)         --       (14)         (208)
    Other, net...................       67        (4)       41           338          --        --            (4)
                                   -------   -------   -------      --------      -------   -------      -------
        Total other income
          (expense)..............      588       577       597         3,773          65        60           839
                                   -------   -------   -------      --------      -------   -------      -------
Income (loss) before (provision
  for) benefit from income
  taxes..........................      (97)     (248)     (979)        7,131      (1,500)   (2,100)       (2,503)
(Provision for) benefit from
  income taxes...................     (106)     (122)     (124)       (2,852)         10        61         1,001
                                   -------   -------   -------      --------      -------   -------      -------
    Net income (loss)............     (203)     (370)   (1,103)        4,279      (1,490)   (2,039)       (1,502)
Preferred dividend...............       --        --        --            --          --      (150)           --
                                   -------   -------   -------      --------      -------   -------      -------
Net income (loss) available to
  common shareholders............  $  (203)  $  (370)  $(1,103)     $  4,279      $(1,490)  $(2,189)     $(1,502)
                                   =======   =======   =======      ========      =======   =======      =======
Pro forma net income (loss) per
  common share:
    Basic and diluted............                                   $   0.29                             $ (0.10)
Pro forma weighted average common
  shares outstanding:
    Basic and diluted............                                     14,748                              14,748

                                                                           MARCH 31, 1998
                                                              -----------------------------------------
                                                                                           PRO FORMA
                                                              ACTUAL(2)   PRO FORMA(1)   AS ADJUSTED(1)
                                                              ---------   ------------   --------------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities, including
  non-current portion.......................................  $  7,069      $ 46,610        $ 46,610
Working capital deficit.....................................   (13,660)      (33,160)        (27,160)
Total assets................................................    27,401       157,963         157,963
Total debt..................................................    19,400        45,500           8,940
Shareholders' equity (deficit)..............................   (44,045)      (43,805)         45,680

---------------

(1) The summary pro forma as adjusted statement of operations data for each period presented give effect to (i) the Recapitalization, (ii) the Acquisitions and the issuance of capital stock in connection therewith,
    (iii) reductions in salary and bonuses to the prior owners and key executives of the Company and the Acquired Businesses (as defined below), offset in part by expected incremental costs reflecting the Company's new management structure (the "Compensation Savings"), (iv) the termination of the Company's status as an S Corporation, (v) the Conversion and (vi) the sale by the Company of the 3,000,000 shares offered hereby and the use of the net proceeds therefrom to repay certain indebtedness as described under "Use of Proceeds" as if all such events had occurred as of January 1, 1997. The summary pro forma as adjusted statement of operations data does not give effect to the estimated annual savings from closing redundant acquired facilities (the "Facilities Savings") estimated to be approximately $3.2 million before provision for income taxes, of which approximately 80% are expected to be realized in 1999 and 100% are expected to be realized in subsequent years. Furthermore, the pro forma results do not eliminate non-recurring settlement agreement legal expense of one of the Acquired Businesses of approximately $1.2 million and $20,000 before provision for income taxes for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively, as such expense is not directly related to the Acquisition. The summary pro forma and pro forma as adjusted balance sheet data give effect to each of the items referred to in clauses (i) through
    (iv) and (i) through (vi) above, respectively, as well as the accrual for lease and employee severance payments for the planned closing of redundant acquired facilities (the "Facilities Accruals" and, collectively with clauses (i) through (vi) above, the "Pro Forma Adjustments"), as if each had occurred on March 31, 1998. See "Unaudited Pro Forma Condensed Combined Financial Statements."

(2) The financial data as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 have been derived from the Company's unaudited financial statements. In the opinion of the Company's management, these unaudited financial statements include all adjustments (including only normal, recurring adjustments) necessary for a fair presentation of such information. Operating results for interim periods are not necessarily indicative of the results that might be expected for the entire fiscal year.

(3) General and administrative expenses for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998 include salary and bonuses to the prior owners and certain key employees of the Company of $3.8 million, $4.8 million, $5.8 million, $790,000 and $170,000, respectively. General and administrative expenses for the three months ended March 31, 1998 include approximately $1.0 million of expenses incurred in connection with the Recapitalization.

                                  RISK FACTORS

     The following factors should be considered in addition to other information included in this Prospectus.

SUBSTANTIAL COMPETITION

     The packaged vacation industry is highly competitive and has relatively low barriers to entry. The Company competes primarily with other vacation providers, travel agencies and other retail and wholesale distributors of travel products and services, some of which are larger and have greater brand name recognition and financial resources than the Company. Competition within the packaged vacation industry is increasing as certain of the Company's competitors are expanding their size and financial resources through consolidation. Certain packaged vacation providers that compete with the Company may have relationships with travel suppliers that give them preferred access to capacity or more competitive pricing than is available to the Company. Furthermore, some travel providers have a strong presence in particular geographic areas, which may make it difficult for the Company to attract customers in those areas. The Company also competes with travel suppliers, including some of the Company's travel suppliers, that sell directly to individual travelers. These suppliers may restrict the availability of travel products or services or the ability of the Company to offer such products or services at preferential prices. Consolidation among travel suppliers has left the remaining suppliers in a stronger position relative to providers of travel products and services, such as the Company. As a result of competitive pressures, the Company's revenues and margins may decline. There can be no assurance that the Company will be able to compete successfully, and the failure to compete successfully may have a material adverse effect on the business, financial condition and results of operations of the Company.

CHANGING INDUSTRY DYNAMICS; NEW METHODS OF DISTRIBUTION

     Innovations in on-line technology such as the Internet have increased the ability of travel suppliers to distribute their travel products and services directly to travelers. Travelers can now use the Internet to access information about travel products and services and to purchase such products and services directly from suppliers, thereby bypassing both vacation providers such as the Company and retail travel agents through whom the Company receives a substantial majority of its revenues. In addition, recent erosion of commissions paid by travel suppliers, particularly airlines, to travel distributors has weakened the financial condition of many travel agents. Because the Company currently relies to a large extent on retail travel agencies for access to travelers and revenues, a shift in consumer purchasing away from travel agencies and toward direct purchasing from travel suppliers could have an adverse impact on the Company. Also, although the Company has a strategy to capitalize on the emergence of the Internet as an alternative distribution channel, there can be no assurance that such strategy will be successful or will not negatively impact the Company's relationship with retail travel agents.

ABSENCE OF COMBINED OPERATING HISTORY; HISTORICAL S CORPORATION LOSSES

     Following the Recapitalization in March 1998, the Company completed the four Acquisitions, which account for a substantial majority of the Company's pro forma revenues for 1997. Although the Company and each of the Acquired Businesses have been in operation for more than 15 years, they have virtually no history of combined operations. The pro forma consolidated financial data included in this Prospectus cover periods when the Company and the Acquired Businesses were not under common management or control and are not necessarily indicative of the results that would have been achieved if the Company and the Acquired Businesses had been operated on an integrated basis or the results that may be realized on a consolidated basis in the future. See "The Acquired Businesses."

     On a historical basis, the Company had operating losses for the year ended December 31, 1997 and the three months ended March 31, 1998 of $1.6 million and $2.2 million, respectively. During these periods, the Company had net losses of $1.1 million and $2.0 million, respectively. For the year ended December 31, 1997, three of the Acquired Businesses had operating losses ranging from $216,000 to $1.9 million, but none of the Acquired Businesses had a net loss for such period. For the three months ended March 31, 1998, each of the Acquired Businesses had an operating loss, ranging from $287,000 to $840,000, and three of the Acquired

Businesses also had net losses during such period, ranging from $248,000 to $649,000. On a pro forma as adjusted basis for the year ended December 31, 1997 and the three months ended March 31, 1998, the Company had operating income
(loss) of $3.4 million and ($3.3 million), respectively, and net income (loss) of $4.3 million and ($1.5 million), respectively. See "Risk Factors -- Quarterly Fluctuations; Seasonality," "Dividend Policy," "Unaudited Pro Forma Condensed Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and accompanying notes thereto located elsewhere in this Prospectus.

DEPENDENCE ON TRAVEL SUPPLIERS

     The Company is dependent upon travel suppliers for access to their products and services. Certain travel suppliers, such as American Airlines, Inc. ("American Airlines"), Delta Air Lines, Inc. ("Delta"), United Air Lines, Inc. ("United"), Aloha Airlines, Inc. ("Aloha"), Hawaiian Airlines, Inc. ("Hawaiian Airlines"), Hyatt Hotels Corporation ("Hyatt"), ITT Sheraton Corporation, Marriott International, Inc. and Amtrak, offer the Company (i) non-exclusive pricing that is preferential to published rates, enabling the Company to offer complete vacations at prices lower than generally would be available to individual travelers and retail travel agents, (ii) non-exclusive preferential access to inventory of their travel products and services, enabling the Company to assemble more desirable vacations for travelers, or (iii) in the case of certain travel suppliers, both non-exclusive preferential pricing and access to inventory. The Company's travel suppliers generally can cancel or modify their agreements with the Company upon relatively short notice. In addition, any decline in the quality of travel products and services provided by these suppliers, or a perception by travelers of such a decline, could adversely affect the Company's reputation. The loss of contracts, changes in the Company's pricing agreements, commission schedules or incentive override commission arrangements, more restricted access to travel suppliers' products and services or less favorable public opinion of certain travel suppliers and resulting low demand for the products and services of such travel suppliers could have a material adverse effect on the business, financial condition and results of operations of the Company.

CONCENTRATION IN HAWAIIAN MARKET

     On a pro forma basis for 1997, the Company derived approximately 60% of its net revenues from products and services associated with vacations to Hawaii. In addition, approximately 11% of the Company's employees are located in Hawaii to serve that market exclusively. The market for westbound packaged vacations to Hawaii has been relatively flat for the last three years, with the Hawaii Visitors & Convention Bureau estimating that, in each of 1995, 1996 and 1997, approximately 1.5 million westbound travelers visited Hawaii as part of a packaged vacation. A downturn in the market for vacations to Hawaii could have a material adverse effect on the business, financial condition and results of operations of the Company.

MANAGEMENT OF GROWTH; INTEGRATION OF OPERATIONS

     The Company has grown rapidly since March 1998 through the Acquisitions, and the Company expects to continue to grow in part through additional acquisitions. The Company's executive management group has been assembled only recently, and there can be no assurance that the executive management group will be able to manage effectively the combined entity or implement the Company's operating and growth strategies. In addition, the rapid pace of acquisitions has, and will continue to, put pressure on the Company's personnel, computer systems and other corporate support systems. Any inadequacy of such systems to manage the increased size and scope of operations resulting from growth or the inability of the Company to integrate successfully the Acquired Businesses or future acquisitions could have a material adverse effect on the business, financial condition and results of operations of the Company. See "-- Dependence upon Technology; Year 2000 Problem," "Business -- Operating Strategy" and "Business -- Growth Strategy."

     The Company intends to improve its profitability by various means, including a reduction of redundant operating and overhead costs, increased asset utilization and enhanced purchasing power. The Company's ability to improve profitability will be affected by various factors, such as the costs associated with centralizing its administrative functions and its ability to benefit from enhanced purchasing power, many of which are beyond the control of the Company. In addition, the Company's ability to achieve its operating and growth goals will depend in large part on its ability to consolidate and integrate certain administrative functions common to the Company and the Acquired Businesses. Such consolidation and integration will require substantial attention from senior management and may disrupt the operations of the Company, as management attention is diverted from other tasks, and as technological, practical or personnel issues arise. In addition, although no material capital expenditures currently are anticipated in connection with such consolidation and integration, there can be no assurance that such consolidation and integration will not result in the requirement to make material unanticipated capital expenditures. There can be no assurance that such consolidation and integration will be completed or that, if completed, the Company will recognize any economic benefit. See "-- Integration of Information and Business Systems."

DEPENDENCE ON ACQUISITIONS FOR FUTURE GROWTH

     One of the Company's strategies is to increase its revenues and the markets it serves through acquisitions. There can be no assurance that suitable candidates for acquisitions can be found or, if suitable candidates are identified, that acquisitions can be completed on acceptable terms. In this regard, the Company faces competition from other packaged vacation providers as well as from travel suppliers and vertically integrated travel companies in its efforts to identify acquisition targets and complete acquisitions. In addition, as consolidation in the industry continues, the prices for attractive acquisition candidates may be bid up to higher levels, and there can be no assurance that businesses acquired in the future will achieve sales and profitability that justify the investment therein. The failure of the Company to acquire additional travel businesses may limit the Company's ability to grow in the future. See "Business -- Growth Strategy."

     Future acquisitions may involve a number of risks that could adversely affect the business, results of operations and financial condition of the Company. These could include adverse short-term effects on the Company's reported operating results such as those caused by severance payments to employees of acquired companies, difficulties in eliminating duplicative costs, restructuring charges associated with the acquisitions and other expenses associated with a change of control, as well as non-recurring acquisition costs. Acquisitions also may divert management's attention, create difficulties with retention, hiring and training of key personnel, raise risks associated with unanticipated problems or legal liabilities and require non-cash accounting charges associated with the amortization of acquired intangible assets. Furthermore, although the Company conducts due diligence and generally requires representations, warranties and indemnifications from the former owners of acquired companies, there can be no assurance that such owners will have accurately represented the financial and operating conditions of their companies or will have the means to satisfy their indemnification obligations. If an acquired company's financial or operating results were misrepresented, the acquisition could have a material adverse effect on the business, financial condition and results of operations of the Company.

INTEGRATION OF INFORMATION AND BUSINESS SYSTEMS

     The Company and each of the Acquired Businesses currently operate separate internal information and business systems. Prior to the acquisition by the Company of MTI Vacations, Inc. ("MTI"), MTI received information and business system support on an outsourced basis from Trase-Miller Solutions, Inc. ("Trase-Miller Solutions"), and Trase-Miller Solutions continues to provide such services to MTI. In order to migrate the separate support systems which the Company and the other Acquired Businesses currently operate (other than the business systems associated with the Company's in-bound business) to a common platform system, the Company is negotiating to expand the outsourcing agreement with Trase-Miller Solutions throughout the Company's business. The Company currently estimates the migration to the Trase-Miller Solutions system will be accomplished prior to the end of 1999 at a total cost of approximately $1.2 million. Once this migration is complete, the Company's ability to deliver its products and services and manage its internal systems will depend substantially on the Trase-Miller Solutions system. There can be no assurance that the Company will be successful in negotiating the expansion of the Trase-Miller Solutions outsourcing arrangement, that any such expansion will be negotiated on competitive or cost-effective terms or that the implementation will be completed on a timely basis and without unforeseen difficulties. In addition, while the Company believes that the Trase-Miller Solutions system will provide adequately for the Company's information and business system requirements, there can be no assurance that the Trase-Miller Solutions system will in fact meet the Company's needs. Prior to the company-wide implementation of the Trase-Miller Solutions system, the operation of multiple separate systems, including the systems of any businesses hereafter acquired by the

Company, could adversely affect the Company's ability to monitor and manage its operations. The failure of the Company to expand the Trase-Miller Solutions agreement or otherwise to integrate its separate systems, any delays or difficulties encountered in implementing the Trase-Miller Solutions system or the failure of the Trase-Miller Solutions system to meet the Company's information and business system requirements could have a material adverse effect on the business, financial condition and results of operations of the Company.

DEPENDENCE ON TECHNOLOGY; YEAR 2000 PROBLEM

     The Company's business is dependent upon a number of different information and telecommunications technologies to access information and manage reservation systems, including handling a high volume of telephone calls on a daily basis. Rapid changes in these technologies may require greater than anticipated capital expenditures to improve or upgrade the level of customer service. In addition, the Company is dependent upon certain third party vendors, including central reservation system operators such as SABRE Group Holdings, Inc. ("SABRE"), Galileo International, Inc. ("Galileo") and WORLDSPAN, L.P. ("WORLDSPAN") for access to certain information and will depend on such vendors in the future for electronic distribution of vacation products to retail travel agents and other travel intermediaries. Any failure of these systems could have a material adverse effect on the business, financial condition and results of operations of the Company.

     The Company's dependence upon information and telecommunications technology makes the Company particularly sensitive to Year 2000 issues. Because the Company receives reservations up to a year in advance, the Company must identify and correct potential Year 2000 problems on a more accelerated basis than companies in many other industries. While the Company believes that the Trase-Miller Solutions system, as well as any of the Company's systems not integrated within the Trase-Miller Solutions system prior to 1999, will be Year 2000 compliant, there can be no assurance that these systems will prevent disruptions of the Company's operations due to Year 2000 issues. In addition, the Company's information and telecommunications systems must operate in conjunction with the systems of other parties, including SABRE, Galileo and WORLDSPAN, and any Year 2000 problems in these third-party systems could directly affect the Company's own systems. Finally, travelers who use the Company's products and services may be exposed to disruptions in their travel as a result of failures by travel suppliers or other travel businesses to correct Year 2000 problems in their information and computer systems, and such disruptions could adversely affect demand for vacation travel generally and may have a material adverse effect on the business, financial condition and results of operations of the Company.

DEPENDENCE ON CUSTOMER DEPOSITS AND ADVANCE PAYMENTS

     The Company derives substantial income from interest on customer deposits and advance payments. For 1997 on a pro forma as adjusted basis, the Company had interest income of $4.3 million (or 60.6% of income before provision for income taxes), substantially all of which was derived from interest on customer deposits and advance payments. In addition, the Company's pricing of its products and services is determined, in part, based upon the interest income expected to be received from investing these deposits and advance payments. The Company's investment policy and the terms of the Company's credit facility restrict the Company to investing these deposits and advance payments only in investment-grade securities. A failure of these investment securities to perform at their historical levels could reduce the interest income realized by the Company, which could have a material adverse effect on the business, financial condition and results of operations of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

QUARTERLY FLUCTUATIONS; SEASONALITY

     The Company's operating results have fluctuated from period to period and likely will continue to fluctuate in the future. The travel industry in general and the Company's operations in particular are highly seasonal. The Company's net revenues generally are highest in the second and third quarters of the year, while its expenses generally are highest in the first and fourth quarters. The Company's quarterly results of operations also may be subject to fluctuations as a result of the timing and cost of acquisitions, fare wars by travel suppliers, changes in relationships with certain travel suppliers, changes in the mix of services offered by the Company, extreme weather conditions, general economic conditions or other factors affecting travel generally. As a result of these and other factors, the Company's quarterly operating results are subject to fluctuation, and the Company believes quarter-to-quarter comparisons of its operating results are not necessarily meaningful and should not be relied upon as an indication of future performance. In addition, due to all of the foregoing factors, the Company's operating results in future periods may be below the expectations of securities analysts and investors. In such event, the market price of the Common Stock could be materially adversely affected.

RELIANCE ON KEY PERSONNEL

     The Company's success will depend, in part, on the continued efforts of Roger H. Ballou, its Chairman and Chief Executive Officer, J. Raymond Lewis, Jr., its President and Chief Operating Officer, Walter S. Berman, its Executive Vice President and Chief Financial Officer, and the senior management of the Acquired Businesses. Furthermore, the Company's operations likely will depend on the senior management of companies that may be acquired in the future. If any of these individuals becomes unwilling or unable to continue in his or her present role, or if the Company is unable to attract and retain other skilled employees, its business could be adversely affected. The Company does not maintain key person life insurance on any of its key personnel. Although the Company has entered into employment agreements with Messrs. Ballou, Lewis and Berman, they, like all other key employees, may voluntarily terminate their respective employment relationships with the Company at any time. See "Management."

GOVERNMENT REGULATION AND TAXATION

     Many travel suppliers, particularly airlines, are subject to extensive regulation by federal, state and foreign governments. In addition, the travel industry is subject to certain special taxes by federal, state, local and foreign governments, including hotel bed taxes, car rental taxes, airline excise taxes and airport taxes and fees. New or different regulatory schemes or changes in tax policy could have an adverse impact on the travel industry in general and could have a material adverse effect on the business, financial condition and results of operations of the Company.

ACQUISITION FINANCING; ADDITIONAL DILUTION

     The Company currently intends to finance future acquisitions by using shares of Common Stock, cash, borrowed funds or a combination thereof. Existing shareholders will suffer ownership dilution if the Company uses Common Stock as consideration for future acquisitions. Moreover, the issuance of additional shares of Common Stock may negatively affect earnings per share and the market price of the Common Stock. If the Common Stock does not maintain a sufficient market value, if the price of Common Stock is highly volatile or if potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to use more of its cash resources or more borrowed funds in order to execute its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity offerings. The Company has entered into a credit facility that will provide a limited source of funds which may be used in connection with future acquisitions. There can be no assurance that this credit facility will be sufficient to meet all of the Company's capital requirements to fund acquisitions or that the Company will be able to obtain additional financing if and when it is needed or that any such additional financing will be available on terms it deems acceptable.

ACCOUNTING CHARGES; SIGNIFICANT INTANGIBLE ASSETS

     Many business acquisitions must be accounted for under the purchase method of accounting, and the Company expects that, under current accounting rules, it will be required for the foreseeable future to account for all acquisitions under the purchase method. Acquisitions accounted for under the purchase method are likely to generate goodwill (which, generally, represents the difference between the purchase price and the fair value of the tangible and separately measurable intangible net assets) or other intangible assets. Consequently, acquisitions of new businesses typically would result in substantial amortization charges to the Company, which, although non-cash in nature, could have a significant impact on the Company's reported operating results. Acquisitions also may involve significant one-time acquisition-related charges. As a result of the Acquisitions, the Company will record annual amortization expenses for acquisition-related intangible assets of $1.9 million. Taking into account the Acquisitions and certain transactions and other factors arising prior to the time of the Recapitalization, the Company's pro forma as adjusted balance sheet as of March 31, 1998 includes an amount designated as goodwill that represents 41.6% of pro forma as adjusted total assets and 143.8% of pro forma as adjusted total shareholders' equity.

     Generally accepted accounting principles require that goodwill and all other intangible assets be amortized over the period benefited, and the Company's management has determined that period to be at least 35 years for the goodwill recorded in connection with the Acquisitions. There can be no assurance that the Company's management accurately determined the amortization period for the goodwill recorded in connection with the Acquisitions. If the Company failed to recognize a separate, material intangible asset having an actual benefit period of less than 35 years, or if the Company did not give effect to any accrued shorter benefit periods for certain material portions of the goodwill recorded in connection with the Acquisitions, then earnings reported in periods immediately following the Acquisitions will be overstated, and, in later years, the Company will be burdened by a continuing charge against earnings without an associated benefit to income which generally would have been factored into the price paid for the business acquired. Earnings in later years also will be significantly affected if management determined that the remaining balance of goodwill at any time was impaired. Management has reviewed with its independent accountants all of the factors and related cash flows which it considered in arriving at the amount of goodwill in each of the Acquisitions. Management concluded that the anticipated future cash flows associated with intangible assets recognized in the Acquisitions will continue indefinitely, and that there is no persuasive evidence that any material portion will dissipate over a period shorter than 35 years. See "The Acquired Businesses," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "Business -- Growth Strategy."

VACATION TRAVEL INDUSTRY; GENERAL ECONOMIC CONDITIONS

     The Company's results of operations will depend upon factors affecting the vacation travel industry generally. The Company's revenues and earnings are especially sensitive to events that affect domestic and international air travel and the level of car rentals and hotel reservations. A number of factors, including political instability, armed hostilities, international terrorism, labor disturbances, a rise in fuel prices or other travel costs, excessive inflation, currency fluctuations, extreme weather conditions and concerns about passenger safety could result in a temporary or longer-term overall decline in demand for packaged vacations. The Company believes price-based competition will continue for the foreseeable future. The continuation of such competition and the occurrence of any of the events described above could have a material adverse effect on the business, financial condition and results of operations of the Company. In addition, demand for the Company's products and services may be significantly affected by the general level of economic activity and employment in the United States and key international markets. Therefore, any significant economic downturn or recession in the United States or these other markets could have a material adverse effect on the business, financial condition and results of operations of the Company.

VOTING CONTROL BY EXISTING MANAGEMENT AND SHAREHOLDERS

     Thayer Equity Investors III, L.P. ("Thayer") and its affiliates own and control a substantial majority of the Common Stock of the Company. Upon completion of this offering, Thayer and its affiliates will own beneficially 64.7% of the outstanding shares of Common Stock. As a result, Thayer and its affiliates will be able to exercise control over the Company's affairs and will be able to elect the entire Board of Directors and control the disposition of any matter submitted to a vote of shareholders. In addition, the Company's executive officers and directors, and entities affiliated with them, including Thayer and its affiliates, will own beneficially shares of Common Stock representing 69.7% of the total voting power of the Common Stock after this offering. See "Management," "Certain Transactions" and "Principal Shareholders."

NO PRIOR PUBLIC TRADING MARKET; POSSIBLE VOLATILITY OF TRADING PRICE

     Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price per share of the Common Stock was determined by negotiations among the Company and the representatives of the Underwriters and may not be indicative of the market price that will prevail after the closing of the offering. See "Underwriting" for factors considered in determining the initial public offering price per share. The Common Stock has been approved for listing on the New York Stock Exchange ("NYSE"); however, there can be no assurance that an active trading market will develop and be sustained after this offering.

     The market price of the Common Stock may fluctuate substantially due to a variety of factors, including quarterly fluctuations in results of operations, adverse circumstances affecting the travel industry generally, announcements of new products or services by competitors, changes in earnings estimates by securities analysts, changes in accounting principles, sales of Common Stock by existing holders, loss of key personnel and other factors. In addition, stock markets generally are subject to extreme price and volume fluctuations. This volatility has often had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Any such litigation instigated against the Company could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the business, results of operations and financial condition of the Company.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS AGREEMENT

     Sales of substantial amounts of Common Stock in the public market following this offering could adversely affect the prevailing market price of the Common Stock and the Company's ability to raise capital in the future. Upon completion of this offering, the Company will have a total of 14,747,576 shares of Common Stock outstanding, of which the 3,000,000 shares offered hereby will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), by persons other than "affiliates" of the Company, as defined under the Securities Act. The remaining 11,747,576 shares of Common Stock outstanding will be "restricted securities" as that term is defined by Rule 144 promulgated under the Securities Act. Of these shares, approximately 740,754 shares may be eligible for sale in the public market immediately after this offering pursuant to Rule 144(k) under the Securities Act, subject to 180-day Lock-up Agreements as described below (the "Lock-up Agreements"). The remaining 11,006,822 shares will become eligible for sale in the public market from time to time, subject to Lock-up Agreements. See "Shares Eligible for Future Sale."

     The Company, its executive officers and directors and each of its existing shareholders, who will hold an aggregate of 11,747,576 shares of Common Stock after this offering, have agreed that, until 180 days following the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., sell, offer to sell, solicit any offer to buy, contract to sell, grant any option to purchase (other than under the Stock Option Plan), or otherwise transfer or dispose of any shares of Common Stock, or any securities convertible into, or exercisable or exchangeable for, Common Stock. Smith Barney Inc. may release shares subject to these Lock-up Agreements in whole or in part in its sole discretion without notice.

     Following the date of this Prospectus, the Company intends to register on one or more registration statements on Form S-8 under the Securities Act the shares of Common Stock issuable under the Stock Option Plan. As of July 31, 1998, 1,612,819 shares of Common Stock were reserved for issuance upon exercise of options outstanding under the Stock Option Plan. At any time, a number of shares equal to 12% of the then outstanding shares of Common Stock will be reserved for issuance under the Stock Option Plan.

     Upon completion of this offering, the holders of 11,747,576 shares of Common Stock will be entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the trading price of the Common Stock. In addition, if the Company is required, pursuant to such registration rights, to include shares held by such persons in a registration statement that the Company files to raise additional capital, the inclusion of such shares could have an adverse effect on the Company's ability to raise needed capital. See "Management -- Stock Option Plan," "Certain Transactions" and "Shares Eligible for Future Sale."

BENEFITS OF OFFERING TO CERTAIN SHAREHOLDERS

     The existing shareholders of the Company will benefit from the creation of a public market for the Common Stock held by them after the closing of the offering. Upon the closing of this offering, the existing shareholders will hold shares of Common Stock having an aggregate value of $164.5 million, based on the initial public offering price. These shareholders include Thayer and TC Co-Investors, LLC ("TC Co-Investors"), an affiliate of Thayer, which together will own beneficially approximately 64.7% of the Company's outstanding Common Stock upon completion of this offering. Thayer is a Delaware limited partnership whose sole general partner is TC Equity Partners, L.L.C., a Delaware limited liability company ("TC Equity Partners"). TC Equity Partners has sole voting and investment power with respect to the shares of Common Stock held of record by Thayer. TC Co-Investors is a Delaware limited liability company whose managing member is TC Management, L.L.C. ("TC Management"). TC Management has sole voting and investment power with respect to the shares of Common Stock held of record by TC Co-Investors. Frederic V. Malek and Carl J. Rickertsen, directors of the Company, are members of TC Equity Partners and TC Management. See "Certain Transactions" and "Principal Shareholders."

IMMEDIATE AND SUBSTANTIAL DILUTION

     The initial public offering price per share of Common Stock is substantially higher than the pro forma net tangible book value per share of the Common Stock. Purchasers of shares of Common Stock in the offering will experience immediate and substantial dilution of $15.42 in the pro forma net tangible book value per share of Common Stock. To the extent outstanding options to purchase Common Stock are exercised, there may be further dilution. See "Dilution."

NO DIVIDENDS

     The Company does not expect to pay cash dividends on Common Stock in the foreseeable future. In addition, under its credit agreement, the Company is prohibited from paying dividends on its shares of capital stock other than dividends payable solely in shares of Common Stock. See "Dividend Policy."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

     The Company's charter and bylaws, as well as New York corporate law, contain certain provisions that could have the effect of delaying, deferring or preventing a change in control of the Company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. Certain of these provisions provide for a staggered board and allow the Company to issue, without shareholder approval, preferred stock having rights senior to those of the Common Stock. Other provisions impose various procedural and other requirements that could make it difficult for shareholders to effect certain corporate actions. See "Management" and "Description of Capital Stock."

FORWARD-LOOKING INFORMATION

     The matters discussed in this Prospectus include forward-looking statements that involve risks or uncertainties. While forward-looking statements are sometimes presented with numerical specificity, they are based on various assumptions made by management regarding future circumstances over many of which the Company has little or no control. A number of important factors, including those identified above under this caption "Risk Factors" as well as factors discussed elsewhere in this Prospectus, could cause the Company's actual results to differ materially from those in forward-looking statements or financial information. Actual results may differ from forward-looking results for a number of reasons, including the following: (i) changes in general economic conditions and other factors that affect demand for travel products or services; (ii) changes in the vacation travel industry; (iii) changes in the Company's relationships with travel suppliers; (iv) competitive factors (including changes in travel distribution methods); and (v) the success of the Company's operating and growth strategies (including the ability to integrate acquisitions into Company operations, the ability of acquired companies to achieve satisfactory operating results and the ability of the Company to manage the transition to an integrated information platform). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

                                  THE COMPANY

     The Company believes it is one of the largest U.S. providers of value-added vacation products and services targeted to higher-income travelers. The Company assembles air, hotel, rental car and other travel components in bulk and provides complete vacations to travelers through retail travel distributors, such as travel agents, and other distribution channels, including the Internet and affinity groups.

     The Company was formed in 1959 under the name Allied Bus Corp. and, prior to the Recapitalization and the Acquisitions, had grown to become one of the largest providers of vacations for in-bound travelers to the United States. In March 1998, the Company effected the Recapitalization and changed its name to Global Vacation Group, Inc. Following the Recapitalization, the Company completed the Acquisitions, through which it became a leading provider of vacations to Hawaii as well as a provider of vacations to Florida (including Disney World) and to the Caribbean, Mexico, Europe and other U.S. destinations.

     The Company maintains its executive offices at 1420 New York Avenue, N.W., Suite 550, Washington, DC 20005, (202) 347-1800.

                              THE RECAPITALIZATION

     In March 1998, the Company effected the Recapitalization pursuant to an agreement among the Company, Thayer, Allied Tours Holding Corp. ("Allied Holding") and the shareholders of Allied Holding. Prior to the Recapitalization, the Company had 100 shares of issued and outstanding capital stock, all of which were owned by Allied Holding. In the Recapitalization, the Company redeemed an aggregate of 34 shares of capital stock from Allied Holding for an aggregate consideration of $14.7 million, and Thayer purchased 57 shares of the Company's capital stock (or approximately 86.4% of the then remaining outstanding shares) from Allied Holding for $24.7 million. The redemption price was paid in cash of $10.7 million and a $4.0 million 120-day promissory note bearing interest at 8%. The cash portion of the redemption was financed with borrowings under a new $65.0 million bank credit facility (the "Credit Facility"). In connection with the Recapitalization, the Company recognized expenses of $1.0 million for nonrecurring transaction costs.

     In the Recapitalization, each of the 66 shares of the Company's capital stock then outstanding (57 held by Thayer and nine held by Allied Holding) was converted into 52,912.62 shares of Common Stock and 390.34 shares of Convertible Preferred Stock. The conversion into the Convertible Preferred Stock was accounted for as a noncash dividend and the conversion into Common Stock was accounted for as a stock split. Holders of Convertible Preferred Stock are entitled to dividends to be paid in additional shares of Convertible Preferred Stock at a rate of 15% per annum. Effective as of the closing date of this offering, all shares of Convertible Preferred Stock then outstanding will be converted into shares of Common Stock. See "Capitalization" and "Description of Capital Stock."

                            THE ACQUIRED BUSINESSES

     Since March 1998, the Company has acquired Haddon Holidays, Inc. ("Haddon"), Classic Custom Vacations, Inc. ("Classic") and Globetrotters, Inc. ("Globetrotters") and substantially all of the assets of MTI (collectively, the "Acquired Businesses"). The combined purchase price for the Acquired Businesses was $59.2 million, including the issuance of shares of Convertible Preferred Stock and Common Stock valued at $2.9 million and direct acquisition costs but excluding $1.5 million of Facilities Accruals. The Company financed these acquisitions with proceeds from the issuance of additional shares of capital stock and from borrowings under the Credit Facility.

     The acquisition of each of the Acquired Businesses was accounted for as a purchase for financial reporting purposes. The Company allocated the excess of the purchase price over the fair value of net tangible assets acquired primarily to goodwill and covenants not to compete. The total amount allocated to intangible assets related to the Acquired Businesses was approximately $65.7 million. The Company will amortize amounts allocated to goodwill over 35 years for financial reporting purposes and amounts allocated to covenants not to compete over the term of the covenants. As a result of the Acquisitions, the Company will record annual amortization expenses for acquisition-related intangible assets of $1.9 million.

     Haddon. In March 1998, the Company purchased all of the outstanding capital stock of Haddon, a vacation provider based in Mount Laurel, New Jersey that provides air, hotel and ground transportation packages for travelers to Hawaii. The Company paid a purchase price of $7.7 million, including direct acquisition costs.

     Classic. In April 1998, the Company purchased all of the outstanding capital stock of Classic, a vacation provider based in San Jose, California that provides brand name, customized vacations primarily for the Hawaii market. The Company paid a purchase price of $18.5 million, including direct acquisition costs.

     MTI. In May 1998, the Company acquired substantially all of the assets of MTI, a packaged vacation provider based in Oak Brook, Illinois that (i) provides vacations for travelers to Hawaii, (ii) provides Amtrak-sponsored vacations,
(iii) operates the reservation system associated with packaged vacations sponsored by Hyatt and (iv) provides credit card reward fulfillment programs. The Company paid a purchase price of $27.2 million, including direct acquisition costs.

     Globetrotters. Also in May 1998, the Company purchased all of the outstanding capital stock of Globetrotters, a vacation provider based in Cambridge, Massachusetts that provides brand name, popular-priced vacations primarily for the Florida, Mexico and Caribbean markets. The Company paid a purchase price of $5.8 million, including direct acquisition costs.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 3,000,000 shares of Common Stock offered hereby, after deducting underwriting discounts and commissions and estimated expenses, will be approximately $36.6 million. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders upon the exercise of the Underwriters' over-allotment option. The Company will use all of the net proceeds from this offering ($36.6 million) to repay borrowings under the Credit Facility. These borrowings were incurred to finance, in part, the Recapitalization and the Acquisitions and to repay a $4.0 million promissory note issued to Allied Holdings in connection with the Recapitalization. This debt may not be re-borrowed. Accordingly, the net proceeds of this offering will not result in any direct availability of funds for operations or capital expenditures. At July 31, 1998, the outstanding balance of term loans under the Credit Facility was $38.5 million, bearing interest at a weighted average rate of 7.4% per annum. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

     Prior to the Recapitalization in March 1998, the Company operated as a corporation exempt from entity-level taxation under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"). As a result, all of the Company's earnings were distributed to its shareholders (who also were employees of the Company) as bonus compensation or as distributions on capital stock. The shareholders of the Company received an aggregate of $5.2 million as bonus compensation or S Corporation distributions in 1996 and $5.3 million as bonus compensation or S Corporation distributions in 1997. In 1998, prior to the Recapitalization (at which time the Company terminated its status as an S Corporation under the Code), the shareholders of the Company received an aggregate of $5.0 million as bonus compensation or distributions. See "Management -- Executive Compensation."

     The Company does not anticipate declaring and paying cash dividends on the Common Stock in the foreseeable future. In addition, under the Credit Facility, the Company is prohibited from paying dividends on its shares of capital stock other than dividends payable solely in shares of Common Stock.

                                 CAPITALIZATION

     The following table sets forth the short-term debt and capitalization of the Company as of March 31, 1998 (i) on an actual basis, (ii) on a pro forma basis to give effect to the Pro Forma Adjustments other than the Conversion and the sale by the Company of 3,000,000 shares of Common Stock offered hereby and
(iii) on a pro forma as adjusted basis to give effect to the Pro Forma Adjustments including the Conversion and the sale of the 3,000,000 shares of Common Stock being offered hereby and the application of the net proceeds therefrom to repay certain indebtedness as described under "Use of Proceeds." The information in this table should be read in conjunction with "Selected Financial Data," "Unaudited Pro Forma Condensed Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and accompanying notes thereto included elsewhere in this Prospectus.

                                                                        MARCH 31, 1998
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                        (IN THOUSANDS)
Current portion of long-term debt and note payable..........  $  6,000   $  6,000     $     --
                                                              ========   ========     ========
Long-term debt, net of current portion......................  $ 13,400   $ 39,500     $  8,940
                                                              --------   --------     --------
Class A Convertible Preferred Stock, $1,000 par value:
         100,000 shares authorized; 27,864.64 shares issued
          and outstanding (actual); 52,775.64 shares issued
          and outstanding (pro forma); no shares issued and
          outstanding (pro forma as adjusted)(1)............    28,015     52,925           --
                                                              --------   --------     --------
Shareholders' equity (deficit):
    Preferred Stock, $.01 par value:
         6,000,000 shares authorized; no shares issued and
          outstanding (actual, pro forma and pro forma as
          adjusted)(2)......................................        --         --           --
    Common Stock, $.01 par value:
         60,000,000 shares authorized; 7,505,126 shares
          issued and outstanding (actual); 7,797,926 shares
          issued and outstanding (pro forma); 14,747,576
          shares issued and outstanding (pro forma as
          adjusted)(2)(3)...................................        75         78          147
    Additional paid-in capital..............................     3,249      3,486       92,902
    Retained deficit........................................   (47,369)   (47,369)     (47,369)
                                                              --------   --------     --------
         Total shareholders' equity (deficit)...............   (44,045)   (43,805)      45,680
                                                              --------   --------     --------
             Total capitalization...........................  $  3,370   $ 54,620     $ 54,620
                                                              ========   ========     ========

---------------
(1) In connection with the Recapitalization, the Company amended and restated its certificate of incorporation to authorize two classes of capital stock:
    Common Stock with a par value of $.01 per share and Convertible Preferred Stock with a par value of $1,000 per share, at which time the 66 shares of capital stock then outstanding were converted into 3,492,237 shares of Common Stock and 25,762 shares of Convertible Preferred Stock. The conversion into Common Stock has been reflected as a stock split and all share and per share amounts have been restated to reflect this stock split. The conversion into Convertible Preferred Stock has been reflected as a non-cash dividend and was recorded at the liquidation value of $1,000 per share. The Convertible Preferred Stock carries a liquidation preference equal to $1,000 per share plus any accrued but unpaid dividends (15% per annum). The Company is required to redeem all outstanding shares of Convertible Preferred Stock on December 31, 2003. All outstanding shares of Convertible Preferred Stock will be converted as of the closing date of this offering into Common Stock at a rate equal to the liquidation preference, plus any accrued but unpaid dividends, divided by the price per share in this offering.

(2) Reflects amendments to the Company's certificate of incorporation (the "Amended Certificate") which occurred after March 31, 1998.

(3) See Note (R) to Notes to Unaudited Pro Forma Condensed Combined Financial Statements. Excludes shares of Common Stock issuable upon exercise of options granted or to be granted as outlined below:

                                                                           EXERCISE
                                                               SHARES       PRICE
                                                              ---------    --------
Options outstanding at December 31, 1997....................         --         --
Options granted prior to March 31, 1998.....................     84,716     $ 0.82
Options granted concurrently with this offering.............  1,528,103     $14.00
                                                              ---------
Options to be outstanding upon completion of this
  offering..................................................  1,612,819
                                                              =========

    Also excludes additional shares of Common Stock reserved for future issuance under the Stock Option Plan, up to a total number of shares eligible for issuance under the Stock Option Plan at any time equal to 12% of the then outstanding shares of Common Stock. See "Management -- Stock Option Plan" and "Description of Capital Stock."

                                     DILUTION

     The pro forma net tangible book deficit of the Company at March 31, 1998 was ($57.5 million), or ($4.90) per share of Common Stock. Pro forma net tangible book deficit per share is determined by dividing the pro forma net tangible book deficit (total pro forma tangible assets less total pro forma liabilities) of the Company by the number of shares of Common Stock outstanding on a pro forma basis after giving effect to the Acquisitions completed after March 31, 1998 and the other Pro Forma Adjustments (other than for this offering). Without taking into account any changes in the pro forma net tangible book deficit of the Company, other than to give effect to the sale of the shares of Common Stock offered hereby and the application of the net proceeds therefrom to repay certain indebtedness as described under "Use of Proceeds," the pro forma as adjusted net tangible book deficit of the Company at March 31, 1998 would have been ($21.0 million), or ($1.42) per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $3.48 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $15.42 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution.

Assumed initial public offering price per share ............              $14.00
     Pro forma net tangible book deficit per share at March
      31, 1998..............................................   $(4.90)
     Increase per share attributable to new investors.......     3.48
                                                               ------
Pro forma as adjusted net tangible book deficit per share
  after the offering .......................................               (1.42)
                                                                          ------
Dilution per share to new investors.........................              $15.42
                                                                          ======

     The following table summarizes, as of July 31, 1998, after giving effect to the Conversion and this offering, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the existing shareholders and by the new investors in this offering (before deducting underwriting discounts and commissions and offering expenses):

                              SHARES PURCHASED         TOTAL CONSIDERATION
                            --------------------      ----------------------      AVERAGE PRICE
                              NUMBER     PERCENT         AMOUNT      PERCENT        PER SHARE
                            ----------   -------      ------------   -------      -------------
Existing shareholders ....  11,747,576     79.7%      $ 61,579,022     59.5%         $ 5.24
New investors ............   3,000,000     20.3         42,000,000     40.5          $14.00
                            ----------   ------       ------------   ------
          Total...........  14,747,576    100.0%      $103,579,022    100.0%
                            ==========   ======       ============   ======

     The foregoing table assumes no exercise of the Underwriters' over-allotment option and no exercise of stock options. At July 31, 1998, there were options outstanding under the Stock Option Plan to purchase 1,612,819 shares of Common Stock. The Company also has reserved additional shares of Common Stock for future issuance under the Stock Option Plan, up to a total number of shares eligible for issuance under the Stock Option Plan at any time equal to 12% of the then outstanding shares of Common Stock. To the extent any of these options are exercised, there will be future dilution to new investors. See
"Management -- Stock Option Plan" and "Shares Eligible for Future Sale."

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to: (i) the Acquisitions completed after March 31, 1998 (Classic, MTI and Globetrotters), (ii) the accrual for lease and employee severance payments for the planned closing of redundant acquired facilities (the "Facilities Accruals"), (iii) the termination of the Company's S Corporation status, (iv) the Conversion and (v) the sale by the Company of the shares offered hereby and the application of the net proceeds therefrom to repay indebtedness as described under "Use of Proceeds," as if all such events had occurred as of March 31, 1998. The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1997 and the three month period ended March 31, 1998 give effect to each of the items referred to in clauses (i) through (v) above, as well as the Haddon Acquisition and reductions in salary and bonuses to the prior owners and key executives of the Company and the Acquired Businesses, offset in part by expected incremental costs reflecting the Company's new management structure (the "Compensation Savings"), as if it had occurred on January 1, 1997. See "The Recapitalization," "The Acquired Businesses" and "Use of Proceeds."

     Each of the Acquisitions has been accounted for by the purchase method. In each case, the purchase price has been allocated on a preliminary basis to the assets acquired or to be acquired based on the estimated fair values of such assets.

     The Company has preliminarily analyzed the savings it expects to realize by combining certain operational and general and administrative functions. To the extent the owners and certain key employees of the Company and the Acquired Businesses have agreed prospectively to reductions in salary and bonuses, these reductions have been reflected in the Unaudited Pro Forma Condensed Combined Statements of Operations. The Company has also analyzed and quantified the estimated savings from closing redundant acquired facilities (the "Facilities Savings") and estimates these savings to be approximately $3.2 million annually before provision for income taxes, of which approximately 80% are expected to be realized in 1999 and 100% are expected to be realized in subsequent years; however, these savings have not been reflected in the Unaudited Pro Forma Condensed Combined Statements of Operations as they will be realized subsequent to the closing of the Acquisitions. Furthermore, the Unaudited Pro Forma Condensed Combined Statements of Operations for 1997 do not eliminate approximately $1.2 million and $20,000 before provision for income taxes in 1997 and the three months ended March 31, 1998, respectively, of settlement agreement legal expenses incurred by Classic prior to its acquisition which are not expected to recur in future periods.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions and may be revised as additional information becomes available. In the opinion of management, all adjustments have been made that are necessary to present fairly the pro forma data. The unaudited pro forma financial information does not purport to represent what the Company's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of the Company's financial position or results of operations for any future period. Because all entities were not under common control or management, historical consolidated results may not be comparable to, or indicative of, future performance. The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Prospectus.

                          GLOBAL VACATION GROUP, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 MARCH 31, 1998
                                 (IN THOUSANDS)

                                                          HISTORICAL
                                         --------------------------------------------    PRO FORMA                    OFFERING
                                         COMPANY    CLASSIC     MTI     GLOBETROTTERS   ADJUSTMENTS    PRO FORMA   ADJUSTMENTS(A)
                                         --------   -------   -------   -------------   -----------    ---------   --------------
Current assets:
  Cash, cash equivalents and
    marketable securities.............   $  7,069   $19,240   $ 8,940      $2,804         $ 8,557 (B)  $ 46,610       $     --
  Trade and other receivables, net of
    allowance.........................      8,431     2,126     1,143       2,763           4,440 (C)    18,903             --
  Prepaid expenses and other current
    assets............................        871     3,997     3,110       2,692              --        10,670             --
                                         --------   -------   -------      ------         -------      --------       --------
    Total current assets..............     16,371    25,363    13,193       8,259          12,997        76,183             --
Investments, net of current portion...         --    24,423     9,295          --         (24,423)(B)     9,295             --
Property and equipment, net...........        556     3,101     1,561         176            (710)(D)     4,684             --
Intangibles...........................     10,455        --        --          --          56,204 (E)    66,659             --
Other assets..........................         19       894       178         956            (905)(C)     1,142             --
                                         --------   -------   -------      ------         -------      --------       --------
      Total assets....................   $ 27,401   $53,781   $24,227      $9,391         $43,163      $157,963       $     --
                                         ========   =======   =======      ======         =======      ========       ========
Current liabilities:
  Accounts payable and accrued
    expenses..........................   $ 18,942   $16,336   $ 8,880      $3,035         $   832 (F)  $ 48,025       $     --
  Customer deposits...................      5,089    25,123    18,222       6,884              --        55,318             --
  Note payable and current portion of
    long-term debt....................      6,000        --        --          --              --         6,000         (6,000)
                                         --------   -------   -------      ------         -------      --------       --------
    Total current liabilities.........     30,031    41,459    27,102       9,919             832       109,343         (6,000)
Long-term debt, net of current
  portion.............................     13,400    11,596        --          --          14,504 (G)    39,500        (30,560)
                                         --------   -------   -------      ------         -------      --------       --------
      Total liabilities...............     43,431    53,055    27,102       9,919          15,336       148,843        (36,560)
Class A Convertible Preferred Stock...     28,015        --        --          --          24,910 (H)    52,925        (52,925)
Shareholders' equity (deficit):
  Common stock........................         75     1,705        --           1          (1,703)(H)        78             69
  Additional paid-in capital..........      3,249        --        --          --             237 (H)     3,486         89,416
  Retained deficit....................    (47,369)     (979)   (2,875)       (529)          4,383 (H)   (47,369)            --
                                         --------   -------   -------      ------         -------      --------       --------
    Total shareholders' equity
      (deficit).......................    (44,045)      726    (2,875)       (528)          2,917       (43,805)        89,485
                                         --------   -------   -------      ------         -------      --------       --------
      Total liabilities and
        shareholders' equity..........   $ 27,401   $53,781   $24,227      $9,391         $43,163      $157,963       $     --
                                         ========   =======   =======      ======         =======      ========       ========


                                         PRO FORMA
                                        AS ADJUSTED
                                        -----------
Current assets:
  Cash, cash equivalents and
    marketable securities.............   $ 46,610
  Trade and other receivables, net of
    allowance.........................     18,903
  Prepaid expenses and other current
    assets............................     10,670
                                         --------
    Total current assets..............     76,183
Investments, net of current portion...      9,295
Property and equipment, net...........      4,684
Intangibles...........................     66,659
Other assets..........................      1,142
                                         --------
      Total assets....................   $157,963
                                         ========
Current liabilities:
  Accounts payable and accrued
    expenses..........................   $ 48,025
  Customer deposits...................     55,318
  Note payable and current portion of
    long-term debt....................         --
                                         --------
    Total current liabilities.........    103,343
Long-term debt, net of current
  portion.............................      8,940
                                         --------
      Total liabilities...............    112,283
Class A Convertible Preferred Stock...         --
Shareholders' equity (deficit):
  Common stock........................        147
  Additional paid-in capital..........     92,902
  Retained deficit....................    (47,369)
                                         --------
    Total shareholders' equity
      (deficit).......................     45,680
                                         --------
      Total liabilities and
        shareholders' equity..........   $157,963
                                         ========

              The accompanying notes are an integral part of these Unaudited Pro Forma Condensed Combined Financial Statements.

                          GLOBAL VACATION GROUP, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 HISTORICAL
                            ----------------------------------------------------    PRO FORMA                    OFFERING
                            COMPANY   HADDON   CLASSIC     MTI     GLOBETROTTERS   ADJUSTMENTS      PRO FORMA   ADJUSTMENTS
                            -------   ------   -------   -------   -------------   -----------      ---------   -----------
Net revenues..............  $24,255   $7,138   $42,870   $29,194      $13,982        $(2,217)(I)    $115,222      $   --
Operating expenses........   17,852    5,306    38,154    25,782       13,200         (3,355)(J)      96,939          --
                            -------   ------   -------   -------      -------        -------        --------      ------
    Gross profit..........    6,403    1,832     4,716     3,412          782          1,138          18,283          --
                            -------   ------   -------   -------      -------        -------        --------      ------
General and administrative
  expenses................    7,797    1,953     4,449     1,643          860         (6,446)(K)      10,256          --
Depreciation and
  amortization............      182       95     1,020       528          250           (481)(L)       1,594          --
Goodwill amortization.....       --       --        --        --           --          1,891 (M)       1,891          --
Settlement agreement legal
  expense.................       --       --     1,184        --           --             --           1,184          --
                            -------   ------   -------   -------      -------        -------        --------      ------
    Income (loss) from
      operations..........   (1,576)    (216)   (1,937)    1,241         (328)         6,174           3,358          --
                            -------   ------   -------   -------      -------        -------        --------      ------
Other income (expense):
  Interest income.........      556      351     3,225     1,086          211         (1,105)(N)       4,324          --
  Interest expense........       --       --      (440)       --          (60)        (2,841)(O)      (3,341)      2,452 (P)
  Other, net..............       41      (47)      137        --          207             --             338          --
                            -------   ------   -------   -------      -------        -------        --------      ------
    Total other income
      (expense)...........      597      304     2,922     1,086          358         (3,946)          1,321       2,452
                            -------   ------   -------   -------      -------        -------        --------      ------
Income (loss) before
  provision for income
    taxes.................     (979)      88       985     2,327           30          2,228           4,679       2,452
Provision for income
  taxes...................     (124)      --       (50)       --          (14)        (1,683)(Q)      (1,871)       (981)(Q)
                            -------   ------   -------   -------      -------        -------        --------      ------
    Net income (loss).....  $(1,103)  $   88   $   935   $ 2,327      $    16        $   545        $  2,808      $1,471
                            =======   ======   =======   =======      =======        =======        ========      ======
Pro forma net income per
  common share:
  Basic and diluted.......                                                                          $   0.36
Pro forma weighted average
  common shares
  outstanding:
  Basic and diluted.......                                                                             7,798(R)


                             PRO FORMA
                            AS ADJUSTED
                            -----------
Net revenues..............   $115,222
Operating expenses........     96,939
                             --------
    Gross profit..........     18,283
                             --------
General and administrative
  expenses................     10,256
Depreciation and
  amortization............      1,594
Goodwill amortization.....      1,891
Settlement agreement legal
  expense.................      1,184
                             --------
    Income (loss) from
      operations..........      3,358
                             --------
Other income (expense):
  Interest income.........      4,324
  Interest expense........       (889)
  Other, net..............        338
                             --------
    Total other income
      (expense)...........      3,773
                             --------
Income (loss) before
  provision for income
    taxes.................      7,131
Provision for income
  taxes...................     (2,852)
                             --------
    Net income (loss).....   $  4,279
                             ========
Pro forma net income per
  common share:
  Basic and diluted.......   $   0.29
Pro forma weighted average
  common shares
  outstanding:
  Basic and diluted.......     14,748(R)

              The accompanying notes are an integral part of these Unaudited Pro Forma Condensed Combined Financial Statements.

                          GLOBAL VACATION GROUP, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 HISTORICAL
                            ----------------------------------------------------    PRO FORMA                    OFFERING
                            COMPANY    HADDON   CLASSIC    MTI     GLOBETROTTERS   ADJUSTMENTS      PRO FORMA   ADJUSTMENTS
                            --------   ------   -------   ------   -------------   -----------      ---------   -----------
Net revenues..............  $  2,477   $1,427   $10,681   $5,899      $1,937         $    --         $22,421       $  --
Operating expenses........     3,032    1,265    10,030    5,717       2,100              14 (J)      22,158          --
                            --------   ------   -------   ------      ------         -------         -------       -----
    Gross profit (loss)...      (555)     162       651      182        (163)            (14)            263          --
                            --------   ------   -------   ------      ------         -------         -------       -----
General and administrative
  expenses................     1,571      850       929      893         100          (1,633)(K)       2,710          --
Depreciation and
  amortization............        34       31       271      129          24             (84)(L)         405          --
Goodwill amortization.....        --       --        --       --          --             470 (M)         470          --
Settlement agreement legal
  expense.................        --       --        20       --          --              --              20          --
                            --------   ------   -------   ------      ------         -------         -------       -----
    Income (loss) from
      operations..........    (2,160)    (719)     (569)    (840)       (287)          1,233          (3,342)         --
                            --------   ------   -------   ------      ------         -------         -------       -----
Other income (expense):
  Interest income.........        74       70       898      304          44            (339)(N)       1,051          --
  Interest expense........       (14)      --       (99)      --          (4)           (728)(O)        (845)        637 (P)
  Other, net..............        --       --        (4)      --          --              --              (4)         --
                            --------   ------   -------   ------      ------         -------         -------       -----
    Total other income
      (expense)...........        60       70       795      304          40          (1,067)            202         637
                            --------   ------   -------   ------      ------         -------         -------       -----
      Income (loss) before
        (provision for)
        benefit from
        income taxes......    (2,100)    (649)      226     (536)       (247)            166          (3,140)        637
(Provision for) benefit
  from income taxes.......        61       --        (5)      --          (1)          1,202 (Q)       1,257        (256)(Q)
                            --------   ------   -------   ------      ------         -------         -------       -----
        Net income
          (loss)..........  $ (2,039)  $ (649)  $   221   $ (536)     $ (248)        $ 1,368         $(1,883)      $ 381
                            ========   ======   =======   ======      ======         =======         =======       =====
Pro forma net loss per
  common share:
  Basic and diluted.......                                                                           $ (0.24)
Pro forma weighted average
  common shares
  outstanding:
  Basic and diluted.......                                                                             7,798(R)


                             PRO FORMA
                            AS ADJUSTED
                            -----------
Net revenues..............    $22,421
Operating expenses........     22,158
                              -------
    Gross profit (loss)...        263
                              -------
General and administrative
  expenses................      2,710
Depreciation and
  amortization............        405
Goodwill amortization.....        470
Settlement agreement legal
  expense.................         20
                              -------
    Income (loss) from
      operations..........     (3,342)
                              -------
Other income (expense):
  Interest income.........      1,051
  Interest expense........       (208)
  Other, net..............         (4)
                              -------
    Total other income
      (expense)...........        839
                              -------
      Income (loss) before
        (provision for)
        benefit from
        income taxes......     (2,503)
(Provision for) benefit
  from income taxes.......      1,001
                              -------
        Net income
          (loss)..........    $(1,502)
                              =======
Pro forma net loss per
  common share:
  Basic and diluted.......    $ (0.10)
Pro forma weighted average
  common shares
  outstanding:
  Basic and diluted.......     14,748(R)

              The accompanying notes are an integral part of these Unaudited Pro Forma Condensed Combined Financial Statements.

                          GLOBAL VACATION GROUP, INC.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

(A) Gives effect to (i) the estimated net proceeds of $36.6 million from the sale by the Company of the shares offered hereby, (ii) the use of $36.6 million of net proceeds to repay certain indebtedness and (iii) the Conversion.

(B) Reflects the sale of certain marketable securities with a carrying value of $24.4 million at March 31, 1998 and the transfer of related debt obligations of $11.6 million at March 31, 1998 acquired in the Classic acquisition to certain shareholders of Classic immediately subsequent to the acquisition. The net proceeds to the Company from this sale consisted of cash of $6.8 million, which was reinvested in short-term securities, and $5.5 million due under a note receivable. The note receivable bears interest at a rate of 9% and is due in April 2000. The pro forma adjustment to cash, cash equivalents and marketable securities reflects the net proceeds of $6.8 million described above plus additional borrowings of $3.1 million under the Credit Facility for working capital purposes, less the use of $1.3 million of cash on hand in connection with the Globetrotters acquisition.

(C)  Reflects the $5.5 million due pursuant to a note receivable discussed in
     (B) above, net of $2.0 million in receivables due from parties related to the prior owners of Globetrotters which were forgiven immediately prior to the acquisition of Globetrotters, of which approximately $1.1 million is included in trade and other receivables and $905,000 is included in other assets on the Globetrotters balance sheet.

(D) Reflects acquired property and equipment at its estimated fair value after giving consideration to plans to dispose property and equipment in the next year.

(E) Reflects the estimated intangibles, substantially all of which will be allocated to goodwill, resulting from the Acquisitions, as follows (in thousands):

Classic...................................................    $19,278
MTI.......................................................     30,095
Globetrotters.............................................      6,831
                                                              -------
          Total...........................................    $56,204
                                                              =======

(F) Reflects $832,000 of Facilities Accruals consisting of accrued costs for closing redundant acquired facilities ($268,000), planned severance payments to employees upon closing such facilities ($314,000) and other reorganization costs ($250,000).

(G) Reflects additional borrowings under the Credit Facility to finance the Acquisitions and working capital, net of the transfer of the Classic debt obligations discussed in (B), as follows (in thousands):

Classic...................................................  $ 13,100
MTI.......................................................    11,100
Globetrotters.............................................     1,900
                                                            --------
                                                              26,100
Classic transfer (see (B) above)..........................   (11,596)
                                                            --------
                                                            $ 14,504
                                                            ========

(H) Reflects the issuance of Convertible Preferred Stock valued at $22.7 million pursuant to the Company's equity purchase agreement and the issuance of Convertible Preferred Stock valued at $2.2 million together with Common Stock valued at $240,000 to the former shareholders of MTI to finance the Acquisitions and the elimination of historical equity amounts for the Acquired Businesses.

(I) The historical results of operations for MTI for the year ended December 31, 1997 include the results of operations for certain travel products and services which were discontinued in 1997. The results of operations for these product lines and services were as follows and have been eliminated in the

                          GLOBAL VACATION GROUP, INC.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     accompanying unaudited pro forma condensed combined statement of operations for the year ended December 31, 1997 (in thousands):

       Net revenues................................................  $ 2,217
       Operating expenses..........................................    3,147
       General and administrative expenses.........................      293
       Depreciation and amortization...............................      144
       Interest income.............................................       82
       Interest expense............................................       --
       Other income................................................       --
                                                                     -------
            Net loss...............................................  $(1,285)
                                                                     =======

(J) Reflects a reduction in operating expenses of $3.1 million associated with discontinued product lines as discussed in (I) for the year ended December 31, 1997, as well as a reduction of $192,000 and $48,000 of excess rental payments made to prior owners for the year ended December 31, 1997 and for the three months ended March 31, 1998, respectively. Also reflects specifically identified and quantified cost savings of $416,000 and $38,000, offset by $400,000 and $100,000 in estimated incremental computer costs required to operate certain reservation systems at the contracted rate, for the year ended December 31, 1997 and for the three months ended March 31, 1998, respectively.

(K) Reflects a reduction in general and administrative expenses of $293,000 for the year ended December 31, 1997 associated with discontinued product lines as noted in (I). In addition, reflects the Compensation Savings of $6.2 million and $568,000 for the year ended December 31, 1997 and for the three months ended March 31, 1998, respectively. Also reflects transaction costs of approximately $1.0 million for the three months ended March 31, 1998 related to the Recapitalization.

(L) Reflects a reduction in depreciation and amortization of $144,000 for the year ended December 31, 1997 associated with discontinued product lines as discussed in (I). In addition, reflects the reduction of historical depreciation and amortization of $337,000 and $84,000 for the year ended December 31,1997 and for the three months ended March 31, 1998, respectively, on equipment discussed in (D).

(M) Reflects the amortization of goodwill assuming a 35-year estimated life. See "Risk Factors -- Accounting Charges; Significant Intangible Assets."

(N) Reflects a reduction in interest income of $82,000 for the year ended December 31, 1997 associated with discontinued product lines as noted in
     (I). In addition, reflects the incremental reduction of interest income of $1.0 million and $339,000 for the year ended December 31, 1997 and for the three months ended March 31, 1998, respectively, related to the sale of marketable securities as discussed in (B).

(O) Reflects the incremental interest expense of $3.1 million and $785,000 for the year ended December 31, 1997 and for the three months ended March 31, 1998, respectively, assuming the amounts outstanding under the Credit Facility and the note payable were drawn on January 1, 1997, at an interest rate of 7.4%, offset by the reduction in interest expense of $440,000 and $99,000 for the year ended December 31, 1997 and for the three months ended March 31, 1998, respectively, for the transfer of Classic debt obligations as discussed in (B). Adjustment also includes approximately $167,000 and $42,000 for the year ended December 31, 1997 and for the three months ended March 31, 1998, respectively, in amortization of deferred financing costs under the Credit Facility.

(P) Reflects the incremental reduction in interest expense related to the repayment of outstanding debt with a portion of the proceeds from this offering.

                          GLOBAL VACATION GROUP, INC.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

(Q) Reflects the incremental provision for federal and state income taxes relating to the historical income tax provisions for the Acquired Businesses and the termination of the Company's status as an S Corporation.

(R) Pro forma and pro forma as adjusted weighted average common shares outstanding consist of the following (dollars in thousands):

                                                                      SHARES
                                                                    ----------
Common shares outstanding as of March 31, 1998......                 7,505,126
Common shares issued in connection with the
  Acquisitions completed after March 31, 1998.......                   292,800
Convertible Preferred Stock:
  Outstanding as of March 31, 1998..................  $   28,015
  Issued in connection with the Acquisitions
     completed after March 31, 1998.................      24,910
  Dividend accretion from March 31, 1998 through
     August 5, 1998.................................       2,370
                                                      ----------
          Total as of August 5, 1998................  $   55,295
Conversion of Convertible Preferred Stock...........                 3,949,650
                                                                    ----------
Pro forma weighted average common shares............                11,747,576
Common shares issued in offering....................                 3,000,000
                                                                    ----------
Pro forma as adjusted weighted average common
  shares............................................                14,747,576
                                                                    ==========

     Following this offering, the Company's authorized capital stock will consist of 60,000,000 shares of Common Stock, of which there will be 14,747,576 shares issued and outstanding, and 6,000,000 shares of undesignated preferred stock, par value $0.01 per share, of which there will be no shares issued and outstanding.

                            SELECTED FINANCIAL DATA

     The selected financial data as of December 31, 1996 and 1997 and for the years ended December 31, 1995, 1996 and 1997 were derived from the financial statements of the Company audited by Arthur Andersen LLP included elsewhere in this Prospectus. The selected financial data as of December 31, 1993, 1994 and 1995 and for the years ended December 31, 1993 and 1994 were derived from unaudited financial statements of the Company not included in this Prospectus which, in the opinion of management, have been prepared in a manner consistent with the audited financial statements. The selected financial data as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 have been derived from the Company's unaudited interim financial statements included elsewhere in this Prospectus which, in the opinion of the Company's management, include all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of such information. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year or for any future period. The selected pro forma as adjusted statement of operations data give effect to the Pro Forma Adjustments including the sale by the Company of the 3,000,000 shares offered hereby and the use of the net proceeds therefrom to repay certain indebtedness, as described under "Use of Proceeds," as if all such events had occurred as of January 1, 1997. The selected pro forma balance sheet data give effect to each of the above, excluding the Conversion and the sale by the Company of the 3,000,000 shares offered hereby, as if it had occurred on March 31, 1998. The selected pro forma as adjusted balance sheet data give effect to each of the above as if it had occurred on March 31, 1998. The selected pro forma and pro forma as adjusted financial data are not necessarily indicative of the results of operations and financial position of the Company had such transactions occurred on the dates specified and are not necessarily indicative of the results of operations for any future period. The information in this table should be read in conjunction with "Unaudited Pro Forma Condensed Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and accompanying notes thereto included elsewhere in this Prospectus.

                                                            YEARS ENDED DECEMBER 31,
                                    ------------------------------------------------------------------------
                                                                                                PRO FORMA
                                                                                               AS ADJUSTED
                                       1993          1994        1995      1996      1997        1997(1)
                                    -----------   -----------   -------   -------   -------   --------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues......................    $16,683       $13,098     $18,464   $22,259   $24,255      $115,222
Operating expenses................     10,622         8,414      13,316    16,025    17,852        96,939
                                      -------       -------     -------   -------   -------      --------
    Gross profit (loss)...........      6,061         4,684       5,148     6,234     6,403        18,283
                                      -------       -------     -------   -------   -------      --------
General and administrative
  expenses(2).....................      3,289         4,758       5,702     6,905     7,797        10,256
Depreciation and amortization.....        160           166         131       154       182         1,594
Goodwill amortization.............         --            --          --        --        --         1,891
Settlement agreement legal
  expense.........................         --            --          --        --        --         1,184
                                      -------       -------     -------   -------   -------      --------
    Income (loss) from
      operations..................      2,612          (240)       (685)     (825)   (1,576)        3,358
                                      -------       -------     -------   -------   -------      --------
Other income (expense):
    Interest income...............        305           445         521       581       556         4,324
    Interest expense..............         --            --          --        --        --          (889)
    Other income (expense)........       (129)           --          67        (4)       41           338
                                      -------       -------     -------   -------   -------      --------
        Total other income
          (expense)...............        176           445         588       577       597         3,773
                                      -------       -------     -------   -------   -------      --------
Income (loss) before (provision
  for) benefit from income
  taxes...........................      2,788           205         (97)     (248)     (979)        7,131
(Provision for) benefit from
  income taxes....................       (137)          (87)       (106)     (122)     (124)       (2,852)
                                      -------       -------     -------   -------   -------      --------
    Net income (loss).............      2,651           118        (203)     (370)   (1,103)        4,279
Preferred dividends...............         --            --          --        --        --            --
                                      -------       -------     -------   -------   -------      --------
Net income (loss) available to
  common shareholders.............    $ 2,651       $   118     $  (203)  $  (370)  $(1,103)     $  4,279
                                      =======       =======     =======   =======   =======      ========
Pro forma net income (loss) per
  common share:
    Basic and diluted.............                                                               $   0.29
Pro forma weighted average common
  shares outstanding:
    Basic and diluted.............                                                                 14,748

                                       THREE MONTHS ENDED MARCH 31,
                                    ----------------------------------
                                                          PRO FORMA
                                                         AS ADJUSTED
                                     1997      1998        1998(1)
                                    -------   -------   --------------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues......................  $ 2,425   $ 2,477      $22,421
Operating expenses................    2,820     3,032       22,158
                                    -------   -------      -------
    Gross profit (loss)...........     (395)     (555)         263
                                    -------   -------      -------
General and administrative
  expenses(2).....................    1,129     1,571        2,710
Depreciation and amortization.....       41        34          405
Goodwill amortization.............       --        --          470
Settlement agreement legal
  expense.........................       --        --           20
                                    -------   -------      -------
    Income (loss) from
      operations..................   (1,565)   (2,160)      (3,342)
                                    -------   -------      -------
Other income (expense):
    Interest income...............       65        74        1,051
    Interest expense..............       --       (14)        (208)
    Other income (expense)........       --        --           (4)
                                    -------   -------      -------
        Total other income
          (expense)...............       65        60          839
                                    -------   -------      -------
Income (loss) before (provision
  for) benefit from income
  taxes...........................   (1,500)   (2,100)      (2,503)
(Provision for) benefit from
  income taxes....................       10        61        1,001
                                    -------   -------      -------
    Net income (loss).............   (1,490)   (2,039)      (1,502)
Preferred dividends...............       --      (150)          --
                                    -------   -------      -------
Net income (loss) available to
  common shareholders.............  $(1,490)  $(2,189)     $(1,502)
                                    =======   =======      =======
Pro forma net income (loss) per
  common share:
    Basic and diluted.............                         $ (0.10)
Pro forma weighted average common
  shares outstanding:
    Basic and diluted.............                          14,748

                                                                                                         MARCH 31, 1998
                                                        DECEMBER 31,                            ---------------------------------
                                -------------------------------------------------------------                          PRO FORMA
                                   1993          1994          1995         1996       1997     ACTUAL    PRO FORMA   AS ADJUSTED
                                -----------   -----------   -----------   ---------   -------   -------   ---------   -----------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and
  marketable securities,
  including non-current
  portion.....................    $ 6,782       $ 6,571       $ 7,896     $  8,256    $ 7,909   $ 7,069   $ 46,610     $ 46,610
Working capital (deficit).....      5,190         3,563         2,710        1,256        (78)  (13,660)   (33,160)     (27,160)
Total assets..................     13,310        13,819        17,713       19,677     19,375    27,401    157,963      157,963
Total debt....................         --            --            --           --         --    19,400     45,500        8,940
Shareholders' equity
  (deficit)...................      5,788         4,118         3,151        1,673        358   (44,045)   (43,805)      45,680

---------------
(1) The pro forma as adjusted statement of operations data does not give effect to the estimated annual savings from closing redundant acquired facilities estimated to be approximately $3.2 million before provision for income taxes, of which approximately 80% are expected to be realized in 1999 and 100% are expected to be realized in subsequent years. Additionally, the pro forma results do not eliminate nonrecurring settlement agreement legal expense of one of the Acquired Businesses of $1.2 million and $20,000 before taxes for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively, as such expenses are not directly related to the Acquisition.
(2) General and administrative expenses for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998 include salary and bonuses to the prior owners and certain key employees of the Company of $2.4 million, $3.1 million, $3.8 million, $4.8 million, $5.8 million, $790,000 and $170,000, respectively. General and administrative expenses for the three months ended March 31, 1998 include approximately $1.0 million of expenses incurred in connection with the Recapitalization.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial statements and related notes thereto and "Selected Financial Data" and "Unaudited Pro Forma Condensed Combined Financial Statements" included elsewhere in this Prospectus.

OVERVIEW

     The Company believes it is one of the largest U.S. providers of value-added vacation products and services targeted to higher-income travelers. The Company's revenue is derived primarily from the sale of travel-related products and services, including airline tickets, hotel accommodations, auto rentals and other related products and services. The Company assembles air, hotel, rental car and other travel components in bulk and provides complete vacations to travelers through retail travel distributors, such as travel agents, and other distribution channels, including the Internet and affinity groups.

     The Company was formed in 1959 under the name Allied Bus Corp. and, prior to the Recapitalization and the Acquisitions, had grown to become one of the largest providers of vacations for in-bound travelers to the United States. In March 1998, the Company effected the Recapitalization and changed its name to Global Vacation Group, Inc. Following the Recapitalization, the Company completed the Acquisitions, through which it became a leading provider of vacations to Hawaii as well as a provider of vacations to Florida (including Disney World) and to the Caribbean, Mexico, Europe and other U.S. destinations.

     Net revenues include commissions and markups on travel products and services, volume bonuses received from travel suppliers, cancellation fees and other ancillary fees such as travel insurance premiums and are recognized upon the commencement of travel. For 1997 and the three months ended March 31, 1998, the Company recognized $24.3 million and $2.5 million, respectively, in net revenues and $1.1 million and $2.0 million, respectively, in net losses derived from a total dollar value of travel products and services of $125.9 million and $17.2 million, respectively. On a pro forma as adjusted basis for 1997 and the three months ended March 31, 1998, the Company had net revenues of $115.2 million and $22.4 million, respectively, and net income (loss) of $4.3 million and ($1.5 million), respectively, derived from a total dollar value of travel products and services of $507.0 million and $101.1 million, respectively.

     Operating expenses include travel agent commissions, salaries, telecommunications, advertising and other costs associated with the selling and processing of travel reservations, products and services. Commission payments to travel agents are typically based on a percentage of the price paid for the travel product or service, but in certain circumstances are fixed dollar amounts. Reservations agents are compensated either on an hourly basis, a commission basis or a combination of the two. The Company's telephone costs primarily relate to the cost of incoming calls on toll-free numbers. General and administrative expenses consist primarily of compensation and benefits to administrative and other non-sales personnel, fees for professional services, depreciation of equipment and other general office expenses.

     The Company and each of the Acquired Businesses historically were operated as independent, privately owned entities and had elected to be taxed under the provisions of Subchapter S of the Code, which influenced the historical level of owners' compensation. The owners and key employees of the Company and the Acquired Businesses have agreed to certain reductions in their salary, bonuses and benefits in connection with the Acquisitions which result in annual savings of $7.8 million. On a pro forma basis for 1997 and the three months ended March 31, 1998, the compensation differential, net of compensation expense associated with the new management team, was $6.2 million and $568,000, respectively, and has been reflected as a pro forma adjustment in the Unaudited Pro Forma Condensed Combined Statements of Operations. The Unaudited Pro Forma Condensed Combined Statements of Operations includes a provision for income taxes as if the Company were taxed as a C Corporation.

     In connection with the Recapitalization and the Acquisitions, the Company is restructuring certain operations of the Acquired Businesses. The Company's objective is to realize certain savings from the combination of the Acquired Businesses as a result of consolidating certain operating expenses such as telecommunications, advertising and promotional programs and from consolidating or outsourcing certain administrative functions, including technology and software development, insurance, employee benefits and other administrative expenses. The Company has accrued certain costs of restructuring the Acquired Businesses totaling approximately $1.5 million related to closing redundant acquired facilities and making severance payments to terminated employees following the Acquisitions. The Company anticipates that the annual savings associated with the closing of these redundant acquired facilities will be approximately $3.2 million before provision for income taxes, of which approximately 80% are expected to be realized in 1999 and 100% are expected to be realized in subsequent years; however, these anticipated savings have not been reflected in the Unaudited Pro Forma Condensed Combined Statements of Operations.

     The Company derives a significant portion of its pre-tax income from interest earned on funds related to customer deposits and prepayments for vacation products. Generally, the Company requires a deposit within one week of making a travel reservation. Reservations are typically made two to three months prior to departure. Additionally, for packaged tours, the Company generally requires that the entire cost of the vacation be paid in full 45 to 60 days before departure, unless reservations are made closer to departure. While terms vary, the Company generally pays for the vacation components after the customer's departure. In the period between receipt of a deposit or prepayment and the payment of related expenses, these funds are invested in cash and investment-grade securities. This cycle is typical in the packaged tour industry and earnings generated on deposits and prepayments are integral to the Company's operating model and pricing strategies. For 1997 on a pro forma as adjusted basis, the Company had interest income of $4.3 million (or 60.6% of income before provision for income taxes), substantially all of which was derived from interest on customer deposits and advance payments.

PRO FORMA RESULTS OF OPERATIONS

     Management believes that period-to-period comparisons of the Company's historical financial results are not necessarily meaningful and should not be relied upon as an indication of future performance given the pro forma impact of the Acquired Businesses on the Company's financial results.

     The following table summarizes the Company's historical and pro forma as adjusted results of operations as a percentage of net revenues for 1997 and the three months ended March 31, 1998. The pro forma as adjusted results of operations give effect to the Pro Forma Adjustments and the sale of shares by the Company in this offering and the application of the net proceeds therefrom to repay indebtedness, as if such events had occurred as of January 1, 1997.

                                                      YEAR ENDED         THREE MONTHS ENDED
                                                  DECEMBER 31, 1997        MARCH 31, 1998
                                                 --------------------   --------------------
                                                           PRO FORMA              PRO FORMA
                                                 ACTUAL   AS ADJUSTED   ACTUAL   AS ADJUSTED
                                                 ------   -----------   ------   -----------
Net revenues...................................  100.0%      100.0%      100.0%     100.0%
Operating expenses.............................   73.6        84.1       122.4       98.8
                                                 -----       -----      ------     ------
     Gross profit (loss).......................   26.4        15.9       (22.4)       1.2
                                                 -----       -----      ------     ------
General and administrative expenses............   32.1         8.9        63.4       12.1
Depreciation and amortization..................    0.8         1.4         1.4        1.8
Amortization of goodwill.......................     --         1.6          --        2.1
Settlement agreement legal expense.............     --         1.0          --        0.1
                                                 -----       -----      ------     ------
     Income (loss) from operations.............   (6.5)        3.0       (87.2)     (14.9)
                                                 -----       -----      ------     ------
Interest income................................    2.3         3.8         3.0        4.7
Interest expense...............................     --        (0.8)       (0.6)      (0.9)
Other income (expense).........................    0.2         0.3          --         --
                                                 -----       -----      ------     ------
Income (loss) before (provision for) benefit
  from income taxes............................   (4.0)        6.3       (84.8)     (11.1)
(Provision for) benefit from income taxes......   (0.5)       (2.5)        2.5        4.5
                                                 -----       -----      ------     ------
     Net income (loss).........................   (4.5)%       3.8%      (82.3)%     (6.6)%
                                                 =====       =====      ======     ======

     Pro forma net revenues for 1997 and the quarter ended March 31, 1998 were $115.2 million and $22.4 million, respectively, which reflects the combined net revenues of the Company and the Acquired Businesses for each period, less $2.2 million in 1997 of historical net revenues for product lines discontinued by MTI prior to its acquisition.

     Pro forma operating expenses for 1997 and the quarter ended March 31, 1998 were $96.9 million and $22.2 million, respectively, or 84.1% and 98.8%, respectively, of pro forma net revenues. Pro forma operating expenses for the Acquired Businesses represent a relatively higher percentage of net revenues for 1997 as compared to historical results for the Company. This is due principally to the different distribution channels and associated costs utilized by the Company and the Acquired Businesses. The Acquired Businesses rely primarily on travel agent distribution networks that result in a commission cost reflected in increased operating expenses. Unlike the Acquired Businesses, the Company distributes its products primarily to other wholesalers on a net basis. The Company's net revenues generally are highest in the second and third quarters of the year, while its expenses generally are highest in the first and fourth quarters. The impact of seasonality is more pronounced with respect to the Company's in-bound U.S. business than with respect to the Company's other business because international travel to the United States is heavily concentrated in the summer months.

     Pro forma general and administrative expenses for 1997 and the quarter ended March 31, 1998 were $10.3 million and $2.7 million, respectively, or 8.9% and 12.1%, respectively, of pro forma net revenues. As a percentage of net revenues, pro forma general and administrative expenses were substantially lower than the Company's historical general and administrative expenses due to the pro forma elimination of $6.4 million and $1.6 million in 1997 and the three months ended March 31, 1998, respectively, representing the difference between contracted reductions in compensation to previous owners and management and contracted compensation for the Company's new management team, as well as the $1.0 million in expenses incurred in the first three months of 1998 in connection with the Recapitalization.

     Pro forma depreciation and amortization (other than amortization of goodwill) for 1997 and the quarter ended March 31, 1998 was $1.6 million and $405,000, respectively, or 1.4% and 1.8%, respectively, of pro forma net revenues. In addition, pro forma amortization of goodwill for 1997 and the quarter ended March 31, 1998 was $1.9 million and $470,000, respectively, or 1.6% and 2.1%, respectively, of pro forma net revenues.

     Pro forma as adjusted interest income for 1997 and the quarter ended March 31, 1998 was $4.3 million and $1.1 million, respectively, or 3.8% and 4.7%, respectively, of pro forma net revenues. The increases as a percentage of net revenue from historical to pro forma is a result of the Acquired Businesses obtaining larger amounts of customer deposits and advance payments than did the Company.

     Pro forma as adjusted interest expense for 1997 and the quarter ended March 31, 1998 was $889,000 and $208,000, respectively, as a result of borrowings under the Credit Facility to finance, in part, the Recapitalization and the Acquisitions.

     The pro forma as adjusted (provision for) benefit from income taxes for 1997 and the quarter ended March 31, 1998 would have been ($2.9 million) and $1.0 million, respectively, at an assumed tax rate of 40.0%, reflecting a termination of the Company's S Corporation status.

     Pro forma as adjusted net income (loss) for 1997 and the quarter ended March 31, 1998 was $4.3 million and ($1.5 million), respectively, or 3.8%, and (6.6%), respectively, of pro forma net revenue. The pro forma results for 1997 and the three months ended March 31, 1998 do not reflect the Facilities Savings, which are anticipated to be $3.2 million before provision for income taxes annually, of which approximately 80% are expected to be realized in 1999 and 100% are expected to be realized in subsequent years.

HISTORICAL RESULTS OF OPERATIONS

  THE COMPANY

     The following table sets forth certain operating data for the Company as a percentage of net revenues.

                                                                                 THREE MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,         MARCH 31,
                                                   --------------------------    ------------------
                                                    1995      1996      1997      1997       1998
                                                   ------    ------    ------    -------    -------
Net revenues.....................................  100.0%    100.0%    100.0%     100.0%     100.0%
Operating expenses...............................   72.1      72.0      73.6      116.3      122.4
                                                   -----     -----     -----     ------     ------
     Gross profit (loss).........................   27.9      28.0      26.4      (16.3)     (22.4)
General and administrative expenses..............   30.9      31.0      32.1       46.6       63.4
Depreciation and amortization....................    0.7       0.7       0.8        1.7        1.4
                                                   -----     -----     -----     ------     ------
     Loss from operations........................   (3.7)     (3.7)     (6.5)     (64.6)     (87.2)
                                                   -----     -----     -----     ------     ------
Interest income..................................    2.8       2.6       2.3        2.7        3.0
Other............................................    0.4      (0.0)      0.2         --       (0.6)
                                                   -----     -----     -----     ------     ------
Loss before (provision for) benefit from taxes...   (0.5)     (1.1)     (4.0)     (61.9)     (84.8)
(Provision for) benefit from income taxes........   (0.6)     (0.5)     (0.5)       0.4        2.5
                                                   -----     -----     -----     ------     ------
  Net loss.......................................   (1.1)%    (1.6)%    (4.5)%    (61.5)%    (82.3)%
                                                   =====     =====     =====     ======     ======

     Net Revenues. Net revenues increased from $18.5 million in 1995 to $22.3 million in 1996 and to $24.3 million in 1997, representing increases of 20.6% and 9.0%, respectively. The growth in net revenues was primarily generated by increased travel volume. Net revenues increased slightly from $2.4 million for the three months ended March 31, 1997 to $2.5 million for the three months ended March 31, 1998, representing an increase of 2.1%.

     Operating expenses. Operating expenses increased from $13.3 million in 1995 to $16.0 million in 1996 and to $17.9 million in 1997, representing increases of 20.3% and 11.4%, respectively. As a percentage of net revenues, operating expenses decreased from 72.1% in 1995 to 72.0% in 1996, and increased to 73.6% in 1997. The increase in operating expenses as a percentage of net revenues in 1997 over 1996 and 1995 was due primarily to increases in salaries. Operating expenses increased from $2.8 million for the three months ended March 31, 1997 to $3.0 million for the three months ended March 31, 1998, representing an increase of 7.5%. As a percentage of net revenues, operating expenses increased from 116.3% for the three months ended March 31, 1997 to 122.4% for the three months ended March 31, 1998. The increase in operating expenses was primarily due to higher commission rates to intermediaries.

     General and administrative expenses. General and administrative expenses increased from $5.7 million in 1995 to $6.9 million in 1996 and to $7.8 million in 1997, representing increases of 21.1% and 12.9%, respectively. General and administrative expenses included salary and bonuses paid to shareholders which totaled $3.8 million in 1995, $4.8 million in 1996 and $5.8 million in 1997. Excluding compensation and bonuses paid to shareholders, general and administrative expenses would have been $1.9 million in 1995, $2.1 million in 1996 and $2.0 million in 1997. General and administrative expenses increased from $1.1 million for the three months ended March 31, 1997 to $1.6 million for the three months ended March 31, 1998, representing an increase of 39.1%. General and administrative expenses included salary and bonuses paid to shareholders which totaled $790,000 for the three months ended March 31, 1997 and $170,000 for the three months ended March 31, 1998. General and administrative expenses for the three months ended March 31, 1998 also included approximately $1.0 million of transaction expenses related to the Recapitalization. Excluding compensation and bonuses paid to shareholders and Recapitalization transaction expenses, general and administrative expenses would have been $339,000 for the three months ended March 31, 1997 and $376,000 for the three months ended March 31, 1998.

     Net loss. Changes in the net loss between years was largely affected by the factors discussed above, because depreciation and amortization expense and interest income were relatively unchanged. The increase in the net loss in 1997 as compared to 1996 was attributable largely to the $1.0 million increase in compensation and bonuses to shareholders in 1997 without a corresponding increase in gross profits over 1996. The increase in net loss for the three months ended March 31, 1998 as compared to the three months ended March 31, 1997 was attributable largely to the $1.0 million in transaction expenses related to the Recapitalization.

  THE ACQUIRED BUSINESSES

     The combined results of operations of the Acquired Businesses for the periods presented do not represent combined results of operations presented in accordance with generally accepted accounting principles, but are only a summation of the revenues, operating expenses and general and administrative expenses of the individual businesses on a historical basis. The combined results also exclude the effect of pro forma adjustments and may not be comparable to, and may not be indicative of, the Company's post-combination results.

     The following table sets forth the combined results of operations of the Acquired Businesses on a historical basis and as a percentage of net revenues for the period indicated (dollars in thousands).

                                   YEARS ENDED DECEMBER 31,
                             -------------------------------------             THREE MONTHS ENDED
                                  1996                  1997                     MARCH 31, 1998
                             ---------------       ---------------              ----------------
Net revenues...............  $89,719   100.0%      $93,184   100.0%             $19,944    100.0%
Operating expenses.........   79,914    89.1        82,442    88.5               19,112     95.8
                             -------   -----       -------   -----              -------    -----
Gross profit...............  $ 9,805    10.9%      $10,742    11.5%             $   832      4.2%
                             =======   =====       =======   =====              =======    =====

     Combined net revenues for the Acquired Businesses increased approximately $3.5 million, or 3.9%, from $89.7 million in 1996 to $93.2 million in 1997. This increase is due primarily to an increase of $4.5 million from Classic offset by a decrease in net revenues of approximately $914,000 at MTI. The decrease in net revenue at MTI in 1997 is due in part to discontinued product lines.

     Combined operating expenses for the Acquired Businesses increased $2.5 million, or 3.2%, from $79.9 million in 1996 to $82.4 million in 1997, but decreased as a percentage of net revenues from 89.1% of net revenues in 1996 to 88.5% in 1997.

     Combined operating results for the first quarter of 1998 reflect a lower gross profit percentage than for the years ended 1997 or 1996 due to the seasonality of the travel business. Net revenues traditionally are lowest and operating expenses are highest in the first and fourth quarters of the year. See "Risk Factors -- Quarterly Fluctuations; Seasonality."

LIQUIDITY AND CAPITAL RESOURCES

     The Company receives advance payments and deposits prior to commencement of travel. The Company's pricing of its products and services is determined, in part, based upon the amount and timing of advance payments received. A number of states have regulations with respect to the management of customer deposits made in advance of travel. The Company believes it is in compliance with all applicable regulations relating to customer deposits. Although each of the Acquired Businesses has operated with different investment strategies, the Company will manage cash and investments on a centralized basis. The Company's investment policy and the Credit Facility restrict investments to investment-grade securities.

     In March 1998, the Company entered into the Credit Facility with a commercial bank. Under the Credit Facility, the Company may borrow up to $65.0 million. Of this amount, up to $10.0 million may be in the form of revolving loans, including letters of credit of up to $5.0 million, and the remaining $55.0 million may be in the form of term loans which may not be reborrowed once repaid. The Company's obligations under the Credit Facility are secured by substantially all of the Company's assets and the Company is subject to certain restrictive covenants.

     The Company has borrowed funds under the Credit Facility to complete the Recapitalization and the Acquisitions and has drawn letters of credit under the Credit Facility to post with certain of its suppliers. See

"The Recapitalization" and "The Acquired Businesses." As of July 31, 1998, the Company had outstanding under the Credit Facility (i) term loans in the aggregate amount of $38.5 million at a weighted average interest rate of 7.4%,
(ii) no revolving loans and (iii) letters of credit in the aggregate amount of $1.4 million with commitment fees of 1.75%. At such date, the Company had $13.5 million in credit available for term loans and $8.6 million for revolving loans (up to $3.6 million of which may be for letters of credit) under the Credit Facility. The Company expects to repay approximately $36.6 million of the then outstanding term loans using the proceeds of this offering. See "Use of Proceeds."

     Net cash used in operating activities was $2.2 million in 1997 as compared to $1.7 million in cash provided by operating activities in 1996. This change reflects an increase in bonuses paid to shareholders of $1.0 million during 1997 and a decrease in accounts payable in 1997 as compared to the increase in 1996 over 1995 payables. The net cash used in 1997 operating activities was provided by net borrowings from shareholders of $2.2 million in 1997 as reflected in cash provided by financing activities.

     Net cash provided by operating activities for the three months ended March 31, 1998 was $1.2 million as compared to $1.8 million net cash used in operating activities in the first quarter of 1997. The improvement of approximately $3.0 million in cash flows reflects a $2.8 million decrease in accounts receivable during the first quarter of 1998 as compared to a decrease of $1.0 million in the first quarter of 1997 and the increase in accounts payable and accrued expenses of $277,000 in the first quarter of 1998 as compared to a decrease in accounts payable and accrued expenses of $1.5 million in 1997, offset by the increase in the net loss in the first quarter of 1998.

     The Company made capital expenditures of $170,000 in 1997 and $111,000 in the three months ended March 31, 1998 and, together with the Acquired Businesses, made combined capital expenditures of $1.7 million in 1997 and $410,000 in the three months ended March 31, 1998.

     The Company intends to pursue attractive acquisition opportunities. The timing, size or success of any acquisition effort and the associated potential capital commitments cannot be predicted. The Company expects to fund future acquisitions primarily through a combination of issuance of equity or debt, cash flow from operations and borrowings under the Credit Facility.

     The Company anticipates its cash flow from operations combined with available borrowings under the Credit Facility will provide cash sufficient to meet the Company's capital needs for at least the next 12 months.

BUSINESS SYSTEMS; YEAR 2000

     The Company and each of the Acquired Businesses currently operate separate internal information and business systems. Prior to the acquisition of MTI by the Company, MTI received information and business system support on an outsourced basis from Trase-Miller Solutions, and Trase-Miller Solutions continues to provide such services to MTI. In order to migrate the separate support systems which the Company and the other Acquired Businesses currently operate (other than the business systems associated with the Company's in-bound business) to a common platform system, the Company is negotiating to expand its outsourcing agreement with Trase-Miller Solutions throughout the Company's business. The Company currently estimates the migration to the Trase-Miller Solutions system will be accomplished prior to the end of 1999 at a total cost of approximately $1.2 million. Once this migration is complete, the Company's ability to deliver its products and services and manage its internal systems will depend substantially on the Trase-Miller Solutions system. There can be no assurance that the Company will be successful in negotiating the expansion of the Trase-Miller Solutions outsourcing arrangement, that any such expansion will be negotiated on competitive or cost-effective terms or that the implementation will be completed on a timely basis and without unforeseen difficulties. In addition, while the Company believes the Trase-Miller Solutions system will provide adequately for the Company's information and business system requirements, there can be no assurance that the Trase-Miller Solutions system will in fact meet the Company's needs. Prior to the company-wide implementation of the Trase-Miller Solutions system, the operation of multiple separate systems, including the systems of any businesses hereafter acquired by the Company, could adversely affect the Company's ability to monitor and manage its operations. The failure of the Company to expand the Trase-Miller Solutions agreement or otherwise integrate its separate business systems, any delays or difficulties encountered in implementing the Trase-Miller Solutions system or the failure of the Trase-Miller Solutions system to meet the Company's information and business system requirements could have a material adverse effect on the business, financial condition and results of operations of the Company.

     The Company's business is dependent upon a number of different information and telecommunications technologies to access information and manage reservation systems, including handling a high volume of telephone calls on a daily basis. Rapid changes in these technologies may require greater than anticipated capital expenditures to improve or upgrade the level of customer service. In addition, the Company is dependent upon certain third party vendors, including central reservation system operators such as SABRE, Galileo and WORLDSPAN, for access to certain information and will depend on such vendors in the future for electronic distribution of vacation products to retail travel agents and other travel intermediaries. The Company's dependence upon information and telecommunications technology makes the Company particularly sensitive to Year 2000 issues. Because the Company receives reservations up to a year in advance, the Company must identify and correct potential Year 2000 problems on a more accelerated basis than companies in many other industries. While the Company believes that the Trase-Miller Solutions system as well as any of the Company's systems not integrated within the Trase-Miller Solutions system prior to 1999 will be Year 2000 compliant, there can be no assurance that these systems will prevent disruptions of the Company's operations due to Year 2000 issues. In addition, the Company's information and telecommunications systems must operate in conjunction with the systems of other parties, including SABRE, Galileo and WORLDSPAN, and any Year 2000 problems in these third-party systems could directly affect the Company's own systems. Finally, travelers who use the Company's products and services may be exposed to disruptions in their travel as a result of failures by travel suppliers or other travel businesses to correct Year 2000 problems in their information and computer systems. See "Risk
Factors -- Integration of Information and Business Systems" and "Risk
Factors -- Dependence Upon Technology; Year 2000 Problem."

                                    BUSINESS

GENERAL

     The Company believes it is one of the largest U.S. providers of value-added vacation products and services targeted to higher-income travelers. The Company assembles air, hotel, rental car and other travel components in bulk and provides complete vacations to travelers through retail travel distributors, such as travel agents, and other distribution channels, including the Internet and affinity groups. The Company provides flexible independent travel programs for individuals as well as escorted tours and group packages. On a pro forma as adjusted basis for the year ended December 31, 1997, and the three months ended March 31, 1998, the Company had net revenues of $115.2 million and $22.4 million, respectively, derived from a total dollar value of travel products and services sold of $507.0 million and $101.1 million, respectively. For the same periods, the Company had pro forma as adjusted net income (loss) of $4.3 million and ($1.5 million), respectively. More than 90% of the Company's 1997 pro forma net revenues were derived from sales through retail travel agents and other travel intermediaries.

     The Company intends to achieve the leading market position in selected high-volume, high-margin travel destinations and will focus initially on the following markets: (i) Hawaii; (ii) in-bound vacations to the United States for international travelers; (iii) Florida, the Caribbean and Mexico; (iv) other U.S. destinations such as California and New York; and (v) out-bound travel by U.S. travelers to Europe. The Company focuses its marketing efforts on travelers who typically spend more than $750 per person for a vacation. The Company also provides certain services to travel suppliers, including outsourced vacation packaging and affinity group marketing and awards program fulfillment.

     The Company intends to market its products and services under two specific proprietary brands: one for up-scale, customized vacations and another for popular-priced vacation packages. The Company believes providing expertise and competitive pricing in multiple destinations through two separate brands will distinguish its products and services and will provide the Company with a significant competitive advantage. In addition to serving multiple destinations, the Company also has achieved a diverse domestic and international customer base. The Company believes it will be able to use its international scope to create cross-selling opportunities and expand its relationships with suppliers of quality travel products and services (primarily airlines, hotel companies and rental car companies).

     In addition, the Company believes the shift to on-line systems such as the Internet will enable it to realize savings in operating expenses. The Company further believes its value-added approach and expertise will allow it to compete effectively with travel suppliers on the Internet by (i) generally providing better prices and inventory availability from travel suppliers than can be obtained by an individual travel agency or traveler, (ii) enhancing and simplifying access to travel information across multiple destinations and (iii) assembling vacation travel components into convenient packages for ease of planning and booking.

     The Company's executive management team, Messrs. Ballou, Lewis and Berman, has over 60 years of combined management experience in the travel industry with leading companies such as American Express Travel, Alamo, Certified Vacations and Holiday Inn. Their experience includes management responsibility for the acquisition and integration of businesses with a combined purchase price of over $500 million.

     Since March 1998, the Company has completed four acquisitions. The Company intends to continue to grow through acquisitions by capitalizing upon the significant consolidation opportunities available in the fragmented packaged vacation industry. The Company will seek to make acquisitions that complement its established strengths and are likely to enhance its presence in specific travel destinations or allow the Company to establish a leading presence in a new market. The Company believes it will be regarded as an attractive acquiror by the owners of existing travel businesses.

INDUSTRY OVERVIEW

     Tourism is one of the world's largest industries. The Company participates in two segments of the tourism industry: (i) in-bound vacation travel to North American destinations by foreign travelers and (ii) vacation travel by U.S. travelers. According to the Travel Industry Association of America ("TIA"), Americans spent a total of $380 billion on all types of domestic travel and a total of $25.9 billion on all types of travel to Europe in 1996. Also according to TIA, 70% of the domestic trips taken by U.S. travelers in 1996 were for personal or vacation travel, and management believes that approximately 70% of the trips taken by U.S. travelers to Europe were for personal or vacation travel. According to a survey by the U.S. Department of Commerce, there were 9.9 million U.S. tourists visiting Europe in 1997, an 11.7% increase from 1996. In addition, TIA, in conjunction with the International Trade Administration, estimates that there were 46.5 million international visitors to the United States in 1996 who spent an aggregate of $90.5 billion on such trips. According to TIA, 5.4 million of those international travelers were on packaged trips. Also according to TIA, the total amount spent by international travelers to the United States grew by 246% between 1986 and 1996.

     Travel suppliers use packaged vacation providers such as the Company to sell their capacity more efficiently and support their yield management. At the same time, management believes that purchasing travel products and services from packaged vacation providers can lower costs, simplify booking and result in higher commissions for retail travel agents. As a result of the approximately one-third erosion in stated commissions from airlines for U.S. domestic travel over the past three years, the Company believes travel agents are seeking to establish relationships with packaged vacation providers that will offer better customer service, competitive prices and attractive commission structures. According to statistics published in the Travel Industry World Yearbook -- The Big Picture, 90% of packaged tours in 1996 were sold through retail travel agents.

     The growth of travel sales through the Internet has created another channel for packaged vacation providers to sell products and services to travelers. According to Jupiter Communications, an independent research firm, on-line travel bookings were $276 million in 1996 and $827 million in 1997. Airline tickets accounted for 85% of all on-line travel sales in 1997, but such sales are expected to account for only 73% of such sales by the year 2002 as other travel products and services, including packaged vacations, become more readily available on the Internet.

     The U.S. packaged vacation industry is fragmented, with more than 1,600 packaged vacation providers. The Company believes many of these businesses generally have made only small investments in technology to improve operating efficiency and face significant investment requirements to meet current information technology demands, including Year 2000 compliance issues. Furthermore, most of these companies lack the scale necessary to obtain preferential pricing and capacity from travel suppliers and to establish a nationally recognized brand name.

OPERATING STRATEGY

     In providing value-added vacation products and services targeted to higher-income travelers, the Company pursues an operating strategy that includes the following elements:

     Creating Value-added Vacation Products and Services. The Company focuses on creating vacations that provide added value to higher-income travelers. The Company believes a strategy based on packaging the products and services of a wide range of well-known travel suppliers at competitive prices will result in sales growth from both new customers and repeat buyers. The Company also believes that, because of its size and expertise in certain selected destination markets, it can (i) generally provide better prices and inventory availability than can be obtained by an individual travel agency or traveler, (ii) enhance and simplify access to travel information across multiple destinations and (iii) assemble vacation travel components into convenient packages for ease of planning and booking, all of which result in the creation of value-added packaged vacation products and services. The Company intends to implement comprehensive quality assurance monitoring programs to ensure that the products and services packaged together will meet traveler expectations.

     Establishing National Brand Name Recognition. The Company believes it can leverage its presence in leading origination and destination markets to develop nationally recognized proprietary brand names in the packaged vacation industry. As a result of fragmentation in the packaged vacation industry, the Company believes there are few, if any, companies with national brand name recognition. Over time, the Company intends to market its products and services under two specific proprietary brands: one for up-scale, customized vacations and another for popular-priced vacation packages. The Company believes offering expertise and competitive pricing through common brands across multiple destinations will provide greater confidence to travelers in making their vacation choices and engender consumer loyalty and a pattern of repeat purchases. The Company also will seek opportunities to market its products and services through travel suppliers and other companies that have established private label brand names.

     Leveraging Strength in Selected Travel Destinations. The Company intends to achieve the leading position in several selected high-volume, high-margin vacation destinations. The Company believes it currently has a leading position in the packaged vacation markets to Hawaii and for in-bound travel to the United States and also has a significant presence in the markets for packaged vacations to Florida, the Caribbean and Mexico. By leveraging this current expertise and through future acquisitions, the Company intends to increase its market position and cross-selling opportunities to achieve the leading market presence in other destinations such as Europe. The Company believes having scale and expertise in selected destinations gives it access to pricing and inventory that provides the Company with a significant competitive advantage.

     Pursuing Revenue Enhancing Opportunities. Following the Acquisitions and the resulting increase in the Company's size, the Company believes it enjoys certain revenue enhancing opportunities that were not previously available to it or the Acquired Businesses. Specifically, the Company's revenue enhancing strategies include (i) improving yield management by obtaining greater access to high-margin products and services, (ii) expanding ancillary products and services, such as city tours and travel insurance, (iii) securing favorable pricing and inventory availability through strategic purchasing relationships and (iv) improving cash management, particularly management of traveler deposits and advance payments.

     Improving Operating Efficiencies. The Company seeks to reduce its operating expenses by (i) capitalizing on enhanced purchasing efficiencies resulting from combining operations such as telecommunications systems, credit card agreements and brochure production and distribution, (ii) implementing a more effective utilization program of its physical and other assets, particularly by eliminating redundant facilities, reducing overhead expenses, combining certain other functions such as 24-hour toll-free number services, product development and data processing and centralizing accounting, insurance, financial management, human resources and legal support, (iii) implementing best practices in its management and business systems, particularly through the use of on-line systems that will produce cost savings as travel agents and individual travelers use such systems to purchase the Company's products and services, (iv) enhancing marketing relationships with travel suppliers and other related parties and (v) utilizing outsource providers where appropriate. The Company believes successful implementation of these strategies will enable operational management to devote more time to sales, service and customer satisfaction.

     Implementing Integrated Information Systems. The Company will seek to integrate its information systems to improve its ability to offer travelers value-added vacation products and services and to leverage maintenance and development costs across a broader customer base. In addition, integrated systems will facilitate the use of common operating platforms, and reduce the cost and time requirements of developing external interfaces such as interfaces to global distribution systems (including SABRE, Galileo and WORLDSPAN) and supplier systems (including reservations and inventory control), and accelerate the integration of subsequent acquisitions. The Company currently is negotiating to expand MTI's relationship with Trase-Miller Solutions, a leading supplier of information and technology systems for the packaged vacation industry, to encompass software, hardware and service bureau processing across the Company. Expansion of the MTI Agreement with Trase-Miller Solutions system will enable the Company to migrate to an integrated enterprise system that is flexible and scaleable.

GROWTH STRATEGY

     To complement its operating strategy, the Company has developed a multi-faceted growth strategy that includes the following elements:

     Generating Internal Growth. The Company intends to expand its presence in existing markets by capitalizing on the breadth of its products and services, its size, its geographic scope and its existing customer base. The Company intends to grow internally by (i) implementing an integrated national marketing program,

(ii) increasing its presence in under-penetrated origination markets and (iii) implementing loyalty programs that stimulate repeat purchases.

     Identifying and Consummating Strategic Acquisitions. The Company believes there are significant opportunities to make selective acquisitions in the fragmented U.S. packaged vacation industry. The Company generally will seek to acquire companies that (i) have desirable destination concentrations, (ii) have demonstrated growth and profitability, (iii) have an emphasis on customer service, (iv) have an experienced management team and (v) are likely to add some other strategic value to the Company (such as a relationship with a particular travel supplier). The Company believes it will be regarded as an attractive acquiror because of (a) the historical performance of the Company and the Acquired Businesses, as well as the experience and reputation of its management team, (b) its ability to offer liquidity to the owners of acquired companies through the receipt of Common Stock or cash, (c) the Company's leading presence in several high-volume, high-margin travel destinations, (d) the growth opportunities available through cross-selling within the Company's markets and
(e) the ability of management and employees of an acquired company to participate in the Company's growth through potential stock ownership and career advancement opportunities.

     Enhancing Strategic Relationships with Travel Suppliers and Travel
Agents. By enhancing strategic supplier relationships, the Company will strengthen its ability to provide vacation products and services and to offer prices and inventory that generally would not be available to travelers on their own or through travel agents. The Company selectively implements integrated, cooperative marketing programs with certain targeted travel suppliers. In addition, by broadening its range of products and services to include additional destinations, the Company believes it will achieve enhanced loyalty among the travel agent community. The Company intends to expand upon its existing relationships with leading travel agencies through cooperative marketing efforts as well as sales agent training programs, trade shows and performance incentives. The Company will employ a dedicated sales force to maintain and expand these relationships.

     Enhancing Distribution Channels. The Company seeks to capitalize on the opportunities presented by the direct selling of vacation products and services to travelers (disintermediation) and the emergence of alternative distribution channels (e.g., the Internet and affinity groups) while still supporting and leveraging its strong relationships with existing retail travel agents. Through the use of the Internet and as a result of expanded relationships with affinity groups, the Company believes it will penetrate a significant portion of the vacation travel market that currently books directly with travel suppliers. The Company believes its value-added vacation products and services will allow it to compete effectively with travel suppliers by (i) generally providing better prices and inventory availability than can be obtained by an individual travel agency or traveler, (ii) enhancing and simplifying access to travel information across multiple destinations and (iii) assembling vacation travel components into convenient packages for ease of planning and booking.

     Private Label Branding. In recent years, certain travel and non-travel related companies have sought to leverage their brand names by outsourcing the development and operation of vacation programs under such brand names. The Company believes there are significant opportunities to expand its existing private label business and that the Company is particularly well-positioned to obtain additional business as a result of the extensive industry contacts of its management team, the breadth of its destination offerings, its reputation for quality and its financial stability. Additional benefits of the private label business include (i) access to additional customers, (ii) enhanced visibility in the market through association with other well-recognized brands and (iii) reduced advertising and marketing costs through sharing arrangements with other brand name companies.

     Affinity Group Marketing. The Company will seek access to affinity groups such as frequent flier programs and bank card reward or loyalty programs for the direct marketing of its products and services as well as the opportunity to provide its vacation products and services as rewards in these programs. The Company has certain proprietary software and extensive operating experience, which it believes provide a significant opportunity to capitalize on this growing market.

KEY DESTINATION MARKETS

     Hawaii. The market for westbound packaged vacations to Hawaii has been relatively flat for the last three years, with the Hawaii Visitors & Convention Bureau estimating that, in each of 1995, 1996 and 1997, approximately 1.5 million westbound travelers visited Hawaii as part of a packaged vacation.

     The Company is one of the leading providers of vacations in Hawaii for travelers from the continental United States and has over 15 years of experience in the Hawaii travel market. Based on a total of 1.5 million westbound travelers to Hawaii traveling on packaged vacations, as reported by the Hawaii Visitors & Convention Bureau, the Company had approximately a 13% market share of westbound packaged vacation travel to Hawaii in 1997. The Company has relationships with major airlines, such as United, Delta and Hawaiian for travel to Hawaii, and Hawaiian and Aloha for air travel within Hawaii, all of which provide the Company with preferential access to prices that generally are better than published fares and to capacity for air travel to Hawaii, as well as marketing support. In addition, the Company utilizes a staff of approximately 100 employees on location in Hawaii to provide destination management for its Hawaii packaged vacations products and services. The Company believes its extensive experience and established reputation in this market as well as its airline relationships give it a significant competitive advantage over other providers of vacations to Hawaii. The Company believes the Hawaii travel market will continue to present growth opportunities in the future and to represent a significant portion of its revenues.

     In-bound to the United States. According to TIA, in conjunction with the International Trade Administration, 46.5 million in-bound travelers to the United States spent $90.5 billion on travel to and within the United States in 1996, making the United States the most popular tourist destination worldwide. According to TIA, 5.4 million of those international travelers were on packaged trips. Also according to TIA, the total amount spent by international travelers to the United States grew by 246% between 1986 and 1996.

     The Company is among the largest packaged vacation providers for in-bound travelers to the United States. Based on a total of 5.4 million trips to the United States by international visitors booked in package form, as reported by TIA, the Company had approximately an 8% market share of packaged trips to the United States by international travelers in 1996. The Company's customers for these products and services primarily are international travel distributors who send travelers to the United States. The Company believes its broad customer base among European and other international travel distributors and its status as one of a limited number of designated providers of vacations for in-bound travelers to the various Disney properties in Florida and California represents a significant competitive advantage.

     Florida, the Caribbean and Mexico. In 1996, according to the Florida Tourism Industry Marketing Corporation, approximately 43 million U.S. residents traveled to Florida and approximately 10% of these travelers booked their travel in package form. TIA has reported that approximately 6.4 million U.S. travelers visited Caribbean destinations during 1996 and approximately 19.6 million U.S. travelers visited Mexico during 1996. Approximately 29% of these Caribbean trips were arranged in package form.

     The Company has an established presence in the markets for travel to Florida, the Caribbean and Mexico. The Company has over 15 years of experience in these markets and has established key strategic relationships, including as one of a limited number of designated providers for American Airlines in the Caribbean. The Company also acts as one of a limited number of designated providers for Disney World. The Company believes its extensive experience and established reputation in these markets as well as its supplier relationships give it a significant competitive advantage over other providers of vacations to these destinations.

     Other U.S. Destinations. The Company offers products and services to a number of other destinations in the United States in addition to Hawaii and Florida. The Company is the exclusive provider of vacation products and services for Amtrak. The Company believes it has significant purchasing power for destinations throughout the United States due to the volume of U.S. travel products and services it purchases for both in-bound and domestic travelers. As a result, the Company is able to create and effectively market products and services in demand by travelers, including weekend trips and excursions such as "theater packages" in New York.

     Europe. According to TIA, Americans spent a total of $25.9 billion on all types of travel to Europe in 1996. According to a survey by the U.S. Department of Commerce, there were 9.9 million U.S. tourists visiting Europe in 1997, an 11.7% increase from 1996. The Company has an established presence in the market for travel by U.S. residents to Europe. The Company intends to increase its presence in this market by cross-selling within its existing customer base, by leveraging its relationships with travel distributors to create demand for the Company's brand name products and services and by leveraging its existing relationships with suppliers to obtain preferential pricing and access to capacity for European destinations.

PRODUCTS AND SERVICES

     The Company focuses on specific destinations in order to become a leading provider of value-added vacation products and services while at the same time providing travel suppliers with efficient and cost effective distribution of their capacity. The Company has expertise in and access to the products and services of a broad range of travel suppliers. Based on customer research, the Company designs its products and services to offer travelers a wider choice than that of an individual supplier. The Company assembles travel products and services in bulk and combines them to create customized vacations for individual travelers. The Company creates demand for its products through integrated marketing programs and handles all reservations, payment processing and supplier processing interfaces. The Company has developed the in-depth knowledge of these products and services that a retail travel agent, which acts as a broker or reseller of the entire spectrum of travel products and services, is unlikely to acquire.

     The Company focuses on ensuring customer satisfaction and cultivating consumer loyalty to its products and services. The Company has quality control mechanisms, such as destination management programs, in place to provide customer support and monitor the quality of the individual travel components and overall customer satisfaction.

     The Company is the exclusive provider of certain private label vacation products and services for Amtrak and Hyatt. The Company believes there are significant opportunities to expand its business by assembling packaged vacations on behalf of other companies which seek to leverage their brand names. The benefits of capitalizing on such opportunities include (i) access to the customers, (ii) enhanced visibility in the market through association with other well-recognized brands and (iii) reduced advertising and marketing costs through sharing arrangements.

     The Company also manages bank card reward and other affinity group marketing programs for several companies, including The Chase Manhattan Bank N.A. and U.S. Bancorp. The Company has certain proprietary software and extensive operating experience it believes provide a significant opportunity to capitalize on this growing market. The Company intends to increase its presence in this market by proactively marketing its services to affinity group sponsors. The Company believes access to affinity groups provides unique opportunities for the direct marketing of its products and services to targeted travelers.

SALES AND MARKETING

     The Company pursues a fully integrated sales and marketing effort in support of its proprietary travel products and services as well as the private label products and services the Company manages and markets for other companies. The Company directs its marketing toward retail distributors and other intermediaries as well as to travelers directly. By employing a multi-faceted marketing approach targeted both to travel distributors and to individual travelers, the Company believes it will increase the demand for its products and services. In addition, the Company will integrate its own marketing efforts with the marketing support it receives from certain travel suppliers with whom the Company has an established relationship. The Company believes it will be able to leverage its national presence and established marketing and sales experience and strength into a competitive advantage. The Company will seek to identify and cultivate new customers and create cross-selling opportunities within its existing customer base.

     A substantial majority of the Company's products and services are sold through a broad network of retail travel agencies, including independent firms and agencies affiliated with travel consortia or national accounts. The Company typically offers retail travel agencies a base commission on the sale of Company products with the opportunity to earn additional override commissions on sales above negotiated threshold amounts. In addition to supplying travel agents with brochures and merchandising materials, the Company intends to leverage its relationships through targeted marketing efforts including travel agent training, trade shows, cooperative advertising and performance incentives. These efforts also will include strategic distribution and favorable vendor arrangements (both exclusive and non-exclusive) with other travel intermediaries, national accounts and travel agency consortia. The Company will employ a dedicated sales force to maintain and expand these relationships.

     In the market for in-bound travel to the United States by international travelers, the Company's marketing focuses on foreign travel distributors who market vacation products and services directly to travelers. The Company has developed numerous important relationships with major travel distributors in Europe and in certain other key international origination markets. The Company's marketing efforts with these distributors include direct sales efforts, brochures, trade advertising and trade shows in addition to effective account management of existing, long-standing relationships.

     The Company will pursue marketing opportunities in other distribution channels as well. The Company intends to develop marketing programs aimed at travelers who purchase travel products and services through affinity groups, and the Company will pursue strategic relationships with the owners of non-travel-related consumer brands that represent a consumer base the Company wishes to target. Finally, to reach travelers who prefer to purchase leisure and travel products and services on the Internet, the Company currently is developing an Internet strategy, which will include developing relationships with Internet companies to market the Company's products and services on their web sites or provide links to the Company's web sites, as well as offering an Internet booking capability.

BUSINESS AND INFORMATION SYSTEMS

     The Company believes the successful application of common business and information systems will be important to its ability to create operating efficiencies and establish a competitive advantage. By migrating the systems of Acquired Businesses to a shared system, the Company will be able to spread maintenance and development costs across a broader customer base, facilitate the use of common operating platforms and reduce the costs and time requirements of developing external interfaces. In addition, it is likely that application of system solutions will become increasingly important to enable the Company to integrate customer identification and profiling capabilities with reservation and operational business systems. This combination will enable the Company to leverage each customer encounter into a basis for generating repeat business and establishing a long-term relationship.

     Recognizing the importance of the rapid integration of information systems to its strategy, the Company has selected Trase-Miller Solutions, a leading supplier of information and technology systems for the packaged vacation industry, to serve as an outsource provider for the Company's technology requirements. The Company currently is negotiating to expand MTI's outsourcing relationship with Trase-Miller Solutions to encompass software, hardware and service bureau processing across the Company. The Company expects to use the Trase-Miller Solutions system as the primary platform for processing reservations and for servicing its other business requirements, including financial analysis, management reporting and communication. The Company expects to negotiate certain safeguards into its relationship with Trase-Miller Solutions, including performance measurements and monitoring (i.e., Year 2000 compliance), emergency back-up procedures and systems and appropriate remedies for system failures.

     The Company believes that this arrangement will offer a number of advantages, which include (i) allowing the Company to focus on its core competencies of creating and marketing value-added vacation packages, (ii) leveraging third party investments in rapidly evolving technology, (iii) shortening the required time to develop and implement a shared technology platform, (iv) containing the costs of such development and implementation and
(v) developing the ability to market and arrange vacations through electronic distribution systems (including SABRE, Galileo and WORLDSPAN) as well as through the Internet.

     The Company will employ a chief information officer to manage its outsourced operations as well as to administer, install and maintain the Company's own network and custom development requirements. Prior to the achievement of full systems integration, which is expected in 1999, the Company will operate on several separate systems.

COMPETITION

     The Company competes with a variety of other providers of travel and travel-related products and services. Its principal competitors are other vacation providers, travel agencies and other retail and wholesale distributors of travel products and services, some of which are larger and have greater name recognition and financial resources than the Company. Certain packaged vacation providers that compete with the Company may have relationships with travel suppliers that give them preferred access to capacity or more competitive pricing than is available to the Company. Other travel providers have a presence in particular travel destinations that is stronger than that of the Company. The Company also competes with travel suppliers, including some of the Company's travel suppliers, that sell directly to individual travelers. The Company believes it competes for customers based upon the quality of the travel products and services delivered, price, specialized knowledge, reputation and convenience. The Company believes it is well-positioned to compete on these bases. See "Risk Factors -- Substantial Competition and Industry Consolidation" and "Risk Factors -- Changing Industry Dynamics; New Methods of Distribution."

FACILITIES

     The Company's headquarters are located in Washington, D.C. As of July 31, 1998, the Company's other principal facilities consist of leased offices, of which the largest are located in Cambridge, MA, Mount Laurel, NJ, New York, NY, Oak Brook, IL and San Jose, CA. The Company believes these facilities are adequate to meet its anticipated needs.

EMPLOYEES

     The Company employs approximately 900 people, a majority of whom are located at the Company's principal offices and on location in Hawaii. Approximately 380 of the Company's employees serve as reservation staff and the remainder serve in customer service and operations, sales and marketing, information systems and management and administration. The Company believes it enjoys good relations with its employees, none of whom are covered by any collective bargaining agreements.

LEGAL PROCEEDINGS

     The Company is not involved in any legal proceedings other than various legal actions arising in the ordinary course of business. The Company believes none of these actions will have a material adverse effect on its business, financial condition and results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Set forth below is certain information concerning the executive officers, directors and director nominees of the Company.

             NAME                AGE                POSITION AND OFFICES HELD
             ----                ---                -------------------------
Roger H. Ballou................  47    Chairman and Chief Executive Officer
J. Raymond Lewis, Jr...........  53    President and Chief Operating Officer
Walter S. Berman...............  55    Executive Vice President and Chief Financial Officer
Frederic V. Malek..............  61    Director
Carl J. Rickertsen.............  38    Director
Kenneth M. Duberstein..........  54    Director Nominee
James M. Sullivan..............  54    Director Nominee

     Roger H. Ballou has served as Chairman and Chief Executive Officer of the Company since March 1998. Immediately prior to joining the Company, Mr. Ballou served as a Senior Advisor to Thayer. Between May 1995 and September 1997, Mr. Ballou served as Vice Chairman and Chief Marketing Officer and then as President and Chief Operating Officer of Alamo. For more than 16 years prior to joining Alamo, Mr. Ballou held several executive positions with American Express Travel, serving most recently as President -- Travel Services Group. Mr. Ballou currently serves as Chairman of the National Tourism Organization, a travel industry organization chartered by the U.S. Congress, as a member (and past Chairman) of the Board of Directors of TIA and as a member of the Board of Directors of the National Academy Foundation. From 1995 through 1997, he served as Chairman of the Government Affairs Council, the leading travel industry federal government lobbying arm. Mr. Ballou also is a member of the Board of Directors of American Medical Security, Inc.

     J. Raymond Lewis, Jr. has served as President and Chief Operating Officer of the Company since March 1998. From September 1996 until January 1998, Mr. Lewis served as President of Certified Vacations, Inc., a large packaged vacation provider headquartered in Florida. From January 1992 through August 1996, Mr. Lewis was Executive Vice President, Worldwide Sales and Marketing and a director and member of the Executive Committee of Holiday Inn. Mr. Lewis held several executive-level marketing positions with Holiday Inn between 1985 and 1992.

     Walter S. Berman has served as Executive Vice President and Chief Financial Officer of the Company since April 1998. From September 1996 until March 1998, Mr. Berman served as an outside consultant to International Business Machines, Inc. ("IBM") to provide advice and assistance to IBM's chief financial officer in several reengineering initiatives in the areas of tax strategy, utilization of capital and risk management. Between 1965 and 1996, Mr. Berman held several positions with American Express Travel, most recently as Executive Vice President and Chief Financial Officer. Mr. Berman also served as Treasurer of American Express Corporation, the parent company of American Express Travel, in 1995 through 1996.

     Frederic V. Malek has served as chairman of Thayer Capital Partners, an affiliate of Thayer ("Thayer Capital") since 1993. Mr. Malek is also a member of TC Equity Partners and TC Management, which are, respectively, the sole general partner and managing agent of Thayer. Prior to 1993, Mr. Malek was president of Marriott Hotels and Resorts from 1980 to 1988, and president and vice chairman of Northwest Airlines from 1989 to 1991. During 1992, Mr. Malek was the Campaign Manager of the Bush-Quayle campaign. Mr. Malek currently serves on the boards of directors of Automatic Data Processing Corporation, American Management Systems, Inc., FPL Group, Inc., Choice Hotels, Inc., Manor Care, Inc., CB Commercial Real Estate Group, Inc., Northwest Airlines, Colorado Prime, Inc. and PaineWebber Mutual Funds.

     Carl J. Rickertsen is a member of TC Equity Partners and TC Management. Since September 1994, Mr. Rickertsen also has served as a partner in Thayer Capital. Mr. Rickertsen acted as a private financial consultant from 1993 through August 1994, and was a partner at Hancock Park Associates, a private equity investment firm based in Los Angeles, from 1989 to 1993. Before joining Hancock Park Associates, Mr. Rickertsen was an associate at Brentwood Associates from 1987 to 1989, and worked in the high technology group at Morgan Stanley & Co., Inc. from 1983 to 1985. Mr. Rickertsen currently serves as a director of MLC Holdings, Inc. and Colorado Prime, Inc. and as Chairman of the Board of Software AG Systems, Inc.

     Kenneth M. Duberstein has served as Chairman and Chief Executive Officer of The Duberstein Group, a strategic advisory and consulting firm, since 1989. Mr. Duberstein served as White House Chief of Staff to President Ronald Reagan from 1988 to 1989. During President Reagan's two terms, he also served as Deputy Chief of Staff as well as both Assistant and Deputy Assistant to the President for Legislative Affairs. His earlier government appointments included Deputy Under Secretary of Labor and Director of Congressional and Intergovernmental Affairs at the U.S. General Services Administration. Mr. Duberstein currently serves on the boards of directors of The Boeing Company, The St. Paul Companies, Cinergy Corporation and the Federal National Mortgage Association ("Fannie Mae"). He also serves on the board of governors of the American Stock Exchange.

     James M. Sullivan is Executive Vice President of Development for the Lodging Group of Marriott International, Inc. ("Marriott"). Since 1986, he has held several positions with Marriott (and its predecessor, Marriott Corp.), including Vice President of Mergers and Acquisitions. From 1983 to 1986, Mr. Sullivan was Chairman, President and Chief Executive Officer of Tenley Enterprises, Inc., a privately held company operating 105 restaurants. Prior to 1983, he held senior management positions with Marriott Corp., Harrah's Entertainment, Inc., Holiday Inns, Inc., Kentucky Fried Chicken Corp. and Heublein, Inc. He also was employed as a senior auditor with Arthur Andersen & Co. Mr. Sullivan currently serves on the board of directors of Integra LifeSciences Corporation.

     Following the offering the Board of Directors will be divided into three classes serving staggered three-year terms. At each annual meeting of the shareholders of the Company, the successors to the class of directors whose terms expire at such meeting will be elected to hold office for a term expiring at the third succeeding annual meeting of shareholders after their election. Mr. Duberstein's initial term will expire in 1999; the initial terms of Messrs. Rickertsen and Sullivan will expire in 2000; and the initial terms of Messrs. Ballou and Malek will expire in 2001.

     The Company's executive officers are appointed annually by, and serve at the discretion of, the Board of Directors. Each executive officer is a full-time employee of the Company. There are no family relationships between any of the directors or executive officers of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

     Following the offering, the Board of Directors will establish an audit committee and a compensation committee. The audit committee will consist solely of independent directors and will be responsible for making recommendations concerning the engagement of independent public accountants, reviewing the plans and results of such engagement with the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's internal accounting controls. The compensation committee will be responsible for determining compensation for the Company's executive officers and administering the Company's stock plans. See "-- Compensation Committee Interlocks and Insider Participation."

DIRECTOR COMPENSATION AND OTHER ARRANGEMENTS

     The Company has no present plans to pay cash compensation to directors. The Company intends to reimburse directors for certain out-of-pocket expenses incurred in connection with attendance and meetings of the Board of Directors or committees thereof. In addition, the Company may issue options to the directors under the Stock Option Plan, which options would vest and become exercisable over time, subject to acceleration in the event of a change of control of the Company. On July 31, 1998, the Company issued options to acquire 5,700 shares at an exercise price equal to the initial public offering price to each of Messrs. Duberstein and Sullivan.

EXECUTIVE COMPENSATION

     The Company's current executive management team was put in place in March 1998 following the Recapitalization. For information regarding the compensation of the new executive management team, see "-- Employment Contracts and Related Matters."

     The following table sets forth information with respect to the compensation received during 1997 by the former chief executive officer of the Company and each other former executive officer of the Company whose annual salary and bonus compensation for 1997 exceeded $100,000 (the "Former Executive Officers"). No options to acquire securities of the Company were granted to, held by or exercised by the Former Executive Officers during 1997.

                           SUMMARY COMPENSATION TABLE

                                                                   1997 ANNUAL
                                                                  COMPENSATION
                                                              ---------------------
                NAME AND PRINCIPAL POSITION                    SALARY     BONUS(1)
                ---------------------------                   --------   ----------
Stanley Fisher(2)
     President..............................................  $328,436   $3,000,000
Michael Fisher(2)
     Executive Vice President...............................   198,524    1,000,000
Gregory Fisher(2)
     Executive Vice President...............................   153,720    1,000,000

---------------

(1) Prior to the Recapitalization in March 1998, the Company operated as a corporation exempt from entity-level taxation under Subchapter S of the Code. As a result, all of the Company's earnings were distributed to its shareholders (who also were employees of the Company) as bonus compensation or as distributions on capital stock. See "Dividend Policy."

(2) Mr. Stanley Fisher is no longer an employee of the Company and has entered into a consulting agreement with the Company. Each of Messrs. Michael Fisher and Gregory Fisher has entered into an employment agreement with the Company. See "Certain Transactions."

EMPLOYMENT CONTRACTS AND RELATED MATTERS

     The Company has entered into Senior Management Agreements (each a "Senior Management Agreement") with each of Messrs. Ballou, Lewis and Berman (each a "Senior Executive"). Each Senior Management Agreement provides for a term of three years with automatic one-year extensions at the end of any term provided that neither the Company nor the applicable Senior Executive provides notice of termination within 60 days of the end of the term. Each Senior Executive initially will receive an annual base salary of $200,000, subject to increase following annual review by the Board of Directors. Each of the Senior Executives also will be eligible to receive an annual bonus in an amount not to exceed 100% of his annual base salary for such year, as determined by the Board of Directors based upon the Company's achievement of budgetary and other objectives set by the Board of Directors. In addition, on July 31, 1998, each of the Senior Executives was granted options to purchase 368,689 shares of Common Stock at an exercise price equal to the initial public offering price. These options were granted under the Stock Option Plan and will vest over four years.

     In the event a Senior Executive's employment is terminated during the term of his Senior Management Agreement by the Company without cause or by such Senior Executive for good reason (each as defined in the applicable Senior Management Agreement), then such Senior Executive will be entitled for 12 months to monthly severance payments equal to one-twelfth of his base salary and bonus for the previous year. If a Senior Executive is terminated by the Company based upon a failure by the Company to achieve certain performance goals, then he will be entitled to such monthly severance payments for three months. Under the terms of the Senior Management Agreements, each of the Senior Executives has agreed to preserve the confidentiality and the proprietary nature of all information relating to the Company and its business. Each

Senior Executive also has agreed to certain non-competition and non-solicitation provisions which will be in effect during the term of his Senior Management Agreement and for one year thereafter.

     In connection with the Senior Management Agreements, each of the Senior Executives purchased restricted shares of Common Stock and Convertible Preferred Stock. See "Certain Transactions."

STOCK OPTION PLAN

     The Company has adopted the Stock Option Plan to assist the Company and its affiliates in attracting and retaining qualified employees, directors, consultants and advisors (collectively, the "Eligible Individuals") and to promote the identification of their interests with those of the shareholders of the Company. The Stock Option Plan provides that at any time a number of shares equal to 12% of the number of then outstanding shares of Common Stock will be reserved for issuance to Eligible Individuals pursuant to grants of stock options. Unless sooner terminated by the Company's Board of Directors, the Stock Option Plan will terminate on March 29, 2008. Options granted under the Stock Option Plan may be either incentive or non-incentive options under Section 422 of the Internal Revenue Code of 1986, as amended. Options granted under the Stock Option Plan typically vest over time, subject to acceleration in the event of a change of control of the Company. No option granted under the Stock Option Plan is exercisable after the tenth anniversary of the option's date of grant.

     As of March 31, 1998, the Company had granted options to purchase 84,716 shares of Common Stock at an exercise price equal to $0.82. On July 31, 1998, the Company issued options under the Stock Option Plan to purchase 1,528,103 shares of Common Stock at an exercise price equal to the price per share in this offering.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to the offering, the Company had no separate compensation committee or other board committee performing equivalent functions with respect to determining compensation for the Company's executives, and those functions were performed by the Company's Board of Directors which included Mr. Ballou, the Company's Chief Executive Officer. See "Certain Transactions" for a description of certain relationships and transactions between the Company and its directors and executive officers.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH THAYER, SENIOR EXECUTIVES AND DIRECTORS

     Thayer is a Delaware limited partnership whose sole general partner is TC Equity Partners. TC Equity Partners has sole voting and investment power with respect to the shares of Common Stock held of record by Thayer. TC Co-Investors is a Delaware limited liability company whose managing member is TC Management. TC Management has sole voting and investment power with respect to the shares of Common Stock held of record by TC Co-Investors. Frederic V. Malek and Carl J. Rickertsen, directors of the Company, are members of TC Equity Partners and TC Management. As a result, Messrs. Malek and Rickertsen may receive certain benefits from cash payments made to Thayer or its affiliates.

     The Recapitalization. In connection with the Recapitalization, Thayer purchased a majority of Allied Holding's interest in the Company and subsequently received 3,016,023 shares of Common Stock valued at $0.82 per share and 22,249 shares of Convertible Preferred Stock valued at $1,000 per share, for a total equity interest in the Company valued at $24.7 million, which was the amount paid by Thayer to Allied Holding for such interest. In addition, the Company paid Thayer $425,000 for certain financial and management services provided by Thayer to the Company in connection with the Recapitalization. Thayer, as a holder of Convertible Preferred Stock, is entitled to dividends on the shares of Convertible Preferred Stock issued to it in the Recapitalization. These dividends accrue daily and will be paid in additional shares of Convertible Preferred Stock at a rate of 15% per annum.

     Thayer Purchase Agreement. On March 30, 1998, the Company entered into an Equity Purchase Agreement (the "Thayer Purchase Agreement") with Thayer, TC Co-Investors and 16 other individuals or entities whereby the Company agreed to sell to Thayer a total of 3,083,977 shares of Common Stock at a purchase price of $0.82 per share and 22,751 shares of Convertible Preferred Stock at a purchase price of $1,000 per share. Between March 30, 1998 and May 5, 1998, Thayer purchased 3,083,977 shares of Common Stock and 22,751 shares of Convertible Preferred Stock at those respective prices per share and paid the Company cash in an aggregate amount of $25.3 million. On March 30, 1998 in connection with the Thayer Purchase Agreement, TC Co-Investors purchased 49,292 shares of Common Stock at a purchase price of $0.82 per share and 363.64 shares of Convertible Preferred Stock at a purchase price of $1,000 per share for an aggregate consideration of $404,044. Thayer, TC Co-Investors and these other purchasers, as holders of Convertible Preferred Stock, are entitled to dividends on the shares of Convertible Preferred Stock purchased by them pursuant to the Thayer Purchase Agreement similar to the dividend rights discussed above.

     Senior Management Agreements and Related Transactions. On March 30, 1998, in connection with the Senior Management Agreements, the Company sold to the Senior Executives a total of (i) 701,500 shares of Common Stock at a purchase price of $0.82 per share (414,800 to Mr. Ballou, 115,900 to Mr. Lewis and 170,800 to Mr. Berman) and (ii) 425 shares of Convertible Preferred Stock at a purchase price of $1,000 per share (60 to Mr. Ballou, 105 to Mr. Lewis and 260 to Mr. Berman), for an aggregate consideration of $1.0 million paid in cash. Under the Senior Management Agreements, upon the termination of a Senior Executive's employment with the Company for any reason, the Company has the right to repurchase any or all of the shares originally issued to such Senior Executive under his Senior Management Agreement which have not yet vested (including shares issued to him in connection with the Conversion). The repurchase price for any unvested shares of Common Stock so repurchased will be the Senior Executive's original cost for such shares, or $0.82 per share. In the event the Company does not purchase all of a Senior Executive's unvested shares of Common Stock subject to repurchase upon termination of his employment, Thayer may purchase any such shares of Common Stock not purchased by the Company at the same purchase price.

     For each Senior Executive, all of the shares of Convertible Preferred Stock and a portion (15.0% for Mr. Ballou, 24.0% for Mr. Lewis and 31.2% for Mr. Berman) of the shares of Common Stock were vested immediately, and a portion (52.3% for Mr. Ballou, 46.8% for Mr. Lewis and 42.3% for Mr. Berman) of the shares of Common Stock will vest over four years from the date of the Recapitalization, subject to accelerated vesting under certain circumstances. The remaining shares of Common Stock sold to the Senior Executives in connection with the Senior Management Agreements will vest on April 1, 2005, subject to accelerated vesting upon Thayer's achievement of certain rates of return on its investment in the Company. All of the unvested shares are subject to accelerated vesting upon a change of control of the Company. The Senior Executives, as holders of Convertible Preferred Stock, are entitled to dividends on the shares of Convertible Preferred Stock purchased by them pursuant to the Senior Management Agreements similar to dividend rights discussed above.

     In addition, on July 31, 1998, each of the Senior Executives was granted options to purchase 368,689 shares of Common Stock at an exercise price equal to the initial public offering price. These options were granted under the Stock Option Plan and will vest over four years. See "Management -- Employment Contracts and Related Matters" and "Management -- Stock Option Plan."

     Arrangements in Connection with the Acquisitions. Thayer funded a substantial portion of the up-front costs associated with the Acquisitions. Between March 30, 1998 and May 5, 1998, the Company made payments to Thayer approximating $675,000 as reimbursement for these costs. A substantial portion of these costs related to consulting and expense payments made by Thayer to the Senior Executives, each of whom was a consultant to Thayer prior to joining the Company. Of this amount, Mr. Ballou received approximately $363,000 from the Company during this period in consideration of certain financial and management consulting services provided to the Company by Mr. Ballou in connection with the Acquisitions.

     In addition, on March 30, 1998, the Company entered into a Professional Services Agreement (the "Professional Services Agreement") with TC Management whereby the Company agreed to pay TC Management a fee equal to 1% of the amount of any debt or equity financing of the Company following the Recapitalization. In exchange for such payments, TC Management agreed to provide financial and management consulting services to the Company. Between March 30, 1998 and May 5, 1998, the Company paid a total of $615,000 pursuant to the Professional Services Agreement. By its terms, the Professional Services Agreement will terminate upon the effective date of this offering.

     The Conversion. Concurrently with this offering, the Company will issue 3,394,079 shares of Common Stock to Thayer and TC Co-Investors and 31,964 shares of Common Stock to the Senior Executives in the Conversion.

TRANSACTIONS WITH THE FORMER EXECUTIVE OFFICERS

     Messrs. Stanley Fisher, Michael Fisher and Gregory Fisher are the executive officers and principal shareholders of Allied Holding and therefore these individuals (i) may receive certain benefits from cash payments made to Allied Holding and (ii) may be deemed to be the beneficial owners of the shares of Common Stock and Convertible Preferred Stock held by Allied Holding.

     The Recapitalization. Prior to the Recapitalization, Allied Holding was the sole shareholder of the Company. In connection with the Recapitalization, the Company redeemed a portion of Allied Holding's interest for an aggregate consideration of $14.7 million (consisting of $10.7 million in cash and a $4.0 million 120-day promissory note bearing interest at 8%) and issued 476,214 shares of Common Stock valued at $0.82 per share and 3,513 shares of Convertible Preferred Stock valued at $1,000 per share to Allied Holding in respect of Allied Holding's remaining interest in the Company. The promissory note was paid off at maturity in July 1998. Allied Holding, as a holder of Convertible Preferred Stock, is entitled to dividends on the shares of Convertible Preferred Stock issued to it in the Recapitalization. These dividends accrue daily from the date of issuance of each share of Convertible Stock and will be paid in additional shares of Convertible Preferred Stock at a rate of 15% per annum.

     The Conversion. Concurrently with the closing of this offering, the Company will issue 264,540 shares of Common Stock to Allied Holding in the Conversion.

     Consulting and Employment Agreements. The Company has entered into a Consulting Agreement with Mr. Stanley Fisher (the "Consulting Agreement") and Employment Agreements with each of Messrs. Michael Fisher and Gregory Fisher (the "Fisher Employment Agreements"). The Consulting Agreement has a term expiring December 31, 1999, subject to automatic extensions on a month-to-month basis until the Company or Mr. Stanley Fisher provides one-month's written notice of termination to the other. The Company will pay Mr. Stanley Fisher $100,000 per year for consulting services and will reimburse him for all reasonable expenses incurred by him in rendering such consulting services to the Company. Pursuant to the Consulting Agreement, Mr. Stanley Fisher has agreed to certain non-competition and non-solicitation provisions which will be in effect until the sooner of one-year beyond the term of the Consulting Agreement or March 27, 2002.

     Each of the Fisher Employment Agreements provides for a term of four years with automatic one-year extensions at the end of any term, provided that neither the Company nor the applicable employee, provides notice of termination within 60 days of the end of the term. Each of these employees will receive an annual base salary of $250,000 subject to increase in the future as agreed by the Company and the applicable employee. Each of these employees also will be eligible to receive an annual bonus of up to $150,000 based upon certain performance criteria. Each of the employees will have the right, in certain circumstances, to receive severance payments upon termination for a period of up to two years from the date of termination based upon such employee's current base salary and his bonus for the previous year. In addition, on July 31, 1998, each of Messrs. Michael Fisher and Gregory Fisher was granted options to purchase 71,428 shares of Common Stock at an exercise price equal to the initial public offering price. These options were granted under the Stock Option Plan and will vest over four years. Each of Messrs. Michael Fisher and Gregory Fisher also has agreed to (i) certain non-competition provisions which will be in effect until the later of March 18, 2002 or one year following the termination of his Fisher Employment Agreement and (ii) certain non-solicitation provisions which will be in effect during the term of his Fisher Employment Agreement and for two years thereafter.

REGISTRATION RIGHTS AGREEMENT

     The Company has entered into a Registration Rights Agreement (the "Registration Rights Agreement") with each shareholder who owned shares in the Company prior to this offering (the "Original Shareholders"), including Thayer, TC Co-Investors, the Senior Executives and Allied Holding. Pursuant to the Registration Rights Agreement, the Original Shareholders will have the right to require the Company to register their shares under the Securities Act following this offering. If the Company proposes to register its securities under the Securities Act, either for its own account or the account of others, the Original Shareholders will be entitled to notice of such registration and to include their shares in such registration; provided, among other conditions, that the underwriters for any offering will have the right to limit the number of such shares included in such registration, subject to certain conditions. In addition, the holders of a majority of the shares held by the Original Shareholders at any time will have the right to require the Company to file under the Securities Act up to six registrations at the Company's expense and an unlimited number of registrations at their own expense.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth the number and percentage of outstanding shares of Common Stock that will be beneficially owned by (i) all persons known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Former Executive Officers, (iii) each current director, director nominee and executive officer and (iv) all directors, director nominees and executive officers as a group, in each case both prior to and after this offering. This table assumes no exercise of the Underwriters' over-allotment option. Two of the Company's shareholders, Thayer and TC Co-Investors, have granted to the Underwriters options to purchase 445,940 and 4,060 shares, respectively, to cover over-allotments. See "Underwriting." Footnotes 5 and 6 to the table provide information regarding the share ownership of the Selling Shareholders after this offering in the event the Underwriters exercise the over-allotment option in full.

                                                                                PERCENTAGE OF
                                                               NUMBER OF          OWNERSHIP
                                                                 SHARES      -------------------
                                                              BENEFICIALLY   PRIOR TO    AFTER
NAME AND ADDRESS(1)                                             OWNED(2)     OFFERING   OFFERING
-------------------                                           ------------   --------   --------
Roger H. Ballou.............................................      419,312       3.6%       2.8%
J. Raymond Lewis, Jr........................................      123,797       1.1          *
Walter S. Berman............................................      190,355       1.6        1.3
Kenneth M. Duberstein.......................................           --        --         --
Frederic V. Malek(3)........................................           --        --         --
Carl J. Rickertsen(3).......................................           --        --         --
James M. Sullivan...........................................           --        --         --
Stanley Fisher(4)...........................................      740,754       6.3        5.0
Michael Fisher(4)...........................................      740,754       6.3        5.0
Gregory Fisher(4)...........................................      740,754       6.3        5.0
Thayer Equity Investors III, L.P............................    9,457,249      80.5       64.1(5)
TC Co-Investors, LLC........................................       86,122         *          *(6)
Allied Tours Holding Corp...................................      740,754       6.3        5.0
All directors, director nominees and executive officers as a
  group (7 persons)(3)......................................      733,464       6.2%       5.0

---------------

 *  Less than 1%.

(1) The business address for Messrs. Ballou, Lewis and Berman is 1420 New York Avenue, N.W., Suite 550, Washington, D.C. 20005. The business address for Messrs. Malek and Rickertsen, Thayer Equity Investors III, L.P. and TC Co-Investors, LLC is 1455 Pennsylvania Avenue, N.W., Suite 350, Washington, DC 20004. The business address for Messrs. Stanley Fisher, Michael Fisher and Gregory Fisher and Allied Tours Holding Corp. is 165 West 46th Street, 10th Floor, New York, New York 10036.

(2) Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days.

(3) Excludes 9,457,249 shares of Common Stock held of record by Thayer and 86,122 shares of Common Stock held of record by TC Co-Investors. Thayer is a Delaware limited partnership whose sole general partner is TC Equity Partners. TC Equity Partners has sole voting and investment power with respect to the shares of Common Stock held of record by Thayer. TC Co-Investors is a Delaware limited liability company whose managing member is TC Management. TC Management has sole voting and investment power with respect to the shares of Common Stock held of record by TC Co-Investors. Frederic V. Malek and Carl J. Rickertsen are members of TC Equity Partners and TC Management. If the Underwriters' over-allotment option is exercised in full, Thayer and TC Co-Investors together will sell a total of 450,000 shares and thereafter beneficially own together 9,093,371 shares, representing 61.7% of the outstanding Common Stock. Messrs. Malek and Rickertsen disclaim beneficial ownership of the shares of Common Stock held by each of Thayer and TC Co-Investors.

(4) Messrs. Stanley Fisher, Michael Fisher and Gregory Fisher are the executive officers and principal shareholders of Allied Holding and may be deemed to be the beneficial owners of the shares of Common Stock held by Allied Holding.

(5) If the Underwriters' over-allotment option is exercised in full, Thayer will sell 445,940 shares and thereafter beneficially own 9,011,309 shares, representing 61.1% of the outstanding Common Stock.

(6) If the Underwriters' over-allotment option is exercised in full, TC Co-Investors will sell 4,060 shares and thereafter beneficially own 82,062 shares, representing 0.6% of the outstanding Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

     As of July 31, 1998, the Company had outstanding (i) 7,797,926 shares of Common Stock with 29 holders of record of such Common Stock and (ii) 52,775.64 shares of Convertible Preferred Stock with 25 holders of record of such Convertible Preferred Stock. The Conversion will occur concurrently with the closing of this offering so that no shares of Convertible Preferred Stock will be outstanding upon completion of this offering. Each holder of Convertible Preferred Stock is entitled to dividends on the shares of Convertible Preferred Stock issued to such shareholder. These dividends accrue daily from the date of issuance of each share of Convertible Preferred Stock and will be paid in additional shares of Convertible Preferred Stock at a rate of 15% per annum. Effective as of the closing of this offering, pursuant to the Conversion, all shares of Convertible Preferred Stock then outstanding will be converted into shares of Common Stock at a conversion rate equal to $1,000 (the liquidation value of each share of Convertible Preferred Stock), plus any accrued and unpaid dividends on such shares as of the closing date of this offering, divided by the initial public offering price.

     Following this offering, the Company's authorized capital stock will consist of 60,000,000 shares of Common Stock, par value $0.01 per share, of which there will be 14,747,576 shares issued and outstanding, 6,000,000 shares of undesignated preferred stock, par value $0.01 per share ("Preferred Stock"), of which there will be no shares issued and outstanding.

COMMON STOCK

     Each shareholder of record will be entitled to one vote for each outstanding share of Common Stock owned by such shareholder on every matter properly submitted to the shareholders for their vote. The holders of Common Stock do not have cumulative voting rights and, accordingly, the holders of a majority of the Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to any dividend declared by the Board of Directors out of funds legally available for such purpose, subject to any preferential dividend rights of any outstanding Preferred Stock. In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to receive on a pro rata basis all remaining assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock do not have any preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company in this offering will be, when issued and paid for, fully paid and (subject to any liability imposed by Section 630 of the New York Business Corporation Law (the "NYBCL")) nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that the Company may designate and issue in the future.

     Under Section 630 of the NYBCL, the 10 largest shareholders of the Company may become personally liable for unpaid wages and debts to the Company's employees if the Company's capital stock ceases to be listed on a national securities exchange or regularly quoted in an over-the-counter market by one or more members of a national or an affiliated securities association.

PREFERRED STOCK

     The Board of Directors is authorized, without further shareholder approval, to issue shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of such series.

     The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. The Company currently has no plans to issue any shares of Preferred Stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by the NYBCL, the Amended Certificate provides that a director of the Company shall not be personally liable to the Company or its shareholders for damages for any breach of duty in his or her capacity as a director unless a judgment or other final adjudication adverse to such director establishes that
(i) his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) such director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or (iii) his or her acts violated Section 719 of the NYBCL.

     This provision is intended to afford directors protection, and limit their potential liability, from suits alleging a breach of the duty of care by a director. The Company believes this provision will assist it in maintaining and securing the services of directors who are not employees of the Company. As a result of the inclusion of such a provision, shareholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders for any particular case, shareholders may not have any effective remedy against the challenged conduct.

     The Amended Certificate also provides that directors and officers shall be indemnified against liabilities arising from their service as directors or officers to the fullest extent permitted by law, which generally requires that the individual have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company's best interests, provided that no indemnification may be made to or on behalf of any directors or officers if a judgment or other final adjudication adverse to him or her established that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     The Company will maintain director and officer liability insurance on behalf of its directors and officers.

CERTAIN ANTI-TAKEOVER EFFECTS

     The Company, as a New York corporation, is subject to the provisions of
Section 912 of the NYBCL and will continue to be so subject if and for so long as it has a class of securities registered under Section 12 of the Exchange Act.
Section 912 provides, with certain exceptions (which include, among others, transactions with shareholders who became interested prior to the effective date of an amendment to the corporation's Certificate of Incorporation providing that the corporation would be subject to Section 912 if such corporation did not then have a class of stock registered pursuant to Section 12 of the Exchange Act), that a New York corporation may not engage in a "business combination" (e.g., merger, consolidation, recapitalization or disposition of stock) with any "interested shareholder" for a period of five years from the date that such person first became an interested shareholder unless: (i) the transaction resulting in a person becoming an interested shareholder, or the business combination, was approved by the board of directors of the corporation prior to that person becoming an interested shareholder; (ii) the business combination is approved by the holders of a majority of the outstanding voting stock not beneficially owned by such interested shareholder; or (iii) the business combination meets certain valuation requirements for the stock of the New York corporation. An "interested shareholder" is defined as any person that (a) is the beneficial owner of 20% or more of the outstanding voting stock of a New York corporation or (b) is an affiliate or associate of the corporation that at any time during the prior five years was the beneficial owner, directly or indirectly, of 20% or more of the then outstanding voting stock. These provisions are likely to impose greater restrictions on an unaffiliated shareholder than on the existing shareholders who will continue to own a majority of the Company's outstanding Common Stock after this offering.

     The Amended Certificate and the By-laws of the Company will contain certain provisions intended to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and of the policies formulated by the Board which may discourage a future unsolicited takeover of the Company. These provisions could have the effect of discouraging certain attempts to acquire the Company or remove incumbent management, including incumbent members of the Company's Board of Directors, even if some or a majority of the Company's shareholders deemed such an attempt to be in their best interests. The Amended Certificate or the By-laws of the Company, as applicable, will, among other things: (i) provide that the number of directors will be not fewer than three nor more than 15, with the exact number of directors to be determined from time to time by the affirmative vote of more than two-thirds of the number of directors which the Company would have, prior to an increase or decrease, if there were no vacancies; (ii) provide for a classified Board of Directors consisting of three classes of directors having staggered terms of three years each; (iii) subject to any rights of holders of the Preferred Stock which may be granted by the Board of Directors in the future and except as otherwise provided by Section 706(d) of the NYBCL, provide that directors may be removed only for cause and only by a majority of the directors in office or by vote of the holders of at least two-thirds of the Company's capital stock entitled to vote; (iv) subject to any rights of holders of the Preferred Stock which may be granted by the Board of Directors in the future, permit vacancies on the Board of Directors that may occur between annual meetings and any newly created seats to be filled only by the Board of Directors and not by the shareholders; (v) preclude shareholders from calling special meetings of shareholders; (vi) prohibit shareholders from taking any action without a meeting; (vii) require any shareholder who wishes to bring any proposal before a meeting of shareholders or to nominate a person to serve as a director to give written notice thereof and certain related information prior to the date of such meeting; (viii) require the affirmative vote of the holders of at least two-thirds of the Company's capital stock entitled to vote to amend certain provisions of the Amended Certificate or to amend the By-laws of the Company; and (ix) provide that the Board of Directors, without action by the shareholders, may issue and fix the rights and preferences of shares of Preferred Stock. These provisions may have the effect of delaying, deferring or preventing a change of control of the Company without further action by the shareholders, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, Common Stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, the Company will have 14,747,576 shares of Common Stock outstanding (assuming no exercise of outstanding options or warrants). Of these shares, the 3,000,000 shares to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by affiliates of the Company, as that term is defined in Rule 144 ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

     The remaining 11,747,576 shares of Common Stock outstanding will be restricted shares within the meaning of Rule 144 under the Securities Act. Of these shares, approximately 740,754 shares may be eligible for sale in the public market immediately after this offering pursuant to Rule 144(k) under the Securities Act, subject to 180-day Lock-up Agreements as described below. The remaining 11,006,822 shares will become eligible for sale in the public market from time to time, subject to Lock-up Agreements.

     The Company, its executive officers and directors and each of its existing shareholders, who will hold an aggregate of 11,747,576 shares of Common Stock after this offering, have agreed that, until 180 days following the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., sell, offer to sell, solicit any offer to buy, contract to sell, grant any option to purchase (other than under the Stock Option Plan), or otherwise transfer or dispose of any shares of Common Stock, or any securities convertible into, or exercisable or exchangeable for, Common Stock, except that the Company may grant options under the Stock Option Plan and may issue shares of Common Stock pursuant to the exercise of options granted under the Stock Option Plan. Smith Barney Inc. may release shares subject to the Lock-up Agreements in whole or in part in its sole discretion without notice.

     In general, under Rule 144, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (147,475 shares immediately after this offering) or (ii) the average weekly trading volume in the Common Stock on the NYSE during the four calendar weeks preceding the date on which notice of such sale is filed, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, Affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of Common Stock that are not restricted securities. Under Rule 144(k), a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned restricted shares for at least two years may resell such shares without compliance with the foregoing requirements. In meeting the one-year and two-year holding periods described above, a holder of Restricted Shares can include the holding periods of a prior owner who was not an Affiliate. The one-year and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the restricted shares from the issuer or an Affiliate.

     At July 31, 1998, 1,612,819 shares of Common Stock were issuable pursuant to options under the Company's Stock Option Plan. None of these options are currently exercisable and none will be exercisable prior to January 1999. Following the date of this Prospectus, the Company intends to register on one or more registration statements on Form S-8 under the Securities Act the shares of Common Stock issuable under the Stock Option Plan. These registration statements are expected to become effective upon filing and shares covered by these registration statements will be eligible for sale in the public market immediately after the effective dates of such registration statements. At any time a number of shares equal to 12% of the then outstanding shares of Common Stock will be reserved for issuance under the Stock Option Plan.

     Prior to this offering, there has been no public market for the Common Stock of the Company, and no precise prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares of Common Stock for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and could impair the Company's future ability to raise capital through the sale of its equity securities.

     Following completion of the offering, holders of 11,747,576 shares of Common Stock will have the right to require the Company to register such shares under the Securities Act pursuant to terms and conditions of a Registration Rights Agreement with the Company. See "Certain Transactions -- Registration Rights Agreement."

                                  UNDERWRITING

     Upon the terms and subject to the conditions stated in the Underwriting Agreement dated the date hereof, each underwriter named below (collectively, the "Underwriters") has severally agreed to purchase, and the Company has agreed to sell to such Underwriter, the number of shares of Common Stock set forth opposite the name of such Underwriter.

                                                              NUMBER OF
                    NAME OF UNDERWRITER                        SHARES
                    -------------------                       ---------
Smith Barney Inc. ..........................................  1,128,000
NationsBanc Montgomery Securities LLC.......................    552,000
BancAmerica Robertson Stephens..............................    480,000
ING Baring Furman Selz LLC..................................    240,000
BT Alex. Brown Incorporated.................................     72,000
Credit Suisse First Boston Corporation......................     72,000
Donaldson, Lufkin & Jenrette Securities Corporation.........     72,000
A.G. Edwards & Sons, Inc. ..................................     72,000
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................     72,000
William Blair & Company, L.L.C..............................     40,000
Chatsworth Securities LLC...................................     40,000
Friedman, Billings, Ramsey & Co., Inc. .....................     40,000
Morgan Keegan & Company, Inc. ..............................     40,000
Raymond James & Associates, Inc. ...........................     40,000
Utendahl Capital Partners, L.P. ............................     40,000
                                                              ---------
     Total..................................................  3,000,000
                                                              =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

     The Underwriters, for whom Smith Barney Inc., NationsBanc Montgomery Securities LLC, BancAmerica Robertson Stephens and ING Baring Furman Selz LLC are acting as the Representatives, propose to offer part of the shares directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares to certain dealers at a price that represents a concession not in excess of $0.56 per share under the public offering price. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain other dealers. After the initial offering of the shares to the public, the public offering price and such concessions may be changed by the Representatives. The Representatives have advised the Company that the Underwriters do not intend to confirm sales of any shares to any accounts over which they exercise discretionary authority.

     The Selling Shareholders have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock at the price to public set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the offering of the shares offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to the total number of shares listed in such table.

     The Company, its executive officers and directors and each of its existing shareholders, who will hold an aggregate of 11,747,576 shares of Common Stock after this offering, have agreed that, until 180 days following the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., sell, offer to sell, solicit any offer to buy, contract to sell, grant any option to purchase (other than under the Stock Option

Plan), or otherwise transfer or dispose of any shares of Common Stock, or any securities convertible into, or exercisable or exchangeable for, Common Stock, except that the Company may grant options under the Stock Option Plan and may issue shares of Common Stock pursuant to the exercise of options granted under the Stock Option Plan. Smith Barney Inc. may release shares subject to the Lock-up Agreements in whole or in part in its sole discretion without notice.

     Prior to this offering, there has not been any public market for the Common Stock of the Company. Consequently, the initial public offering price for the shares of Common Stock included in the offering was determined by negotiations between the Company and the Representatives. Among the factors considered in determining such price were the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for growth of the Company's revenues and earnings, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies that are comparable to the Company.

     The Representatives have advised the Company that, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time. The Representatives have advised the Company that such transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     The Company, the Underwriters and the Selling Shareholders have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

     The validity of shares of Common Stock will be passed upon on behalf of the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain legal matters will be passed upon for the Underwriters by Hale and Dorr LLP, Washington, D.C.

                                    EXPERTS

     The financial statements and schedules of Global Vacation Group, Inc. (formerly Allied Bus Corp.) as of December 31, 1996 and 1997 and for each of the three years in the period ended December 1997, included in this Prospectus and elsewhere in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Classic Custom Vacations as of December 31, 1997 and for the years ended December 31, 1995 and 1997, included in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Classic Custom Vacations as of and for the year ended December 31, 1996, appearing in this Prospectus and the Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and in the Registration Statement and is included in reliance upon the report given of such firm as experts in accounting and auditing.

     The financial statements of MTI Vacations as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand LLP, independent accountants given on the authority of that firm as experts in accounting and auditing.

     The financial statements of Haddon Holidays, Inc. as of December 31, 1997 and for the year ended December 31, 1997, included in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the SEC a Registration Statement on Form S-1 (including exhibits, schedules and amendments thereto, the "Form S-1") pursuant to the Securities Act, with respect to the offering hereby of the Common Stock. This Prospectus, while forming a part of the Form S-1, does not contain all of the information set forth in the Form S-1. Reference is hereby made to the Form S-1 for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of documents filed as exhibits to the Form S-1 are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Securities and Exchange Commission (the "SEC"). The Form S-1 is available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Regional Offices of the SEC at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can be obtained by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, or on the Internet at http://www.sec.gov.

     The Company intends to furnish its shareholders annual reports containing financial statements audited by its independent accountants and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
GLOBAL VACATION GROUP, INC. (FORMERLY ALLIED BUS CORP.):
     Report of Independent Public Accountants -- Arthur
      Andersen LLP..........................................   F-2
     Consolidated Balance Sheets as of December 31, 1996 and
      1997 and March 31, 1998 (unaudited)...................   F-3
     Consolidated Statements of Operations for the Years
      Ended December 31, 1995, 1996 and 1997 and the Three
      Months Ended March 31, 1997 and 1998 (unaudited)......   F-4
     Consolidated Statements of Changes in Shareholders'
      Equity (Deficit) for the Years Ended December 31,
      1995, 1996 and 1997 and the Three Months Ended March
      31, 1998 (unaudited)..................................   F-5
     Consolidated Statements of Cash Flows for the Years
      Ended December 31, 1995, 1996 and 1997 and the Three
      Months Ended March 31, 1997 and 1998 (unaudited)......   F-6
     Notes to Consolidated Financial Statements.............   F-7
CLASSIC CUSTOM VACATIONS:
     Report of Independent Public Accountants -- Arthur
      Andersen LLP..........................................  F-19
     Independent Auditors' Report -- Deloitte & Touche
      LLP...................................................  F-20
     Consolidated Balance Sheets as of December 31, 1996 and
      1997 and March 31, 1998 (unaudited)...................  F-21
     Consolidated Statements of Operations for the Years
      Ended December 31, 1995, 1996 and 1997 and the Three
      Months Ended March 31, 1997 and 1998 (unaudited)......  F-22
     Consolidated Statements of Changes in Shareholders'
      Equity (Deficit) for the Years Ended December 31,
      1995, 1996 and 1997 and the Three Months Ended March
      31, 1998 (unaudited)..................................  F-23
     Consolidated Statements of Cash Flows for the Years
      Ended December 31, 1995, 1996 and 1997 and the Three
      Months Ended March 31, 1997 and 1998 (unaudited)......  F-24
     Notes to Consolidated Financial Statements.............  F-25
MTI VACATIONS:
     Report of Independent Accountants -- Coopers & Lybrand
      LLP...................................................  F-36
     Balance Sheets as of December 31, 1996 and 1997 and
      March 31, 1998 (unaudited)............................  F-37
     Statements of Income (Loss) for the Years Ended
      December 31, 1995, 1996 and 1997 and the Three Months
      Ended March 31, 1997 and 1998 (unaudited).............  F-38
     Statements of Changes in Owners' Deficit for the Years
      Ended December 31, 1995, 1996 and 1997 and the Three
      Months Ended March 31, 1998 (unaudited)...............  F-39
     Statements of Cash Flows for the Years Ended December
      31, 1995, 1996 and 1997 and the Three Months Ended
      March 31, 1997 and 1998 (unaudited)...................  F-40
     Notes to Financial Statements..........................  F-41
HADDON HOLIDAYS, INC.:
     Report of Independent Public Accountants -- Arthur
      Andersen LLP..........................................  F-46
     Balance Sheets as of December 31, 1997 and March 31,
      1998 (unaudited)......................................  F-47
     Statements of Operations for the Year Ended December
      31, 1997 and the Three Months Ended March 31, 1997 and
      1998 (unaudited)......................................  F-48
     Statements of Changes in Shareholders' Equity (Deficit)
      for the Year Ended December 31, 1997 and the Three
      Months Ended March 31, 1998 (unaudited)...............  F-49
     Statements of Cash Flows for the Year Ended December
      31, 1997 and the Three Months Ended March 31, 1997 and
      1998 (unaudited)......................................  F-50
     Notes to Financial Statements..........................  F-51

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Global Vacation Group, Inc.
(Formerly Allied Bus Corp.)

     We have audited the accompanying consolidated balance sheets of Global Vacation Group, Inc. (a New York corporation, formerly Allied Bus Corp.) and subsidiaries, as of December 31, 1996 and 1997, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Vacation Group, Inc. and subsidiaries, as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP
Washington, D.C.
July 28, 1998

                          GLOBAL VACATION GROUP, INC.
                          (FORMERLY ALLIED BUS CORP.)

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 DECEMBER 31,
                                                              ------------------     MARCH 31,
                                                               1996       1997         1998
                                                              -------    -------    -----------
                                                                                    (UNAUDITED)
                                     ASSETS
Current assets:
     Cash and cash equivalents..............................  $ 5,677    $ 7,074     $  4,685
     Short-term investments.................................    2,579        835        2,384
     Accounts receivable, net of allowance of $448, $861 and
       $747, respectively...................................   10,167     10,637        8,313
     Loans receivable from shareholders.....................      590        103          118
     Other current assets...................................      247        290          871
                                                              -------    -------     --------
          Total current assets..............................   19,260     18,939       16,371
                                                              -------    -------     --------
Property and equipment, net.................................      398        386          556
Intangible assets, net......................................       --         --       10,455
Other assets................................................       19         50           19
                                                              -------    -------     --------
          Total assets......................................  $19,677    $19,375     $ 27,401
                                                              =======    =======     ========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Accounts payable and accrued expenses..................  $16,365    $15,759     $ 18,942
     Customer deposits......................................    1,639      1,541        5,089
     Loans payable to shareholders..........................       --      1,717           --
     Note payable...........................................       --         --        4,000
     Current portion of long-term debt......................       --         --        2,000
                                                              -------    -------     --------
          Total current liabilities.........................   18,004     19,017       30,031
                                                              -------    -------     --------
Long-term debt, net of current portion......................       --         --       13,400
                                                              -------    -------     --------
          Total liabilities.................................   18,004     19,017       43,431
                                                              -------    -------     --------
Class A Convertible Preferred Stock, $1,000 par value; no
  shares authorized, issued or outstanding at December 31,
  1996 and 1997; 100,000 shares authorized, 27,865 shares
  issued and outstanding as of March 31, 1998 (aggregate
  liquidation preference, plus accrued and unpaid dividends,
  of $28,015)...............................................       --         --       28,015
Commitments and contingencies (Notes 4, 6 and 8)
Shareholders' equity (deficit) (Note 4):
     Preferred stock, $0.01 par value, 6,000,000 shares
       authorized, no shares issued and outstanding.........       --         --           --
     Common stock, $0.01 par value, 60,000,000 shares
       authorized, 5,291,262, 5,291,262 and 7,505,126 shares
       issued and outstanding, respectively.................       53         53           75
     Additional paid-in capital.............................       --         --        3,249
     Retained earnings (deficit)............................    1,620        305      (47,369)
                                                              -------    -------     --------
          Total shareholders' equity (deficit)..............    1,673        358      (44,045)
                                                              -------    -------     --------
               Total liabilities and shareholders' equity
                 (deficit)..................................  $19,677    $19,375     $ 27,401
                                                              =======    =======     ========

      The accompanying notes are an integral part of these balance sheets.

                          GLOBAL VACATION GROUP, INC.
                          (FORMERLY ALLIED BUS CORP.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                 THREE MONTHS
                                                                                     ENDED
                                                YEARS ENDED DECEMBER 31,           MARCH 31,
                                              -----------------------------   -------------------
                                               1995      1996       1997       1997       1998
                                              -------   -------   ---------   -------   ---------
                                                                                  (UNAUDITED)
Net revenues................................  $18,464   $22,259   $  24,255   $ 2,425   $   2,477
Operating expenses..........................   13,316    16,025      17,852     2,820       3,032
                                              -------   -------   ---------   -------   ---------
     Gross profit (loss)....................    5,148     6,234       6,403      (395)       (555)
                                              -------   -------   ---------   -------   ---------
General and administrative expenses.........    5,702     6,905       7,797     1,129       1,571
Depreciation and amortization...............      131       154         182        41          34
                                              -------   -------   ---------   -------   ---------
     Loss from operations...................     (685)     (825)     (1,576)   (1,565)     (2,160)
                                              -------   -------   ---------   -------   ---------
Other income (expense):
     Interest income........................      521       581         556        65          74
     Interest expense.......................       --        --          --        --         (14)
     Other..................................       67        (4)         41        --          --
                                              -------   -------   ---------   -------   ---------
          Total.............................      588       577         597        65          60
                                              -------   -------   ---------   -------   ---------
Loss before (provision for) benefit from
  income taxes..............................      (97)     (248)       (979)   (1,500)     (2,100)
(Provision for) benefit from income taxes...     (106)     (122)       (124)       10          61
                                              -------   -------   ---------   -------   ---------
     Net loss...............................  $  (203)  $  (370)  $  (1,103)  $(1,490)  $  (2,039)
Dividends on Class A Convertible
  Preferred Stock...........................       --        --          --        --         150
                                              -------   -------   ---------   -------   ---------
Net loss available to common shareholders...  $  (203)  $  (370)  $  (1,103)  $(1,490)  $  (2,189)
                                              =======   =======   =========   =======   =========
Pro forma income data (unaudited):
     Historical loss before income taxes as
       reported.............................                      $    (979)            $  (2,100)
     Pro forma (provision for) benefit from
       income taxes.........................                           (124)                  882
                                                                  ---------             ---------
     Pro forma net loss.....................                      $  (1,103)               (1,218)
                                                                  =========             =========
     Pro forma basic and diluted net loss
       per share............................                      $   (0.21)            $   (0.23)
                                                                  =========             =========
     Pro forma basic and diluted weighted
       average shares outstanding...........                      5,291,262             5,390,919
                                                                  =========             =========

   The accompanying notes are an integral part of these financial statements.

                          GLOBAL VACATION GROUP, INC.
                          (FORMERLY ALLIED BUS CORP.)

      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                  REDEEMABLE                  SHAREHOLDERS' EQUITY (DEFICIT)
                                 CONVERTIBLE      ------------------------------------------------------
                               PREFERRED STOCK       COMMON STOCK       ADDITIONAL
                               ----------------   -------------------    PAID-IN     RETAINED
                               SHARES   AMOUNT      SHARES     AMOUNT    CAPITAL     EARNINGS    TOTAL
                               ------   -------   ----------   ------   ----------   --------   --------
Balance, December 31, 1994...    --     $ --       5,291,262    $ 53      $--        $  4,065   $  4,118
     Net loss................    --       --          --        --         --            (203)      (203)
     Distributions...........    --       --          --        --         --            (764)      (764)
                               ------   -------   ----------    ----      ------     --------   --------
Balance, December 31, 1995...    --       --       5,291,262      53       --           3,098      3,151
     Net loss................    --       --          --        --         --            (370)      (370)
     Distributions...........    --       --          --        --         --          (1,108)    (1,108)
                               ------   -------   ----------    ----      ------     --------   --------
Balance, December 31, 1996...    --       --       5,291,262      53       --           1,620      1,673
     Net loss................    --       --          --        --         --          (1,103)    (1,103)
     Distributions...........    --       --          --        --         --            (212)      (212)
                               ------   -------   ----------    ----      ------     --------   --------
Balance, December 31, 1997...      --        --    5,291,262      53       --             305        358
     Redemption of common
       stock (unaudited).....    --       --      (1,799,025)    (18)      --         (14,728)   (14,746)
     Class A Convertible
       Preferred stock
       dividend
       (unaudited)...........  25,762    25,762       --        --         --         (25,762)   (25,762)
     Issuance of common and
       preferred stock
       (unaudited)...........   1,653     1,653    3,951,889      39       3,200        --         3,239
     Issuance of common and
       Class A Convertible
       Preferred stock in
       connection with the
       Haddon Holidays, Inc.
       acquisition
       (unaudited)...........     450       450       61,000       1          49        --            50
     Accrued dividend on
       Class A Convertible
       Preferred stock
       (unaudited)...........    --         150       --        --         --            (150)      (150)
     Net loss (unaudited)....    --       --          --        --         --          (2,039)    (2,039)
  Distributions(unaudited)...    --       --          --        --         --          (4,995)    (4,995)
                               ------   -------   ----------    ----      ------     --------   --------
Balance, March 31, 1998
  (unaudited)................  27,865   $28,015    7,505,126    $ 75      $3,249     $(47,369)  $(44,045)
                               ======   =======   ==========    ====      ======     ========   ========

   The accompanying notes are an integral part of these financial statements.

                          GLOBAL VACATION GROUP, INC.
                          (FORMERLY ALLIED BUS CORP.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                            THREE MONTHS ENDED
                                                               YEARS ENDED DECEMBER 31,          MARCH 31,
                                                              ---------------------------   -------------------
                                                               1995      1996      1997       1997       1998
                                                              -------   -------   -------   --------   --------
                                                                                                (UNAUDITED)
Cash flows from operating activities:
     Net loss...............................................  $  (203)  $  (370)  $(1,103)  $(1,490)   $(2,039)
     Adjustments to reconcile net loss to net cash provided
       by (used in) operating activities:
          Depreciation and amortization.....................      131       154       182        41         34
          Amortization of deferred financing costs..........       --        --        --        --          2
          Changes in assets and liabilities excluding effect
            of acquisition:
               Accounts receivable..........................   (2,755)   (1,593)     (470)    1,044      2,752
               Other assets.................................       92        29       (74)       (8)        63
               Accounts payable and accrued expenses........    4,758     2,881      (606)   (1,507)       277
               Customer deposits............................      104       561       (98)       90         94
                                                              -------   -------   -------   -------    -------
                    Net cash provided by (used in) operating
                      activities............................    2,127     1,662    (2,169)   (1,830)     1,183
                                                              -------   -------   -------   -------    -------
Cash flows from investing activities:
     Purchases of property and equipment....................      (21)     (126)     (170)      (37)      (111)
     Acquisition of Haddon Holidays, Inc., net of cash
       acquired.............................................       --        --        --        --     (5,253)
     Net sales (purchases) of investments...................    5,065    (1,483)    1,744       (40)       (30)
                                                              -------   -------   -------   -------    -------
                    Net cash provided by (used in) investing
                      activities............................    5,044    (1,609)    1,574       (77)    (5,394)
                                                              -------   -------   -------   -------    -------
Cash flows from financing activities:
     Net borrowings (repayments) on loans to/from
       shareholders.........................................      (17)      (67)    2,204        (9)    (1,732)
     Distributions to shareholders..........................     (764)   (1,108)     (212)      (17)    (4,995)
     Proceeds from borrowings under credit agreement........       --        --        --        --     15,400
     Deferred financing costs...............................       --        --        --        --       (997)
     Redemption of common stock.............................       --        --        --        --    (10,746)
     Proceeds from issuance of common stock.................       --        --        --        --      3,239
     Proceeds from issuance of Class A Convertible Preferred
       stock................................................       --        --        --        --      1,653
                                                              -------   -------   -------   -------    -------
                    Net cash provided by (used in) financing
                      activities............................     (781)   (1,175)    1,992       (26)     1,822
                                                              -------   -------   -------   -------    -------
Net increase (decrease) in cash and cash equivalents........    6,390    (1,122)    1,397    (1,933)    (2,389)
Cash and cash equivalents, beginning of period..............      409     6,799     5,677     5,677      7,074
                                                              -------   -------   -------   -------    -------
Cash and cash equivalents, end of period....................  $ 6,799   $ 5,677   $ 7,074   $ 3,744    $ 4,685
                                                              =======   =======   =======   =======    =======
Supplemental disclosure of cash flow information:
     Cash paid for income taxes.............................  $    20   $   123   $    48   $    43    $   224
                                                              =======   =======   =======   =======    =======
Supplemental disclosure of noncash investing and financing
  activities:
     Issuance of common and preferred stock as consideration
       in the Haddon Holidays, Inc. acquisition (Note 10)...       --        --        --        --    $   500
     Issuance of promissory note in connection with
       redemption of common stock (Note 4)..................       --        --        --        --    $ 4,000
     Class A Convertible Preferred stock dividend (Note
       4)...................................................       --        --        --        --    $25,762

   The accompanying notes are an integral part of these financial statements.

                          GLOBAL VACATION GROUP, INC.
                          (FORMERLY ALLIED BUS CORP.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1998 IS UNAUDITED)

1.  BUSINESS DESCRIPTION AND ORGANIZATION

     Global Vacation Group, Inc. ("GVG" or the "Company," a New York corporation) is a vacation travel company that provides a variety of services to support inbound travel to the United States from foreign countries. The Company generally sells vacation products and services to consumers through wholesalers and agents outside of the United States.

     The Company's services include provision of accommodations, road maps and sightseeing guides, and, to a lesser extent, theater tickets and restaurant vouchers to individuals traveling in the United States. The Company also develops customized group and escorted tour products which include accommodations, airport transfers, tour bus transportation and guide services.

     In March 1998, the Company changed its name from Allied Bus Corp. to Global Vacation Group, Inc. The Company had previously operated under the trade name "Allied Tours." The name change was concurrent with a recapitalization of the Company (the "Recapitalization") (Note 4). On March 30, 1998, the Company completed the acquisition of Haddon Holidays, Inc. and subsequent to March 31, 1998, the Company has completed three other acquisitions, which have expanded the Company's travel services and products (Note 10).

     The Company's operations are subject to certain risks and uncertainties, including, among others, current and potential competitors with greater resources, changing industry dynamics related to new methods of distribution within the travel industry, seasonal fluctuations in operating results, dependence on rapidly changing technologies, reliance on key personnel, international political and economic conditions impacting travel patterns and dependence on travel suppliers.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Increase in Authorized Shares, Stock Split, and Conversion

     In connection with the Company's proposed initial public offering, the Company will amend and restate its certificate of incorporation to increase the number of authorized shares of common stock to 60,000,000, par value $0.01 per share, and to authorize 6,000,000 shares of undesignated preferred stock, par value $0.01 per share. The Company will effect a 12.2-for-one stock split of the common stock. All share and per share amounts have been retroactively adjusted to give effect to these events. These actions are subject to the closing of the offering contemplated in this prospectus. In addition, effective as of the closing date of the offering contemplated in this prospectus, all shares of Class A Convertible Preferred Stock (the "Convertible Preferred") then outstanding, plus any accrued and unpaid dividends on such shares as of the closing date of this offering, will be converted into shares of common stock at the initial public offering price.

  Unaudited Interim Financial Statements

     The accompanying consolidated balance sheet as of March 31, 1998, and the accompanying consolidated statements of operations and cash flows for the three months ended March 31, 1997 and 1998, are unaudited. The unaudited financial statements include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of such financial statements. The data disclosed in the notes to the financial statements for these periods is unaudited. The results of operations for the three months ended March 31, 1998, are not necessarily indicative of the results to be expected for the entire fiscal year.

                          GLOBAL VACATION GROUP, INC.
                          (FORMERLY ALLIED BUS CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Included in cash and cash equivalents are money market investments and U.S. treasury bills. As of December 31, 1996 and 1997 and March 31, 1998, the Company had invested $2.6 million, $653,000 and $2.3 million, respectively, in money market investments. As of December 31, 1996 and 1997, the Company had invested approximately $3.0 million and $6.0 million, respectively, in U.S. treasury bills that are considered cash equivalents. No U.S. treasury bills were included in cash and cash equivalents as of March 31, 1998.

  Short-Term Investments

     Short-term investments consist of bank certificates of deposit and U.S. treasury bills with original maturities in excess of three months, mutual fund shares and U.S. treasury bills. The bank certificates of deposit are pledged as collateral for letters of credit (Note 8).

     The Company classifies its certificates of deposit and U.S. treasury bills as held-to-maturity as the Company has the intent and ability to hold these securities to maturity. These securities are carried at cost which approximates market value at December 31, 1996 and 1997 and at March 31, 1998. The Company classifies its mutual fund shares as available-for-sale. These are securities with readily determinable fair values that the Company intends to hold for an indefinite period of time. These securities are carried at cost which approximates their market value at December 31, 1996 and 1997 and at March 31, 1998.

  Revenue Recognition

     Net revenues consist primarily of markups on travel packages. The Company recognizes net revenue when earned on the date of travel. The Company estimates and records accruals for cancellations and changes to reservations booked. For the years ended December 31, 1995, 1996 and 1997, net revenues are derived from sale of travel products and services with a value of $95.1 million, $116.7 million and $125.9 million, respectively, net of $76.6 million, $94.4 million and $101.6 million, respectively, in direct costs to suppliers. For the three months ended March 31, 1997 and 1998, net revenues are derived from sale of travel products and services with a value of $17.2 million and $17.2 million, respectively, net of $14.8 million and $14.7 million in direct costs to suppliers.

  Operating Expenses

     Operating expenses include commissions, salaries, benefits and payroll tax expenses, communications, facilities and other costs associated with the selling and processing of tour packages.

                          GLOBAL VACATION GROUP, INC.
                          (FORMERLY ALLIED BUS CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Depreciation and Amortization

     Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are recorded using the straight-line method for leasehold improvements. The Company uses accelerated and straight-line methods for recording depreciation on furniture and fixtures and equipment with lives that range from 5 to 10 years. Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful life of the asset.

     Property and equipment consist of the following (in thousands):

                                                            DECEMBER 31,
                                                           ---------------    MARCH 31,
                                                            1996     1997       1998
                                                           ------   ------   -----------
                                                                             (UNAUDITED)
Furniture and fixtures...................................  $  270   $  284     $   344
Equipment................................................     811      961       1,072
Leasehold improvements...................................     119      125         155
                                                           ------   ------     -------
                                                            1,200    1,370       1,571
Accumulated depreciation and amortization................    (802)    (984)     (1,015)
                                                           ------   ------     -------
          Property and equipment, net....................  $  398   $  386     $   556
                                                           ======   ======     =======

  Intangible Assets

     Intangible assets consist of goodwill from acquisitions (Note 10) and deferred financing costs incurred in connection with the Company's credit agreement (Note 6). Goodwill is amortized over 35 years. Deferred financing costs are charged to interest expense over the life of the debt using the effective interest method. Intangible assets consist of the following (in thousands):

                                                               MARCH 31,
                                                                 1998
                                                              -----------
                                                              (UNAUDITED)
Goodwill....................................................    $ 9,463
Deferred financing costs....................................        997
Accumulated amortization....................................         (5)
                                                                -------
                                                                $10,455
                                                                =======

  Long-Lived Assets

     The Company reviews its long-lived assets, including property and equipment, identifiable intangibles, and goodwill whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, the Company evaluates the probability that future undiscounted net cash flows will be less than the carrying amount of the assets.

  Fair Value of Financial Instruments

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," and SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," require the disclosure of the fair value of financial instruments, whether or not recognized in the balance sheet, for which

                          GLOBAL VACATION GROUP, INC.
                          (FORMERLY ALLIED BUS CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) it is practicable to estimate that value. The carrying value of the Company's financial instruments approximates fair value due to the relatively short maturities of these instruments.

     In the normal course of business, the Company is a party to letters of credit which are not reflected in the accompanying balance sheets (Notes 6 and 8). Such financial instruments are valued based on the amount of exposure under the instrument and the likelihood of performance being required. Based on the Company's past experience, management does not expect any material losses to result from these off-balance-sheet instruments and, therefore, is of the opinion that the fair value of these instruments is zero.

  Concentrations

     The Company maintains bank accounts with federally insured financial institutions. Periodically, balances may exceed insured limits.

     As of December 31, 1997, no individual customer represented more than 10 percent of net revenues or accounts receivable. The Company's revenues and accounts receivable are principally with customers outside the United States. As of December 31, 1997, accounts receivable from customers located in Europe and South America represented approximately 73 percent and 13 percent of the total accounts receivable, respectively.

  Income Taxes

     Until March 1998, the Company elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company did not pay corporate income taxes on its taxable income. Instead, the shareholders were liable for individual income taxes on their respective shares of the Company's taxable income. Accordingly, there is no provision for Federal income taxes in the accompanying financial statements. The Company was taxable in certain states and other jurisdictions that did not recognize S Corporation status. In March 1998, the Company terminated its S Corporation election and, accordingly, will be subject to Federal and state income taxes.

     The Company accounts for state and local income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that a net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

  Unaudited Pro Forma Information

     The accompanying unaudited pro forma income data for the year ended December 31, 1997 and the three months ended March 31, 1998, includes a provision for Federal and state income taxes as if the Company had been a C Corporation for the periods presented. The effective income tax rate reflects the combined Federal and state income taxes at an assumed rate of 43 percent. The difference between the pro forma income tax rate and the Federal statutory rate of 35 percent relates primarily to the impact of state and local income taxes.

  Pro Forma Basic and Diluted Net Loss per Common Share

     The pro forma net loss per common share is computed using the pro forma weighted average number of common shares outstanding during each period. In March 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share." The Company has implemented SFAS No. 128 for 1997. SFAS No. 128 requires dual presentation of basic and diluted earnings per share. Basic income or loss

                          GLOBAL VACATION GROUP, INC.
                          (FORMERLY ALLIED BUS CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) per share includes no dilution and is computed by dividing net income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted income or loss per share includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. There were no such securities or other contracts to issue common stock issued or outstanding in the years ended December 31, 1995, 1996 and 1997.

     The pro forma basic and diluted weighted average common shares outstanding for the three months ended March 31, 1998, gives effect to the assumed conversion of the outstanding Convertible Preferred stock into common stock, upon the closing of the initial public offering contemplated in this prospectus, at an assumed offering price of $14.00 per share. Options to purchase 84,716 shares of common stock that were outstanding at March 31, 1998 were not included in the computation of diluted loss per share for the three months ended March 31, 1998 as their effect would be anti-dilutive. As a result, the pro forma basic and diluted loss per share amounts are identical for the three months ended March 31, 1998.

  New Accounting Standards

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The adoption of SFAS No. 130 will have no impact on the Company's results of operations, financial position, or cash flows.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for financial statements beginning after December 15, 1997. Financial statement disclosures for prior periods are required to be restated. The adoption of SFAS No. 131 will have no impact on the Company's results of operations, financial position, or cash flow.

3. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                           DECEMBER 31,
                                                         -----------------    MARCH 31,
                                                          1996      1997         1998
                                                         -------   -------   ------------
                                                                             (UNAUDITED)
Accounts payable.......................................  $ 8,260   $ 9,879     $ 8,904
Bank overdraft.........................................    7,375     4,745       8,426
Accrued expenses.......................................      730     1,135       1,612
                                                         -------   -------     -------
                                                         $16,365   $15,759     $18,942
                                                         =======   =======     =======

                          GLOBAL VACATION GROUP, INC.
                          (FORMERLY ALLIED BUS CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4. SHAREHOLDERS' EQUITY (DEFICIT)

  Recapitalization

     In March 1998, the Company was recapitalized pursuant to an agreement between the Company, its existing shareholders, Allied Tours Holding Corp. ("Allied Holding"), the shareholders of Allied Holding and a new investor (the "Investor"). Prior to the Recapitalization, the Company had 100 shares of issued and outstanding common stock all of which were owned by Allied Holding. Pursuant to the Recapitalization, the Company redeemed an aggregate of 34 shares of common stock for $14.7 million from Allied Holding and the Investor purchased 57 shares from Allied Holding for $24.7 million. The redemption price was paid in cash of $10.7 million and $4.0 million in a 120-day promissory note bearing interest at 8 percent. The redemption was financed, in part, with $13.0 million in borrowings under the Company's credit agreement (Note 6).

     Following the redemption, the Company amended and restated its certificate of incorporation to authorize two classes of capital stock: common stock with a par value of $.01 per share and preferred stock with a par value of $1,000 per share. At that time, the 66 shares outstanding were converted into 3,492,237 shares of common stock and 25,762 shares of Convertible Preferred. The conversion into the Convertible Preferred was accounted for as a noncash dividend in March 1998 and the conversion into common stock was accounted for as a stock split. All share and per share amounts have been restated to reflect this common stock split.

  Preferred Stock

     Holders of Convertible Preferred are entitled to dividends to be paid in additional shares of Convertible Preferred at a rate of 15 percent per annum. The Convertible Preferred carries a liquidation preference equal to the Liquidation Value ($1,000 per share) plus any accrued but unpaid dividends. In the event that the Company effects a qualified initial public offering ("IPO"), the holders of the Convertible Preferred shall have the right to convert into common stock at a rate equal to the Liquidation Value plus any accrued but unpaid dividends divided by the per share IPO price.

     The Company has the option at any time to redeem any or all of the Convertible Preferred. The Company is required to redeem all of the Convertible Preferred on December 31, 2003. Holders of the Convertible Preferred may also require the Company to redeem all or a portion of the Convertible Preferred prior to the scheduled redemption date in the event of a qualified IPO, a change in ownership (as defined) or a fundamental change (as defined) in the business of the Company. Upon any redemption, the redemption price shall be the Liquidation Value plus any accrued but unpaid dividends.

  Equity Purchase Agreement

     In March 1998, the Company entered into a purchase agreement with the Investor and certain other parties in which the Company agreed to sell 22,751 shares of Convertible Preferred and 3,083,977 shares of common stock to the Investor and an aggregate of 1,228 shares of Convertible Preferred and an aggregate of 166,412 shares of common stock to such other parties at a price of $1,000 per Convertible Preferred share and $0.82 per common share. These shares were issued between March and May 1998 to fund, in part, the cash component of the Company's purchase price for certain business acquisitions made during that time (see Note 8). The agreement places restrictions on, among other things, dividends, the redemption and issuance of debt and equity securities, acquisitions, sales of assets, and related party transactions. Such restrictions will terminate upon the occurrence of certain events including the closing of a qualified IPO (as defined).

                          GLOBAL VACATION GROUP, INC.
                          (FORMERLY ALLIED BUS CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5. STOCK OPTION PLAN

     The Company adopted the 1998 Stock Option Plan (the "Stock Option Plan") to assist the Company in attracting and retaining qualified employees, directors, consultants and advisors. The Stock Option Plan provides that at any time a number of shares equal to 12 percent of the number of then outstanding shares of common stock will be reserved for issuance pursuant to grants of stock options. Unless sooner terminated by the Company's Board of Directors, the Stock Option Plan will terminate on March 29, 2008. Options granted under the Stock Option Plan may be either incentive stock options ("ISOs"), or nonstatutory stock options ("NSOs"). No option granted under the Stock Option Plan is exercisable after the tenth anniversary of the option's date of grant.

     In March 1998, the Company granted stock options to acquire an aggregate of 84,716 shares of common stock at an exercise price of $0.82 per share. Upon the closing of an IPO, the Company has agreed to grant options to purchase a number of shares equal in the aggregate to 7.5 percent of the number of shares of Common Stock then outstanding to certain members of management (Note 8), as well as options to purchase a number of shares of Common Stock with an aggregate value equal to $2.5 million based upon the per share price of the IPO to certain other employees of the Company.

6.  CREDIT AGREEMENT

     In March 1998, the Company entered into a credit agreement with a bank that provides for a $10.0 million revolving credit facility and provides for term loans of up to $55.0 million to be used for acquisitions. The revolving credit facility matures on September 30, 2004. The credit agreement also provides for the issuance of letters of credit having an outstanding face amount up to $5.0 million. The amount available under the revolving credit facility is reduced by the amount of any outstanding letters of credit.

     The amounts available for borrowing under the term loans may be limited in certain circumstances based upon the level of equity financing and by the aggregate acquisition consideration to be paid in connection with the permitted acquisitions (as defined in the agreement). The aggregate outstanding principal balance of the term loans is payable in 26 consecutive quarterly installments commencing on June 30, 1998, as follows (in thousands).

June 30, 1998 through March 31, 1999........................   $  500
June 30, 1999 through March 31, 2000........................      750
June 30, 2000 through March 31, 2001........................    1,250
June 30, 2001 through March 31, 2002........................    1,750
June 30, 2002 through March 31, 2003........................    2,000
June 30, 2003 through March 31, 2004........................    2,300
June 30, 2004...............................................    5,000
September 30, 2004......................Any remaining unpaid principal

     If the aggregate amount of the term loans exceeds $44.2 million, each of the scheduled payments set forth above will be increased in proportion to the additional borrowing over $44.2 million and the remaining scheduled payments. The Company has the right to prepay any of the term loans without penalty. Term loans once repaid may not be re-borrowed.

     The Company may be required to prepay unpaid principal amounts on the term loans and the revolving credit facility upon the occurrence of certain events including, among others, the disposition of a business or portion thereof, the sale of equity securities, or a refinancing of the Company's debt. In addition, the level of

                          GLOBAL VACATION GROUP, INC.
                          (FORMERLY ALLIED BUS CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.  CREDIT AGREEMENT -- (CONTINUED)
the Company's leverage ratio (as defined) for a given year may result in the required prepayment of certain amounts as specified in the agreement.

     Borrowings under the revolving credit facility and term loans may be designated by the Company as alternate base rate advances ("ABR Advances") or eurodollar advances ("Eurodollar Advances"). ABR Advances generally bear interest at a base rate plus an applicable margin. The base rate is equal to the higher of the prime rate or the federal funds rate plus 0.5 percent. The applicable margin generally ranges from 0.25 percent to 1 percent based upon the Company's leverage ratio (as defined). Interest on ABR Advances is generally payable quarterly.

     Eurodollar Advances generally bear interest at the eurodollar rate plus an applicable margin. The eurodollar rate is the rate of interest obtained by dividing (i) the rate quoted by the bank to leading banks in the London interbank eurodollar market as the rate at which the bank is offering dollar deposits in an amount approximately equal to the advance and having a period to maturity approximately equal to the interest period applicable to the eurodollar advance by (ii) a number equal to one minus the aggregate of the then stated maximum rates during such interest period of all reserve requirements established in respect of eurocurrency funding. The interest period is the period commencing on the borrowing date and ending one, two, three or six months thereafter as selected by the Company. The applicable margin generally ranges from 1.25 percent to 2 percent based upon the Company's leverage ratio (as defined). Interest on Eurodollar Advances is due at the end of the interest period or at the end of each three month interval during the interest period. The number of Eurodollar Advances that the Company is permitted to have outstanding may be limited in certain circumstances.

     The Company's obligations under the credit agreement are secured by substantially all of the Company's assets and the credit agreement includes certain restrictive covenants including, among others, limitations on acquisitions, indebtedness, sales or other asset dispositions, investments, dividends or distributions, and related party transactions. The credit agreement also requires that the Company maintain certain operating and financial ratios as defined, including a maximum leverage ratio, a minimum interest coverage ratio, a minimum fixed charge coverage ratio, minimum net worth and annual limitations on capital expenditures.

7.  INCOME TAXES

     The provision for income taxes represents amounts owed in states and other jurisdictions that did not recognize S Corporation status. For the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1998, the provision for income taxes reflects effective rates that differ from the statutory Federal rate as a result of the effect of income taxed directly to shareholders and the effect of state and local income taxes. The components of the (provision for) benefit from income taxes consist of the following (in thousands):

                                                                               THREE MONTHS ENDED
                                            YEARS ENDED DECEMBER 31,                MARCH 31,
                                          -----------------------------       ---------------------
                                          1995        1996        1997         1997          1998
                                          -----       -----       -----       -------       -------
                                                                                   (UNAUDITED)
Current............................       $(111)      $(124)      $(136)        $ 8           $64
Deferred...........................           5           2          12           2            (3)
                                          -----       -----       -----         ---           ---
                                          $(106)      $(122)      $(124)         10            61
                                          =====       =====       =====         ===           ===

                          GLOBAL VACATION GROUP, INC.
                          (FORMERLY ALLIED BUS CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7.  INCOME TAXES -- (CONTINUED)
     The components of the Company's net deferred tax asset (liability) are as follows (in thousands):

                                                             DECEMBER 31,
                                                             ------------     MARCH 31,
                                                             1996    1997       1998
                                                             ----    ----    -----------
                                                                             (UNAUDITED)
Allowance for doubtful accounts............................  $12     $24         $20
Accrued expenses...........................................    4       6           5
Other......................................................   (7)     (9)         (7)
                                                             ---     ---         ---
                                                             $ 9     $21         $18
                                                             ===     ===         ===

8.  COMMITMENTS AND CONTINGENCIES

  Senior Management Agreements

     In March 1998, the Company entered into employment agreements with three new executives. The agreements prescribe salary and bonus compensation and provide for severance payments in certain circumstances. The agreements extend to April 2001 with one year renewals thereafter. The agreements also contain various non-compete and non-solicitation provisions.

     Under the terms of the agreements, the Company sold an aggregate of 701,500 shares of common stock at a price of $0.82 per share and an aggregate of 425 shares of Convertible Preferred at a price of $1,000 per share to the three executives in March 1998. All of the shares of Convertible Preferred are "Non-Vesting Preferred Stock." Of the shares of common stock sold, 643,879 shares are "Vesting Stock" and 57,621 shares are "Non-Vesting Common Stock."

     The Vesting Stock vests based upon both the passage of time and the performance of the Company. Of the total Vesting Stock, 67 percent, or 429,245 shares, vest 20 percent immediately and the remaining 80 percent generally vests ratably at 20 percent per year. The remaining 33 percent or 214,634 shares of the Vesting Stock will become fully vested on April 1, 2005. Such vesting may be accelerated based upon the performance of the Company (as defined). The Non-Vesting Common Stock and the Non-Vesting Preferred Stock vested immediately upon purchase.

     In the event that an executive ceases to be employed by the Company, the executive stock will be subject to repurchase by the Company. In the event of termination, (i) the purchase price for each unvested share of common stock will be the executive's original cost for such share, (ii) the purchase price for each vested share of common stock will be the fair market value for such share, provided, however that if the executive's employment is terminated for cause (as defined), the purchase price will be the executive's original cost for such share and (iii) the purchase price for each share of Convertible Preferred will be the Liquidation Value of such share (Note 4) plus all accrued and unpaid dividends thereon. If the Company does not elect to purchase all of the executive stock pursuant to the repurchase option, the Investor shall be entitled to exercise the repurchase option for the shares of any class of executive stock the Company has not elected to purchase.

     The agreements also provide that effective upon the closing of an IPO, the Company shall grant the executives options to purchase an aggregate of 7.5 percent of the Company's common stock outstanding at the time of the IPO at an exercise price equal to the IPO price. The options will vest in four equal installments on each of the first four anniversary dates of the grants.

                          GLOBAL VACATION GROUP, INC.
                          (FORMERLY ALLIED BUS CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8.  COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
  Consulting and Employment Agreements

     In March 1998, the Company entered into a consulting agreement with the former majority stockholder of the Company. The terms of the agreement provide for a fixed level of compensation and the term of the agreement extends through December 1999 and can be automatically extended for one month periods thereafter. The agreement also includes a covenant not to compete for the longer of four years or one year beyond the engagement of this individual as a consultant.

     In March 1998, the Company entered into employment agreements with two individuals who are stockholders of the Company. The Company has also entered into an employment agreement with the spouse of another stockholder. These agreements generally extend for a term of four years with one year renewals. The agreements prescribe salary and bonus compensation based upon the performance of the Company and, in certain circumstances, provide for severance payments. The agreements also contain various non-compete and non-solicitation provisions. The Company has also agreed that, effective upon the closing of a qualified IPO (as defined), the Company will grant options to two of the executives to purchase up to an aggregate of $2.0 million worth of common stock at an exercise price per share equal to the IPO price. Such options will generally vest in four equal annual installments on the first four anniversaries of the date of grant.

  Professional Services Agreement

     In March 1998, the Company entered into a consulting agreement with an affiliate of the Investor who will advise the Company on, among other things, corporate strategy, acquisitions, and debt and equity financing. Upon consummation of any debt or equity financing, the Company is required to pay a fee equal to 1 percent of the amount raised by the Company in connection with such financing. The term of the agreement extends to the earlier of the date that the Investor owns less than 10 percent of the Company or the effective date of a qualified IPO (as defined).

  Leases

     The Company leases its facilities, automobiles and certain equipment under noncancellable operating leases. The following is a schedule by years of future minimum rental payments, required under these leases expiring through 2002, as of December 31, 1997 (in thousands):

1998...........................   $  777
1999...........................      661
2000...........................      491
2001...........................      402
2002...........................       20
                                  ------
     Total.....................   $2,351
                                  ======

     Total facilities rent expense for the years ended December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1998 was approximately $417,000, $423,000, $454,000 and $125,000, respectively.

  Letters of Credit

     As of December 31, 1997 and March 31, 1998, the Company had issued letters of credit totaling $835,000 and $2.0 million, respectively, in favor of certain vendors. Certificates of deposit of similar amount and maturity have been pledged as collateral and are included in the accompanying balance sheet as short-term investments.

                          GLOBAL VACATION GROUP, INC.
                          (FORMERLY ALLIED BUS CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8.  COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
  Litigation

     The Company is periodically a party to disputes arising from normal business activities. In the opinion of management, resolution of these matters will not have a material adverse effect upon the financial position or future operating results of the Company, and adequate provision for any potential losses has been made in the accompanying financial statements.

9.  RELATED PARTY TRANSACTIONS

     Loans receivable from/loans payable to shareholders are related to borrowings from and advances to shareholders throughout the year. The loans payable to shareholders bear no interest and were repaid in March 1998.

     Shareholder/officer salary and bonus compensation totaled $3.8 million, $4.8 million, $5.8 million, $790,000 and $170,000 for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998, respectively.

10.  SUBSEQUENT ACQUISITIONS

     Since March 1998, the Company has acquired Haddon Holidays, Inc. ("Haddon"), Classic Custom Vacations ("Classic") and Globetrotters, Inc. ("Globetrotters") and substantially all of the assets of MTI Vacations, Inc. ("MTI"). Each of these acquisitions was acquired for cash. The Company financed these acquisitions with proceeds from the issuance of additional shares of Convertible Preferred and common stock and from borrowings under the credit agreement. The acquisition of each of these business has been accounted for as a purchase for financial reporting purposes. The Company allocated the excess of the purchase price over the fair value of net tangible assets acquired primarily to goodwill. The Company will amortize amounts allocated to goodwill over 35 years for financial reporting purposes.

  Haddon

     On March 30, 1998, the Company purchased all of the outstanding capital stock of Haddon, a packaged vacation provider that historically has provided air, hotel and ground transportation packages for travelers to Hawaii. The Company paid a purchase price of approximately $7.5 million. In addition, the Company incurred direct acquisition costs of approximately $260,000. The Company financed the cash purchase price and the direct acquisition costs with $4.9 million in proceeds from the issuance of common stock and Convertible Preferred, and $2.4 million in borrowings under the credit agreement. In connection with the acquisition of Haddon, the Company sold 61,000 shares of common stock, valued at $0.82 per share, and 450 shares of Convertible Preferred, valued at $1,000 per share, to the former shareholders of Haddon.

     This transaction has been accounted for as a purchase. The purchase price has been allocated on a preliminary basis as follows (in thousands):

Cash and investments........................................  $ 3,475
Accounts receivable.........................................      428
Fixed assets and other assets...............................      703
Goodwill....................................................    9,463
Liabilities assumed and direct acquisition costs............   (6,359)
                                                              -------
          Total.............................................  $ 7,710
                                                              =======

                          GLOBAL VACATION GROUP, INC.
                          (FORMERLY ALLIED BUS CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10.  SUBSEQUENT ACQUISITIONS -- (CONTINUED)
  Classic

     In April 1998, the Company purchased all of the outstanding capital stock of Classic Vacations, a packaged vacation provider. The Company paid a purchase price of $17.1 million, all of which was paid in cash. In addition, the Company incurred direct acquisition costs of approximately $1.4 million. The Company financed the cash purchase price and the direct acquisition costs with proceeds from the issuance of $6.7 million of Convertible Preferred and $13.1 million in borrowings under the credit agreement. The proceeds from this sale and borrowing also provided approximately $1.3 million in working capital.

  MTI

     In May 1998, the Company acquired substantially all of the assets of MTI, a packaged vacation provider that (i) provides vacation packages for travelers to Hawaii (ii) provides packages for Amtrak-sponsored vacations (iii) operates the reservation system associated with packaged vacations sponsored by Hyatt and
(iv) provides credit card reward fulfillment programs. The Company paid a purchase price of $26.4 million. In addition, the Company incurred direct acquisition costs of approximately $820,000. The Company financed the cash purchase price and direct acquisition costs with proceeds from the issuance of $15.5 million of Convertible Preferred and $11.1 million in borrowings under the credit agreement. The proceeds from this sale and borrowing also provided approximately $1.8 million in working capital. In connection with the acquisition of substantially all of the assets of MTI, the Company sold 292,800 shares of common stock, valued at $0.82 per share, and 2,160 shares of Convertible Preferred, valued at $1,000 per share, to an affiliate of the seller.

     The Company entered into an agreement with a former affiliate of MTI, whereby the affiliate will provide the Company with management information system ("MIS") support relating to MTI's computer reservation system and related functions.

  Globetrotters

     In May 1998, the Company purchased all of the outstanding capital stock of Globetrotters, a packaged vacation provider that historically has provided vacation packages, primarily for the Florida, Mexico and Caribbean markets. The Company paid a purchase price of $5.4 million, of which $3.4 million was paid in cash, with the remaining $2.0 million paid through the forgiveness of related-party debt. In addition, the Company incurred direct acquisition costs of approximately $415,000. The Company financed the cash purchase price and the direct acquisition costs with proceeds from the issuance of $551,000 of Convertible Preferred, $1.9 million in borrowings under the credit agreement and $1.3 million from working capital.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Classic Custom Vacations:

     We have audited the accompanying consolidated balance sheet of Classic Custom Vacations (a California corporation) as of December 31, 1997 and the related consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows for the year then ended. We have also audited the accompanying consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Classic Custom Vacations as of December 31, 1997, and the results of its operations and its cash flows for the year then ended and for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP
San Jose, California
June 26, 1998

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Classic Custom Vacations:

     We have audited the accompanying balance sheet of Classic Custom Vacations as of December 31, 1996 and the related statements of operations, changes in shareholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Classic Custom Vacations at December 31, 1996 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP
San Jose, California
May 21, 1997

                            CLASSIC CUSTOM VACATIONS

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                 DECEMBER 31,
                                                              ------------------     MARCH 31,
                                                               1996       1997         1998
                                                              -------    -------    -----------
                                                                                    (UNAUDITED)
                                     ASSETS
Current assets:
     Cash and cash equivalents..............................  $ 3,687    $ 9,245      $16,203
     Accounts receivable....................................    2,262      1,747        2,126
     Short-term and current maturities of investments.......    2,325      3,392        3,037
     Prepaid expenses and other current assets..............    2,135      3,780        3,997
                                                              -------    -------      -------
          Total current assets .............................   10,409     18,164       25,363
Investments, net of current maturities......................   19,711     25,600       24,423
Notes receivable from shareholders..........................      735        765          781
Property and equipment, net.................................    3,156      3,173        3,101
Other assets, net...........................................      138        118          113
                                                              -------    -------      -------
          Total assets......................................  $34,149    $47,820      $53,781
                                                              =======    =======      =======
                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Bank overdraft ........................................  $ 1,762    $ 2,125      $ 2,743
     Accounts payable.......................................   10,578     11,209       11,619
     Accrued liabilities....................................    2,087      2,779        1,949
     Deferred revenues......................................   14,121     19,501       25,123
     Current portion of long-term debt......................      100         --           --
     Deferred income taxes..................................       25         25           25
                                                              -------    -------      -------
          Total current liabilities.........................   28,673     35,639       41,459
                                                              -------    -------      -------
Long-term debt, net of current portion......................    5,906     11,676       11,596
                                                              -------    -------      -------
Commitments and contingencies (Note 10)
Shareholders' equity (deficit):
     Common stock, no par value; authorized shares: 100,000,
       100,004 and 100,004, respectively; shares issued and
       outstanding: 86,028, 86,032 and 86,032,
       respectively.........................................    1,955      1,955        1,955
     Notes receivable from shareholders.....................     (250)      (250)        (250)
     Accumulated deficit....................................   (2,135)    (1,200)        (979)
                                                              -------    -------      -------
          Total shareholders' (deficit) equity..............     (430)       505          726
                                                              -------    -------      -------
          Total liabilities and shareholders' (deficit)
            equity..........................................  $34,149    $47,820      $53,781
                                                              =======    =======      =======

   The accompanying notes are an integral part of these financial statements.

                            CLASSIC CUSTOM VACATIONS

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                            THREE MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,           MARCH 31,
                                           -----------------------------    ------------------
                                            1995       1996       1997       1997       1998
                                           -------    -------    -------    -------    -------
                                                                               (UNAUDITED)
Net revenues.............................  $31,521    $38,394    $42,870    $ 9,305    $10,681
Operating expenses.......................   26,353     34,677     38,154      8,470     10,030
                                           -------    -------    -------    -------    -------
     Gross profit........................    5,168      3,717      4,716        835        651
                                           -------    -------    -------    -------    -------
General and administrative expenses......    4,273      3,392      4,449        848        929
Depreciation and amortization............      393        760      1,020        225        271
Settlement agreement legal expense.......       --         --      1,184        231         20
                                           -------    -------    -------    -------    -------
     Income (loss) from operations.......      502       (435)    (1,937)      (469)      (569)
                                           -------    -------    -------    -------    -------
Other income (expense):
     Interest income.....................    1,435      2,557      3,225        618        898
     Interest expense....................     (136)      (333)      (440)       (66)       (99)
     Other...............................      207        148        137        165         (4)
                                           -------    -------    -------    -------    -------
          Total..........................    1,506      2,372      2,922        717        795
                                           -------    -------    -------    -------    -------
Income before provision for income
  taxes..................................    2,008      1,937        985        248        226
Provision for income taxes...............     (272)       (18)       (50)        (5)        (5)
                                           -------    -------    -------    -------    -------
     Net income..........................  $ 1,736    $ 1,919    $   935    $   243    $   221
                                           =======    =======    =======    =======    =======

   The accompanying notes are an integral part of these financial statements.

                            CLASSIC CUSTOM VACATIONS

      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                               TOTAL
                                          COMMON STOCK          NOTES                      SHAREHOLDERS'
                                         ---------------   RECEIVABLE FROM   ACCUMULATED      EQUITY
                                         SHARES   AMOUNT    SHAREHOLDERS       DEFICIT       (DEFICIT)
                                         ------   ------   ---------------   -----------   -------------
Balance, January 1, 1995...............  57,352   $1,705        $  --          $(5,790)       $(4,085)
     Net income........................      --       --           --            1,736          1,736
                                         ------   ------        -----          -------        -------
Balance, December 31, 1995.............  57,352    1,705           --           (4,054)        (2,349)
     Issuance of shares................  28,676      250         (250)              --             --
     Net income........................      --       --           --            1,919          1,919
                                         ------   ------        -----          -------        -------
Balance, December 31, 1996.............  86,028    1,955         (250)          (2,135)          (430)
     Issuance of shares................       4       --           --               --             --
     Net income........................      --       --           --              935            935
                                         ------   ------        -----          -------        -------
Balance, December 31, 1997.............  86,032    1,955         (250)          (1,200)           505
     Net income (unaudited)............      --       --           --              221            221
                                         ------   ------        -----          -------        -------
Balance, March 31, 1998 (unaudited)....  86,032   $1,955        $(250)         $  (979)       $   726
                                         ======   ======        =====          =======        =======

   The accompanying notes are an integral part of these financial statements.

                            CLASSIC CUSTOM VACATIONS

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                       THREE MONTHS
                                                      YEARS ENDED DECEMBER 31,        ENDED MARCH 31,
                                                   ------------------------------   -------------------
                                                     1995       1996       1997       1997       1998
                                                   --------   --------   --------   --------   --------
                                                                                        (UNAUDITED)
Cash flows from operating activities:
     Net income..................................  $  1,736   $  1,919   $    935   $    243   $    221
     Adjustments to reconcile net income to net
       cash provided by operating activities:
          Non-cash compensation expense for
            forgiveness of notes receivable......       556         --         --         --         --
          Depreciation and amortization..........       393        760      1,020        225        271
          Unrealized loss on investments.........        --        150         --         --         --
          Changes in assets and liabilities:
            Accounts receivable..................      (318)    (1,095)       485       (489)      (395)
            Prepaid expenses and other assets....    (1,571)     1,552     (1,647)    (4,126)      (215)
            Accounts payable.....................     2,447      2,203        631         33        410
            Accrued liabilities..................     1,737       (667)       693       (229)      (831)
            Deferred revenues....................     4,029      1,128      5,380      8,370      5,622
                                                   --------   --------   --------   --------   --------
               Net cash provided by operating
                 activities......................     9,009      5,950      7,497      4,027      5,083
                                                   --------   --------   --------   --------   --------
Cash flows from investing activities:
     Purchases of property and equipment.........    (1,189)    (2,052)    (1,020)      (229)      (199)
     Purchases of investments....................    (6,393)   (11,051)   (15,907)    (2,990)      (320)
     Proceeds from maturities and scheduled
       payments of investments...................       420      2,024      7,335      1,325      1,694
     Issuance of notes receivable from
       shareholders..............................        --       (588)        --         --         --
     Redemption of notes receivable from
       shareholders..............................        --         15         --                    --
     Other assets................................       (63)       (28)         4          8          4
                                                   --------   --------   --------   --------   --------
               Net cash (used in) provided by
                 investing activities............    (7,225)   (11,680)    (9,588)    (1,886)     1,179
                                                   --------   --------   --------   --------   --------
Cash flows from financing activities:
     Bank overdraft..............................     1,257         30        363        291        618
     Repayment of long term debt.................        --         --         --        (25)        --
     Borrowings on long-term debt, net...........       781      1,986      6,208         --         31
                                                   --------   --------   --------   --------   --------
               Net cash provided by financing
                 activities......................     2,038      2,016      6,571        266        649
                                                   --------   --------   --------   --------   --------
Effects of exchange rate change on cash..........        --       (196)     1,078        386         47
                                                   --------   --------   --------   --------   --------
Net increase (decrease) in cash and
  equivalents....................................     3,822     (3,910)     5,558      2,793      6,958
Cash and cash equivalents, beginning of period...     3,775      7,597      3,687      3,687      9,245
                                                   --------   --------   --------   --------   --------
Cash and cash equivalents, end of period.........  $  7,597   $  3,687   $  9,245   $  6,480   $ 16,203
                                                   ========   ========   ========   ========   ========
Supplemental disclosure of cash flow information:
          Interest...............................  $    136   $    221   $    469   $      2   $     99
                                                   --------   --------   --------   --------   --------
          Income taxes...........................  $     13   $    247   $     50   $      6   $     --
                                                   ========   ========   ========   ========   ========
Supplemental schedule of noncash financing
  activity:
          Issuance of common stock for notes
            receivable from shareholders.........  $     --   $    250   $     --   $     --   $     --
                                                   ========   ========   ========   ========   ========

   The accompanying notes are an integral part of these financial statements.

                            CLASSIC CUSTOM VACATIONS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997
                        AND MARCH 31, 1998 IS UNAUDITED)

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     Classic Custom Vacations (the "Company") was incorporated in California in February 1984. The Company is in the travel business offering customized vacations to Hawaii, North America and certain European destinations. The Company sells exclusively through travel agents.

  Unaudited Interim Financial Data

     The unaudited interim financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles. The data disclosed in the notes to the consolidated financial statements for these periods is unaudited. The Company's results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for any future period.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses as of the dates and for the periods presented. Actual results could differ from those estimates.

  Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and equivalents, accounts receivable and investments. Risks associated with cash are mitigated by banking with creditworthy institutions. Risks associated with accounts receivable are mitigated by the Company's ability to offset the majority of its receivables which are due from the Company's vendors against amounts due to those vendors. See Note 2 for risks associated with investments.

  Investments

     The Company classifies its investments as "held-to-maturity," and they are measured at amortized cost based on the Company's intent and ability to hold the investments to maturity. Any gains and losses on sales of investments are computed on a specific identification basis. Investments are classified as current and long-term based on contractual maturities.

  Prepaid Expenses and Other Current Assets

     Prepaid expenses and other current assets consist primarily of payments to airlines for future air travel, which are recognized as expenses on the departure.

                            CLASSIC CUSTOM VACATIONS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years or the lease term, if shorter.

  Long-Lived Assets

     The Company evaluates the recoverability of long-term assets on an ongoing basis based on undiscounted future cash flows.

  Revenue Recognition

     The Company recognizes revenue from the sale of travel components (hotel, air, car) upon departure. Prepayments from customers are classified as deferred revenues and are recognized as revenue upon the customer's departure. For the years ended December 31, 1995, 1996 and 1997, and for the three months ended March 31, 1997 and 1998, net revenues are derived from the sale of travel products and services with a value of approximately $123.1 million, $153.8 million, $169.3 million, $35.9 million and $42.8 million, net of approximately $91.6 million, $115.4 million, $126.4 million, $26.7 million and $32.1 million in direct costs from suppliers, respectively.

  Operating Expenses

     Operating expenses include travel agent commissions and credit card fees, together with salaries and expenses for reservations, sales, marketing, and operational support personnel.

  Settlement Agreement Legal Expense

     Settlement agreement legal expense comprises the costs incurred by the Company as a result of the matters discussed in Note 14 relating to the settlement agreement.

  Income Taxes

     Deferred income tax liabilities are recognized for future taxable amounts and deferred income tax assets are recognized for future deductions, net of a valuation allowance, to reduce deferred tax assets to amounts that are more likely than not to be realized. Effective January 1, 1996, the Company elected to be taxed as a Subchapter S Corporation for both Federal and California income tax purposes and, accordingly, the income of the Company is included in the individual tax returns of the shareholders. Subchapter S Corporation status is subject to certain perpetual qualifications. In the event that the Company no longer complies with such qualifications, the Company would be subject to corporate level taxation. See Note 15.

  Foreign Currency

     Gains and losses resulting from foreign currency transactions are included in the accompanying consolidated statements of operations.

  Derivative Financial Instruments

     In the ordinary course of business, the Company uses derivative financial instruments to offset exposures to foreign exchange and interest rate fluctuation risks. It is the Company's policy not to engage in the use of derivative financial instruments for speculative purposes. All foreign currency-hedging transactions mature within one year and are used to hedge Swiss Franc (CHF) and Danish Kroner (DKK) exposures.

                            CLASSIC CUSTOM VACATIONS

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     Gains and losses on future and forward contracts, and sold options are generally offset with gains and losses on the assets, liabilities and transactions being hedged and, therefore, do not subject the Company to additional risks from exchange and interest rate movements. The gain and losses are included in other income on the accompanying consolidated statements of operations. The discount or premium on forward contracts are included in other income on the accompanying consolidated statements of operations and recognized over the life of the forward contract.

     Sold foreign exchange option contracts are carried at fair value and, as such, are adjusted each balance sheet date for changes in exchange rates. Gains and losses associated with these financial instruments are recorded in income.

  Interest Rate Derivatives

     The Company enters into interest rate futures in order to hedge the adjustable interest rate on the Company's foreign bank borrowings.

  Fair Value of Financial Instruments

     Statement of Financial Accounting Standards No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments," requires the Company to disclose the fair value of financial instruments for which it is practicable to estimate fair value. Financial instruments included in the Company's balance sheet for the periods presented consist of cash and cash equivalents, investments, notes receivable from shareholders and long-term debt. For cash and equivalents, the carrying amount is a reasonable estimate of the fair value as the borrowings are at adjusted interest rates based on fluctuations in market conditions. It is not practicable to estimate the fair value of the notes receivable from shareholders due to the related party relationship.

  Consolidation

     In December 1997, the Company formed two wholly-owned subsidiaries (the "Subsidiaries"). All significant intercompany accounts and transactions between the Company and the Subsidiaries have been eliminated in the accompanying consolidated financial statements.

  Reclassifications

     Certain prior year amounts have been reclassified to conform with the current year presentation.

  Recently Issued Accounting Standards

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which is required to be adopted by the Company in its first quarter of fiscal 1998. At that time, the Company will be required to disclose, in financial statement format, all non-owner changes in equity. Such changes include, for example, cumulative foreign currency translation adjustments, certain minimum pension liabilities and unrealized gains and losses on available-for-sale securities. The Company has studied the implications of SFAS 130 and, based on its initial evaluation, does not expect it to have a material impact on the Company's financial statements.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which establishes standards for reporting information about operating segments in annual financial statements and interim financial reports. It also establishes standards for related disclosures about products and services,

                            CLASSIC CUSTOM VACATIONS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) geographic areas and major customers. As defined in SFAS 131, operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Company will adopt SFAS 131 in fiscal 1998.

2.  INVESTMENTS

     The Company's investments are for purposes other than trading and consist of:

          - Certificates of Deposit. Certificates of deposit are made with various financial institutions in the U.S. with original maturities generally from 30 to 360 days. All of the Company's certificates of deposit are held to secure terms with various vendors and to collateralize U.S. bank borrowings (see Note 7).

          - Domestic Mortgages. Domestic mortgages consist of first, second and third mortgages on various properties primarily in Southern California and Nevada, including land, single and multi-family dwellings, and commercial property. Interest payments are due monthly at rates ranging from 8.0% to 14.0%. Principal payments are due upon maturity, which range from one to five years and include an option to extend the loan with the consent of both parties.

          - Foreign Mortgages. Foreign mortgages consist of second mortgages on single family dwellings in Denmark. Principal and interest payments are due quarterly, and the loan terms range from maturities of generally 6 to 25 years. The mortgages bear interest at rates ranging from 7.3% to 14.1%. All foreign mortgages serve as collateral for foreign bank borrowings (see Note 7).

     Investments, at amortized cost, consist of the following (in thousands):

                                                           DECEMBER 31,
                                                        ------------------     MARCH 31,
                                                         1996       1997         1998
                                                        -------    -------    -----------
                                                                              (UNAUDITED)
Certificates of deposit...............................  $ 1,500    $ 1,000      $ 1,000
Domestic mortgages....................................   10,110     11,156       10,195
Foreign mortgages.....................................   10,426     16,836       16,265
                                                        -------    -------      -------
Total investments.....................................   22,036     28,992       27,460
Current maturities....................................   (2,325)    (3,392)      (3,037)
                                                        -------    -------      -------
                                                        $19,711    $25,600      $24,423
                                                        =======    =======      =======

The estimated fair value of the domestic mortgages approximates their cost. The estimated fair value of foreign mortgages was $11.7 million and $17.9 million and $16.6 million at December 31, 1996 and 1997 and March 31, 1998, respectively.

     At December 31, 1996 and 1997 and March 31, 1998, 23%, 22% and 18%,
respectively, of the Company's mortgage portfolio consisted of domestic mortgages with two borrowers.

                            CLASSIC CUSTOM VACATIONS

2.  INVESTMENTS -- (CONTINUED)
     The amortized cost of investments by contractual maturities is as follows (in thousands):

                                                              DECEMBER 31, 1997
                                              --------------------------------------------------
                                                             DUE AFTER    DUE AFTER
                                                              ONE YEAR    FIVE YEARS   DUE AFTER
                                               DUE IN ONE     THROUGH      THROUGH        TEN
                                              YEAR OR LESS   FIVE YEARS   TEN YEARS      YEARS
                                              ------------   ----------   ----------   ---------
Certificates of Deposit.....................     $1,000        $   --        $ --       $    --
Domestic mortgages..........................      2,392         8,764          --            --
Foreign mortgages...........................         --            --         156        16,680
                                                 ------        ------        ----       -------
Total investments...........................     $3,392        $8,764        $156       $16,680
                                                 ======        ======        ====       =======

                                                          MARCH 31, 1998 (UNAUDITED)
                                              --------------------------------------------------
                                                             DUE AFTER    DUE AFTER
                                                              ONE YEAR    FIVE YEARS   DUE AFTER
                                               DUE IN ONE     THROUGH      THROUGH        TEN
                                              YEAR OR LESS   FIVE YEARS   TEN YEARS      YEARS
                                              ------------   ----------   ----------   ---------
Certificates of Deposit.....................     $1,000        $   --        $ --       $    --
Domestic mortgages..........................      2,037         8,158          --            --
Foreign mortgages...........................         --            --         289        15,976
                                                 ------        ------        ----       -------
Total investments...........................     $3,037        $8,158        $289       $15,976
                                                 ======        ======        ====       =======

     The Company did not sell any investments during the years ended December 31, 1995, 1996 and 1997 or during the three months ended March 31, 1998.

     In December 1997, certain domestic mortgages, valued at approximately $4.3 million, and foreign mortgages, valued at approximately $1.4 million, net of borrowings, (see Notes 2 and 7) were transferred by the Company to the Subsidiaries.

  Interest Rate Futures and Foreign Currency Instruments

     The table below shows the contract amount and credit risk amounts of the Company's interest rate futures and foreign currency instruments in U.S. dollar equivalents. The unrealized gain (loss) represents the Company's gross exposure to potential gains or losses on these transactions, based on then-current interest rates and currency exchange rates at each respective date. The Company's exposure to credit loss and market risk will vary over time as a function of interest rates and currency exchange rates.

     The table below does not reflect the gains or losses associated with the exposures and transactions that the foreign exchange and interest rate instruments are intended to hedge (in thousands).

                              DECEMBER 31, 1996        DECEMBER 31, 1997          MARCH 31, 1998
                            ----------------------   ----------------------   ----------------------
                            CONTRACT   UNREALIZED    CONTRACT   UNREALIZED    CONTRACT   UNREALIZED
                             AMOUNT    GAIN (LOSS)    AMOUNT       GAIN        AMOUNT    GAIN (LOSS)
                            --------   -----------   --------   -----------   --------   -----------
                                                                                   (UNAUDITED)
Interest rate contracts:
     Futures..............   $5,972       $  (1)      $   --       $ --        $9,550       $ (5)
Foreign currency
  contracts:
     Forward contracts....    4,600         120        6,300        182         6,300        153
     Sold options.........    1,508        (253)          --         --            --         --

                            CLASSIC CUSTOM VACATIONS

3.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following (in thousands):

                                                           DECEMBER 31,
                                                         -----------------    MARCH 31,
                                                          1996      1997        1998
                                                         -------   -------   -----------
                                                                             (UNAUDITED)
Equipment..............................................  $ 4,739   $ 5,212     $ 5,459
Furniture and fixtures.................................    1,385       866         878
Leasehold improvements.................................      603       699         696
Projects in progress...................................      645       784         722
                                                         -------   -------     -------
                                                           7,372     7,561       7,755
Accumulated depreciation and amortization..............   (4,216)   (4,388)     (4,654)
                                                         -------   -------     -------
                                                         $ 3,156   $ 3,173     $ 3,101
                                                         =======   =======     =======

4.  NOTES RECEIVABLE FROM SHAREHOLDERS

     Notes receivable from shareholders consist of the following (in thousands):

                                                              DECEMBER 31,
                                    MATURITY      INTEREST   --------------    MARCH 31,
          SHAREHOLDER                 DATE          RATE     1996     1997       1998
          -----------             -------------   --------   -----   ------   -----------
                                                                              (UNAUDITED)
               A                  November 1999   Variable   $ 176   $  191     $  195
               B                    July 2002        8%        381      381        389
               C                    July 2002        8%        237      256        260
               D                    July 2002     Variable     191      187        187
                                                             -----   ------     ------
                                                               985    1,015      1,031
     Amount classified within shareholders' equity
       (deficit)                                              (250)    (250)      (250)
                                                             -----   ------     ------
                                                             $ 735   $  765     $  781
                                                             =====   ======     ======

     The variable interest rate is defined as Bank of America's prime rate (8.25% at December 31, 1996 and 1997 and 8.5% at March 31, 1998).

     The note receivable from shareholder C is collateralized by 10% of the shareholder's common stock in the Company. The remaining notes are unsecured.

5.  OTHER ASSETS

     Other assets consist of the following (in thousands):

                                                  DECEMBER 31,
                                                 ---------------        MARCH 31,
                                                 1996       1997          1998
                                                 ----       ----       -----------
                                                                       (UNAUDITED)
Equity investments.............................  $ 57       $ 56          $ 56
Long-term deposits and other...................    85         82            82
                                                 ----       ----          ----
                                                  142        138           138
Accumulated amortization.......................    (4)       (20)          (25)
                                                 ----       ----          ----
Other assets, net..............................  $138       $118          $113
                                                 ====       ====          ====

                            CLASSIC CUSTOM VACATIONS

6.  ACCRUED LIABILITIES

     Accrued liabilities consist of the following (in thousands):

                                                 DECEMBER 31,
                                              -------------------        MARCH 31,
                                               1996         1997           1998
                                              ------       ------       -----------
                                                                        (UNAUDITED)
Accrued compensation and related benefits...  $1,372       $1,850         $  903
Other.......................................     715          929          1,046
                                              ------       ------         ------
                                              $2,087       $2,779         $1,949
                                              ======       ======         ======

7.  LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):

                                                         DECEMBER 31,
                                                     --------------------        MARCH 31,
                                                      1996         1997            1998
                                                     ------       -------       -----------
                                                                                (UNAUDITED)
Foreign bank borrowings............................  $5,606       $11,676         $11,596
Note payable.......................................     400            --              --
                                                     ------       -------         -------
Total..............................................   6,006        11,676          11,596
Current portion of long-term debt..................    (100)           --              --
                                                     ------       -------         -------
Long-term debt, net of current portion.............  $5,906       $11,676         $11,596
                                                     ======       =======         =======

     The Company's foreign bank borrowings represent a multi-currency loan facility with a borrowing limit of DKK 75.0 million (approximately US $11.0 million) with a bank in Denmark, due February 2, 2002. As a result of currency fluctuations, at December 31, 1997, borrowings of Swiss francs under the DKK loan facility exceeded the borrowing base (see Note 15). Interest is due periodically (based upon the loan draw down date) at which time the interest rate is adjusted to LIBOR (1.94% at December 31, 1997) plus 1.25%. Borrowings under the facility are collateralized by substantially all of the foreign mortgages (see Note 2). Current borrowings are denominated in Swiss francs (CHF
17.0 million), bear interest at rates ranging from 2.8% to 3.6%.

     The note payable at December 31, 1996, represents an installment note due to a domestic bank, payable in 48 monthly installments of $8,000 plus interest at 6.15% and is secured by a $500,000 certificate of deposit (see Note 2).

     At December 31, 1996, the Company had a $100,000 line of credit, due on demand and bearing interest at the bank's prime rate (8.25% at December 31, 1996) secured by a $100,000 certificate of deposit with the same bank. The line expired in 1997. Separately, during 1997, the Company entered into a $1.0 million line of credit with the same bank due on demand and bearing interest at the bank's prime rate (8.25% at December 31, 1997). The line was collateralized by certain of the Company's assets and no amount was outstanding at December 31, 1997. The line was cancelled in April 1998.

8.  INCOME TAXES

     The income tax provision for the years ended December 31, 1996 and 1997 and for the three months ended March 31, 1997 and 1998 consists of currently payable state franchise taxes of $18,000, $50,000, $5,000 and $5,000, respectively. The 1995 income tax provision consists of currently payable federal and state income taxes.

                            CLASSIC CUSTOM VACATIONS

8.  INCOME TAXES -- (CONTINUED)
     Deferred income taxes reflect the impact of the temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Deferred income taxes result principally from depreciation and amortization and other expenses recognized for financial reporting purposes that are not deductible for income tax purposes until future years. At December 31, 1996 and 1997 and at March 31, 1998, the Company had a net deferred tax liability of $25,000.

     Effective January 1, 1996, the Company elected to be taxed as a Subchapter S Corporation for both federal and California income tax purposes and, accordingly, the income of the Company is included in the individual tax returns of the shareholders. The Company is subject to a California income tax of 1.5% in addition to the taxes required from its shareholders. To the extent that the Company makes any disposition of assets subject to the S Corporation "built-in gains" tax within 10 years from January 1, 1996, any disposition gain would be taxed at the corporate tax rate in effect at the date of such disposition. "Built-in gains" are the net appreciation of assets arising prior to the Company's election to be taxed as an S Corporation. See Note 15.

9.  STOCK PURCHASE AGREEMENT

     During 1996, two individuals purchased 25,808 shares of common stock pursuant to an agreement dated August 28, 1992. In connection with the stock issuance, the Company issued notes receivable totaling $250,000.

10.  COMMITMENTS AND CONTINGENCIES

     The Company leases its facilities and certain equipment under various operating leases expiring through January 2002. Under the terms of the facilities lease, the Company is required to pay property taxes, insurance and maintenance costs.

     Future minimum annual payments under operating leases are as follows (in thousands):

                                                  DECEMBER 31,
                                                      1997
                                                  ------------
1998............................................     $  628
1999............................................        576
2000............................................        110
2001............................................         16
2002............................................         12
                                                     ------
Total minimum lease payments....................     $1,342
                                                     ======

     Rent expense under operating leases was $347,000, $518,000, $570,000, $142,000 and $157,000 for 1995, 1996 and 1997, and the three months ended March 31, 1997 and 1998, respectively.

     During 1997, the Company had volume purchase commitments with a long-distance telephone carrier that were not achieved. The Company is currently negotiating with the carrier to restructure the agreement. In the event that such negotiations are unsuccessful, the Company may be subject to certain claims by the carrier.

11.  RELATED PARTY TRANSACTIONS

     The Company holds a domestic mortgage of $1.2 million from a shareholder of the Company. The mortgage is secured by real property and bears interest at 8% due monthly. The note is due on November 15, 1999 (see Note 15).

                            CLASSIC CUSTOM VACATIONS

11.  RELATED PARTY TRANSACTIONS -- (CONTINUED)
     The Company holds a mortgage of $175,000 from a consultant to the Company. The mortgage is secured by real property in Denmark and bears interest at 10% due monthly. The note is due in December 1999 and is classified as a domestic mortgage.

     In July 1996, the Company entered into separate five-year employment agreements (the "Employment Agreements") with two of its officers who are also shareholders. The respective Employment Agreements each provide for (i) annual base compensation of $250,000, (ii) incentive compensation of 10% percent of net profit, as defined, and (iii) compensation of $1.0 million in the event of a change in control, as defined (see Note 15).

     During 1995, the Company made an equity investment of approximately $147,000 in a public company of which a shareholder of the Company was an officer. During 1996, the investment was written down by $146,000, included in other income, net, in the accompanying consolidated financial statements, due to a decline in market value, and was fully written off in 1997.

12.  PROFIT-SHARING PLAN

     The Company adopted a 401(k) Savings and Investment Plan (the "Plan") effective January 1, 1995. All employees completing six months of service are eligible to participate in the Plan subject to certain restrictions. Profit-sharing contributions by the Company are determined at the discretion of the Board of Directors. The Company contributed $29,000, $34,000, $41,000, $9,600 and $12,000 to the Plan during the years ended December 31, 1995, 1996 and 1997 and during the three-month periods ended March 31, 1997 and 1998, respectively.

13.  MARKET CONCENTRATIONS, MAJOR CUSTOMERS AND VENDORS

     The Company operates in one market segment: sales of flexible itinerary travel. In 1995, 1996, 1997 and the three-month periods ended March 31, 1997 and 1998, net revenues for travel to and from Hawaii totaled $30.7 million, $36.2 million, $40.6 million, $8.9 million and $10.2 million, respectively, or 97%, 94%, 95%, 97% and 96%, respectively, of total net revenues.

     The following customers accounted for 10% or more of net revenues in the period indicated:

                                        FOR THE YEARS ENDED              FOR THE THREE MONTHS
                                            DECEMBER 31,                    ENDED MARCH 31,
                                  --------------------------------       ---------------------
                                   1995         1996         1997         1997          1998
                                  ------       ------       ------       -------       -------
                                                                              (UNAUDITED)
Customer A......................   17.9%        16.6%        17.2%        18.7%         15.8%
Customer B......................       *            *        12.1%        10.3%         11.8%

     --------------------
     * Less than 10%

     During 1996 and 1997 and the three months ended March 31, 1997 and 1998, one vendor accounted for 19.5%, 21.2%, 16.8% and 19.1%, respectively, of total cost of goods sold.

14.  SETTLEMENT AGREEMENT

     Effective June 18, 1997, the Company's shareholders entered into an agreement (the "Settlement Agreement") providing for the settlement of litigation among the shareholders without consideration being paid to or by any shareholder. Legal and other fees relating to the matters addressed by the Settlement Agreement amounted to approximately $1.7 million in 1997 including $1.2 million of legal fees reflected on

                            CLASSIC CUSTOM VACATIONS

14.  SETTLEMENT AGREEMENT -- (CONTINUED)
the accompanying consolidated statement of operations. Additionally, the Settlement Agreement provided for, among other things, the following:

  Articles of Incorporation

     The Settlement Agreement provided for amendment of the Company's articles of incorporation to (i) increase the number of authorized directors of the Company to 5 and (ii) create a two-class capital structure consisting of 100,000 Class A Common Shares (the "Class A Shares") and 4 Class B Common Shares (the "Class B Shares"). The Class A Shares replaced the then outstanding shares of the Company's common stock. The Class B Shares were issued at $1 per share. In addition to having the same rights as the Class A Shares, approval of 75 percent of the Class B Shares is required to (i) effect further amendments to the articles of incorporation, (ii) approve the issuance of additional Class A Shares and (iii) remove any director appointed as the fifth director, as defined.

  Consulting Agreements

     The Settlement Agreement also provided that the Company would enter into separate consulting agreements (the "Consulting Agreements") with three of the shareholders for the period from January 1, 1997 through the earlier of the sale of the Company or December 31, 1999. In the event that services are rendered under all of the Consulting Agreements, then aggregate fees relating thereto would amount to approximately $42,000 per month. Fees paid under the Consulting Agreements amounted to approximately $504,000 during 1997 and $125,000 during the three months ended March 31, 1998. These amounts are included in general and administrative expenses on the accompanying statements of operations.

  Employment Agreements

     The Settlement Agreement modified the Employment Agreements referred to in
Note 11 to provide for special bonuses in the annual amounts of $250,000 and $83,333, respectively, to the two shareholders during both 1998 and 1999, except that the Company's obligation to pay such amounts terminates upon the sale of the Company, with pro rata payment made through the date of any such sale. Additionally, the Settlement Agreement further amended the calculation of incentive compensation under the Employment Agreements to exclude legal and certain other expenses relating to the matters addressed by the Settlement Agreement from the expenses of the Company included in such compensation calculations. Also, the Settlement Agreement provided that the compensation to be paid to these individuals in the event of a change in control, as defined, was amended to be $1.0 million to each.

  Commitment to Sale

     The Settlement Agreement also provided that the parties use their best efforts to sell the Company by December 31, 1997 (see Note 15).

15.  SUBSEQUENT EVENTS

     On April 20, 1998, all of the outstanding shares of the Company were acquired (the "Acquisition") by Global Vacation Group, Inc., a New York corporation ("GVG") for $15.1 million, including $625,000 deposited in escrow pursuant to certain indemnity provisions. Certain of the shareholders sold their shares for $9.3 million in cash, while others exchanged their shares in the Company for all of the outstanding shares of the Subsidiaries (see Note 2) valued at $5.8 million. The Acquisition is subject to certain regulatory consents and approvals.

                            CLASSIC CUSTOM VACATIONS

15.  SUBSEQUENT EVENTS -- (CONTINUED)
     Concurrent with the closing of the Acquisition, (i) all of the shareholder notes receivable and accrued interest (see Note 4) were paid in full and (ii) the Company sold the remaining portion of its mortgage investments not held by the Subsidiaries, together with the associated debt and all foreign currency contracts (see Notes 2 and 7), to Master Capital Company, a California general partnership ("Master"). One of the Company's former shareholders is a partner in Master. These mortgage investments were sold at net book value at April 20, 1998, less a discount of $500,000. The Company received cash proceeds and a note receivable (the "Master Note"). The Master Note has outstanding principal at April 20, 1998 of $5.5 million bearing interest at 9% per annum and providing for $3.0 million of principal payments during 1998, with the balance, $2.5 million, due April 15, 2000. Interest on the Master Note is payable in four installments from May 15, 1998 to August 15, 1998 and, thereafter, is payable quarterly until maturity.

     The remaining $2.0 million change in control payments referred to in Note 14 were paid upon closure of the Acquisition.

     As a result of the Acquisition of its shares by GVG, the Company will convert to C Corporation status for income tax reporting purposes in 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
MTI Vacations, Inc.

     We have audited the accompanying balance sheets of MTI Vacations (as described in Note 1) as of December 31, 1996 and 1997 and the related statements of income (loss), changes in owners' deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of MTI Vacations management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MTI Vacations as of December 31, 1996 and 1997, and the results of operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND LLP

Chicago, Illinois
March 27, 1998, except for Notes 1 and 10, as to which the date is May 1, 1998.

                                 MTI VACATIONS

                                 BALANCE SHEETS
            DECEMBER 31, 1996 AND 1997 AND UNAUDITED MARCH 31, 1998
                                 (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              ------------------     MARCH 31,
                                                               1996       1997         1998
                                                              -------    -------    -----------
                                                                                    (UNAUDITED)
                                     ASSETS
CURRENT ASSETS:
     Cash and cash equivalents:
          Unrestricted......................................  $    13    $    13      $    13
          Restricted........................................       --      1,344        8,427
     Short-term investments -- restricted...................       --        500          500
     Prepaid tour costs.....................................    2,371      2,083        2,853
     Receivables............................................    1,077      1,618        1,138
     Due from employees.....................................       25          7            5
     Other..................................................      933        352          257
                                                              -------    -------      -------
               Total current assets.........................    4,419      5,917       13,193
                                                              -------    -------      -------
FURNISHINGS AND EQUIPMENT, NET..............................    2,073      1,600        1,561
OTHER ASSETS:
     Long-term investments -- restricted....................   11,527      9,608        9,295
     Deposits...............................................      101        102          178
                                                              -------    -------      -------
               Total other assets...........................   11,628      9,710        9,473
                                                              -------    -------      -------
                    Total assets............................  $18,120    $17,227      $24,227
                                                              =======    =======      =======
LIABILITIES AND OWNERS' DEFICIT
CURRENT LIABILITIES:
     Customer deposits......................................  $11,527    $11,452      $18,222
     Accounts payable.......................................    5,305      6,618        6,562
     Accrued expenses.......................................    2,483      2,532        1,918
     Deferred marketing revenue.............................       --        123          400
                                                              -------    -------      -------
               Total current liabilities....................   19,315     20,725       27,102
                                                              -------    -------      -------
COMMITMENTS (See Note 6)
OWNERS' DEFICIT:
     Unrealized holding gains...............................       68        198          182
     Owners' investment.....................................   (1,263)    (3,696)      (3,057)
                                                              -------    -------      -------
               Total owners' deficit........................   (1,195)    (3,498)      (2,875)
                                                              -------    -------      -------
                    Total liabilities and owners' deficit...  $18,120    $17,227      $24,227
                                                              =======    =======      =======

    The accompanying notes are an integral part of the financial statements.

                                 MTI VACATIONS

                          STATEMENTS OF INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND FOR THE UNAUDITED THREE
                      MONTHS ENDED MARCH 31, 1997 AND 1998
                                 (IN THOUSANDS)

                                                                                    THREE MONTHS
                                                                                       ENDED
                                                      YEAR ENDED DECEMBER 31,        MARCH 31,
                                                    ---------------------------   ----------------
                                                     1995      1996      1997      1997      1998
                                                    -------   -------   -------   -------   ------
                                                                                    (UNAUDITED)
Net revenues......................................  $25,655   $30,108   $29,194   $ 5,453   $5,899
Operating expenses................................   22,405    26,458    25,782     6,298    5,717
                                                    -------   -------   -------   -------   ------
          Gross profit (loss).....................    3,250     3,650     3,412      (845)     182
General and administrative expenses...............    2,292     2,715     1,643       382      893
Depreciation and amortization.....................      681       566       528       120      129
                                                    -------   -------   -------   -------   ------
          Income (loss) from operations...........      277       369     1,241    (1,347)    (840)
Investment income.................................    1,072       985     1,086       249      304
                                                    -------   -------   -------   -------   ------
          Net income (loss).......................  $ 1,349   $ 1,354   $ 2,327   $(1,098)  $ (536)
                                                    =======   =======   =======   =======   ======

    The accompanying notes are an integral part of the financial statements.

                                 MTI VACATIONS

                    STATEMENTS OF CHANGES IN OWNERS' DEFICIT
  FOR THE YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997 AND FOR THE UNAUDITED
                       THREE MONTHS ENDED MARCH 31, 1998
                                 (IN THOUSANDS)

                                                          UNREALIZED HOLDING      OWNERS'
                                                             GAINS/LOSSES       INVESTMENT      TOTAL
                                                          ------------------   -------------   -------
Balance at December 31, 1994............................        $(143)            $(1,616)     $(1,759)
     Net income.........................................           --               1,349        1,349
     Net change in owners' investment...................           --              (2,633)      (2,633)
     Net change in unrealized holding gains/losses......          134                  --          134
                                                                -----             -------      -------
Balance at December 31, 1995............................           (9)             (2,900)      (2,909)
     Net income.........................................           --               1,354        1,354
     Net change in owners' investment...................           --                 283          283
     Net change in unrealized holding gains/losses......           77                  --           77
                                                                -----             -------      -------
Balance at December 31, 1996............................           68              (1,263)      (1,195)
     Net income.........................................           --               2,327        2,327
     Net change in owners' investment...................           --              (4,760)      (4,760)
     Net change in unrealized holding gains/losses......          130                  --          130
                                                                -----             -------      -------
Balance at December 31, 1997............................          198              (3,696)      (3,498)
     Net loss (unaudited)...............................           --                (536)        (536)
     Net change in owners' investment (unaudited).......           --               1,175        1,175
     Net change in unrealized holding gains/losses
       (unaudited)......................................          (16)                 --          (16)
                                                                -----             -------      -------
Balance at March 31, 1998 (unaudited)...................        $ 182             $(3,057)     $(2,875)
                                                                =====             =======      =======

    The accompanying notes are an integral part of the financial statements.

                                 MTI VACATIONS

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
        AND FOR THE UNAUDITED THREE MONTHS ENDED MARCH 31, 1997 AND 1998
                                 (IN THOUSANDS)

                                                                             THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,            MARCH 31,
                                            -----------------------------    -------------------
                                             1995       1996       1997        1997       1998
                                            -------    -------    -------    --------    -------
                                                                                 (UNAUDITED)
Cash flows from operating activities:
     Net income (loss)....................  $ 1,349    $ 1,354    $ 2,327    $(1,098)    $ (536)
     Adjustments to reconcile net income
       to net cash flows from operating
       activities:
          Depreciation and amortization...      681        566        528        120        129
          Changes in assets and
            liabilities:
               Prepaid tour costs.........   (2,014)     1,059        288       (916)      (770)
               Receivables................      102        101       (541)       251        480
               Other current assets.......     (218)      (179)       581        168         95
               Deposits...................      (77)        (1)        (1)        --        (76)
               Customer deposits..........    4,169        249        (75)     7,121      6,770
               Accounts payable...........    2,355     (1,627)     1,313      4,380        (56)
               Accrued expenses...........      427         27         49        955       (614)
               Deferred revenue...........       --         --        123         --        277
                                            -------    -------    -------    -------     ------
                    Net cash provided from
                      operating
                      activities..........    6,774      1,549      4,592     10,981      5,699
                                            -------    -------    -------    -------     ------
Cash flows from investing activities:
     Capital expenditures, net of loss on
       disposals..........................      (90)    (1,690)       (55)       (15)       (90)
     (Increase) decrease in cash and cash
       equivalents -- restricted..........     (503)       914     (1,344)    (6,824)    (7,083)
     Collections on loans to employees....       --         30         18          8          2
     Loans to employees...................      (14)        --         --         --         --
     Proceeds from maturities and sales of
       investments........................       --         --      1,549         --        297
     Purchases of investments.............   (3,532)    (1,086)        --       (271)        --
                                            -------    -------    -------    -------     ------
                    Net cash provided by
                      (used in) investing
                      activities..........   (4,139)    (1,832)       168     (7,102)    (6,874)
                                            -------    -------    -------    -------     ------
Cash flows from financing activities:
     Net change in owners' investment.....   (2,633)       283     (4,760)    (3,879)     1,175
                                            -------    -------    -------    -------     ------
                    Net cash provided by
                      (used in) financing
                      activities..........   (2,633)       283     (4,760)    (3,879)     1,175
                                            -------    -------    -------    -------     ------
Net increase in cash and cash
  equivalents -- unrestricted.............        2         --         --         --         --
Cash and cash equivalents --
  unrestricted -- beginning of period.....       11         13         13         13         13
                                            -------    -------    -------    -------     ------
Cash and cash equivalents --
  unrestricted -- end of period...........  $    13    $    13    $    13    $    13     $   13
                                            =======    =======    =======    =======     ======
Supplemental disclosure of cash flow
  information:
     Cash paid for interest...............  $    92    $   142    $     9    $     9     $   --
                                            =======    =======    =======    =======     ======

    The accompanying notes are an integral part of the financial statements.

                                 MTI VACATIONS
                         NOTES TO FINANCIAL STATEMENTS
                 (INFORMATION AS OF MARCH 31, 1998 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

1.  BASIS OF PRESENTATION AND ORGANIZATION

  Basis of Presentation

     On May 1, 1998 Global Vacation Group, Inc. ("GVG") acquired certain assets and liabilities of MTI Vacation, Inc. The accompanying financial statements reflect the assets and liabilities acquired by GVG on a historical cost basis for all periods presented, and are referred to as "MTI" or "MTI Vacations". The assets and liabilities of MTI Vacations, Inc. excluded from the acquisition were principally non operating assets and liabilities.

  Organization

     MTI provides a variety of services primarily to the travel industry. MTI packages vacation tours which include air transportation, hotel accommodations and ground transportation to selected destinations under its own MTI Vacations brand. These vacation packages are sold predominantly through individual travel agencies. Through 1996, MTI offered vacation packages to Florida, Las Vegas and Hawaii. During 1997 MTI discontinued offering packages to Florida and Las Vegas and continues to serve Hawaii exclusively. MTI also provides turnkey reservations and travel package processing services to the travel industry including a national hotel chain and a national rail company under their respective brand names. In addition, MTI is a seller of optional sight-seeing tours in the state of Hawaii.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

     MTI considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. For cash and cash equivalents, the carrying amount on the balance sheets approximate the fair value of those instruments.

  Investments

     Available for sale securities are reported at fair value with unrealized gains and losses included in a separate component of owners' deficit. All investments of MTI are considered available for sale.

     Realized gains and losses on the sale of investments are computed on a specific basis using the first-in, first-out method. Investments classified as noncurrent assets reflect the ability and intent of MTI to postpone the conversion of such assets into cash for at least one year.

  Furnishings and Equipment

     Furnishings and equipment are stated at cost. MTI provides for depreciation and amortization using the straight-line method over the estimated useful lives of the furnishings and equipment.

  Recognition of Gross Profit from Tour Operations

     Tour revenue and all associated direct tour expenses are recognized in the month of a customer's departure. For the years ended December 31, 1995, 1996, and 1997, net revenues consist of gross revenues of $117.2 million, $126.9 million, and $127.1 million, offset by direct tour expenses of $91.5 million, $96.8 million, and $97.9 million. For the unaudited three month periods ended March 31, 1997 and 1998, the net revenues consisted of gross revenues of $28.4 million and $25.5 million, offset by direct tour expenses of $22.9 million and $19.6 million, respectively.

                                 MTI VACATIONS

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Income Taxes

     MTI is not a tax paying entity and therefore the accompanying financial statements do not reflect the impact of income taxes.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Unaudited Interim Financial Data

     The interim financial data relating to the three months ended March 31, 1997 and 1998 are unaudited; however, in the opinion of company's management, the interim data includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The results for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year or any other interim period.

3.  RESTRICTED FUNDS

     Under the Department of Transportation regulations governing public charter operators, customer payments for future charter tours are deposited to an escrow account. Under the tour contract between MTI and its customers for bulk fare tours, the same practice must be followed. Prior to the departure of charter tours, funds may be expended only for certain direct charter tour costs. The balance of the escrow fund becomes available to MTI two days subsequent to the completion of the tour. Customer deposits at December 31, 1997 represent future bookings through December 1998.

                                 MTI VACATIONS

4.  INVESTMENTS

     The amortized cost and fair market value of available for sale securities at December 31, 1996 and 1997 and March 31, 1998 (unaudited) are as follows:

                                                      DECEMBER 31, 1996
                                        ----------------------------------------------
                                        AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                          COST        GAINS        LOSSES      VALUE
                                        ---------   ----------   ----------   --------
                                                        (IN THOUSANDS)
Available for sale:
     Mortgage backed securities.......   $11,459       $114         $46       $11,527
                                         -------       ----         ---       -------
          Total securities............   $11,459       $114         $46       $11,527
                                         =======       ====         ===       =======
                                                      DECEMBER 31, 1997
                                        ----------------------------------------------
                                        AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                          COST        GAINS        LOSSES      VALUE
                                        ---------   ----------   ----------   --------
                                                        (IN THOUSANDS)
Available for sale:
     Mortgage backed securities.......   $ 7,376       $182         $ 3       $ 7,555
     Municipal bonds and notes........     2,534         19          --         2,553
                                         -------       ----         ---       -------
          Total securities............   $ 9,910       $201         $ 3       $10,108
                                         =======       ====         ===       =======
                                                        MARCH 31, 1998
                                        ----------------------------------------------
                                        AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                          COST        GAINS        LOSSES      VALUE
                                        ---------   ----------   ----------   --------
                                                        (IN THOUSANDS)
                                                         (UNAUDITED)
Available for sale:
     Mortgage backed securities.......   $ 6,882       $213         $ 3       $ 7,092
     Municipal bonds and notes........     2,731         14          42         2,703
                                         -------       ----         ---       -------
          Total securities............   $ 9,613        227          45       $ 9,795
                                         =======       ====         ===       =======

     MTI maintains investments to cover certain escrow requirements for customer deposits and transfers investments to and from a related party as escrow requirements change. These transfers are accounted for as contributions or distributions in the owners' investment account. Gains and losses are treated as unrealized in the financial statements until the investments are disposed of by the related party or MTI. Upon disposal, realized gains or losses are included in investment income. Realized gains and losses were immaterial in 1995, 1996, 1997 and the three months ended March 31, 1998.

     The amortized cost and estimated fair value of available for sale securities at December 31, 1996 and 1997 and at March 31, 1998, by contractual maturity, are shown below. Expected maturities can differ from

                                 MTI VACATIONS

4.  INVESTMENTS -- (CONTINUED)
contractual maturities since borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         DECEMBER 31, 1996      DECEMBER 31, 1997        MARCH 31, 1998
                                        --------------------   --------------------   --------------------
                                         AVAILABLE FOR SALE     AVAILABLE FOR SALE     AVAILABLE FOR SALE
                                        --------------------   --------------------   --------------------
                                        AMORTIZED     FAIR     AMORTIZED     FAIR     AMORTIZED     FAIR
                                          COST       VALUE       COST       VALUE       COST       VALUE
                                        ---------   --------   ---------   --------   ---------   --------
                                                                  (IN THOUSANDS)          (UNAUDITED)
Maturities:
     Within 1 year....................   $    --    $    --     $  500     $   500     $  500      $  500
     1 to 5 years.....................        --         --      1,308       1,321      2,024       1,996
     5 to 10 years....................        --         --        726         732        207         207
     Mortgage backed securities.......    11,459     11,527      7,376       7,555      6,882       7,092
                                         -------    -------     ------     -------     ------      ------
          Total securities............   $11,459    $11,527     $9,910     $10,108     $9,613      $9,795
                                         =======    =======     ======     =======     ======      ======

5.  FURNISHINGS AND EQUIPMENT

     Furnishings and equipment are summarized as follows:

                                                  DECEMBER 31,        MARCH 31,
                                                -----------------   --------------
                                                 1996      1997          1998
                                                -------   -------   --------------
                                                 (IN THOUSANDS)      (UNAUDITED)
                                                                    (IN THOUSANDS)
Computer equipment............................  $ 4,206   $ 3,958      $ 4,020
Phone equipment...............................    1,231     1,381        1,368
Furniture, fixtures and office................      854     1,285        1,236
Computer software.............................      386       397          397
Building improvements and other...............      194       128          128
                                                -------   -------      -------
                                                  6,871     7,149        7,149
Less accumulated depreciation.................   (4,798)   (5,549)      (5,588)
                                                -------   -------      -------
     Net furnishings and equipment............  $ 2,073   $ 1,600      $ 1,561
                                                =======   =======      =======

6.  COMMITMENTS

  Operating Leases

     MTI leases various equipment and office space. In addition, MTI leases a building from a related party under a 5 year arrangement with annual rentals of $876,000. Minimum future rentals as of December 31, 1997 are approximately:

                                                              (IN THOUSANDS)
1998........................................................      $  961
1999........................................................         917
2000........................................................         876
2001........................................................         876
2002 and thereafter.........................................          --
                                                                  ------
                                                                  $3,630
                                                                  ======

     Rental expense for 1995, 1996 and 1997 was $428,000, $729,000 and $1.2
million, respectively.

                                 MTI VACATIONS

6.  COMMITMENTS -- (CONTINUED)
  Letters-of-Credit

     MTI had outstanding standby letters-of-credit of approximately $829,000 at both December 31, 1997 and March 31, 1998. These letters-of-credit have been issued primarily to guarantee payment to vendors. These letters have fixed expiration dates and are expected to expire without being drawn upon.

7.  INCENTIVE SAVINGS PLANS

     The incentive savings plan offered by MTI covers substantially all employees with more than six months of service. Under the incentive savings program, MTI will match 50% of the first 6% of compensation deferred by each eligible employee. Total contributions to the incentive savings plans made by MTI were $78,000, $201,000, and $158,000, for the years ended December 31, 1995, 1996 and 1997, respectively. Contributions to the profit-sharing program are made at the discretion of the Board of Directors and were $100,000 for the year ended December 31, 1995. Contributions of $51,000 and $36,000 were made for the unaudited three-month periods ending March 31, 1997 and 1998.

8.  TRANSACTIONS WITH RELATED PARTIES

     MTI, through MTI Vacations, Inc., has an agreement with certain entities related through common ownership, wherein cash can be invested or borrowed on a daily basis. Pursuant to this agreement, total interest income from related entities for 1995, 1996 and 1997 was $92,000, $124,000 and $271,000,
respectively. For the unaudited three-month periods ended March 31, 1997 and 1998, total interest income from related parties was $32,000 and $126,000, respectively. Total interest expense to related parties was $185,000, $142,000 and $9,000 in 1995, 1996 and 1997, respectively. For the unaudited three-month periods ended March 31, 1997 and 1998, total interest expense to related parties was $9,000 and $0, respectively.

9.  DISCONTINUED PRODUCT LINES (UNAUDITED)

     During 1997, MTI discontinued selling vacation packages for the Florida and Las Vegas markets. The following table represents the unaudited activity in 1997 pertaining to these markets as included in the accompanying MTI 1997 statement of income.

                                                              (IN THOUSANDS)
Net revenues................................................     $ 2,217
Operating expenses..........................................       3,147
                                                                 -------
          Gross profit......................................        (930)
General and administrative expenses.........................         293
Depreciation and amortization...............................         144
                                                                 -------
          Loss from operations..............................      (1,367)
Investment income...........................................          82
                                                                 -------
          Net loss..........................................     $(1,285)
                                                                 =======

10.  SUBSEQUENT EVENT

     On May 1, 1998, Global Vacation Group, Inc. purchased the operating assets and liabilities of MTI pursuant to an Asset Purchase Agreement.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Haddon Holidays, Inc.:

     We have audited the accompanying balance sheet of Haddon Holidays, Inc. (an S Corporation, the "Company") as of December 31, 1997, and the related statements of operations, changes in shareholders' equity(deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Haddon Holidays, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Washington, D.C.
March 13, 1998

                             HADDON HOLIDAYS, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              DECEMBER 31,     MARCH 31,
                                                                  1997           1998
                                                              ------------    -----------
                                                                              (UNAUDITED)
                                         ASSETS
Current assets:
     Cash and cash equivalents..............................     $1,715         $1,957
     Marketable securities..................................      1,500          1,518
     Accounts receivable....................................        335            428
     Prepaid expenses.......................................        646            575
                                                                 ------         ------
          Total current assets..............................      4,196          4,478
                                                                 ------         ------
Property and equipment:
     Furniture and equipment................................        675            675
     Leasehold improvements.................................         62             69
     Less--accumulated depreciation.........................       (433)          (464)
                                                                 ------         ------
          Net property and equipment........................        304            280
                                                                 ------         ------
Cash surrender value of life insurance......................         38             38
                                                                 ------         ------
          Total assets......................................     $4,538         $4,796
                                                                 ======         ======
                      LIABILITIES AND SHAREHOLDERS' EQUITY(DEFICIT)
Current liabilities:
     Accounts payable and accrued expenses..................     $2,196         $1,894
     Customer deposits......................................      2,230          3,454
                                                                 ------         ------
          Total current liabilities.........................      4,426          5,348
                                                                 ------         ------
Commitments and contingencies (Note 3)
Shareholders' equity(deficit):
     Common stock, no par value; 100 shares issued and
      outstanding...........................................         --             --
     Retained earnings(deficit).............................         80           (569)
     Unrealized holding gain on marketable securities,
      net...................................................         32             17
                                                                 ------         ------
          Total shareholders' equity(deficit)...............        112           (552)
                                                                 ------         ------
          Total liabilities and shareholders'
            equity(deficit).................................     $4,538         $4,796
                                                                 ======         ======

      The accompanying notes are an integral part of these balance sheets.

                             HADDON HOLIDAYS, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                             THREE MONTHS ENDED
                                                             YEAR ENDED           MARCH 31,
                                                            DECEMBER 31,    ---------------------
                                                                1997         1997        1998
                                                            ------------    ------    -----------
                                                                                 (UNAUDITED)
Net revenues..............................................     $7,138       $1,365      $1,427
Operating expenses........................................      5,306        1,179       1,265
                                                               ------       ------      ------
     Gross profit.........................................      1,832          186         162
General and administrative expenses.......................      1,953          232         850
Depreciation and amortization.............................         95           23          31
                                                               ------       ------      ------
     Loss from operations.................................       (216)         (69)       (719)
                                                               ------       ------      ------
Other income (expense):
     Interest income......................................        351           80          70
     Other expense........................................        (47)         (12)         --
                                                               ------       ------      ------
     Total other income (expense).........................        304           68          70
                                                               ------       ------      ------
Income (loss) before provision for income taxes...........         88           (1)       (649)
Provision for income taxes................................         --           --          --
                                                               ------       ------      ------
     Net income (loss)....................................     $   88       $   (1)     $ (649)
                                                               ======       ======      ======

        The accompanying notes are an integral part of these statements.

                             HADDON HOLIDAYS, INC.

            STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                                UNREALIZED
                                                            COMMON   RETAINED    HOLDING
                                                            STOCK    EARNINGS   GAIN, NET    TOTAL
                                                            ------   --------   ----------   -----
Balance, January 1, 1997..................................  $  --     $ 192        $ 63      $ 255
     Net income...........................................     --        88          --         88
     Distributions to shareholders........................     --      (200)         --       (200)
     Unrealized holding loss..............................     --        --         (31)       (31)
                                                            -----     -----        ----      -----
Balance, December 31, 1997................................     --        80          32        112
     Net loss (unaudited).................................     --      (649)         --       (649)
     Unrealized holding loss (unaudited)..................     --        --         (15)       (15)
                                                            -----     -----        ----      -----
Balance, March 31, 1998 (unaudited).......................  $  --     $(569)       $ 17      $(552)
                                                            =====     =====        ====      =====

        The accompanying notes are an integral part of these statements.

                             HADDON HOLIDAYS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                 THREE MONTHS
                                                               YEAR ENDED      ENDED MARCH 31,
                                                              DECEMBER 31,   --------------------
                                                                  1997        1997       1998
                                                              ------------   ------   -----------
                                                                                 (UNAUDITED)
Cash flows from operating activities:
     Net income (loss)......................................     $   88      $   (1)    $ (649)
     Adjustments to reconcile net income (loss) to net cash
       provided by operating activities--
          Depreciation and amortization.....................         95          23         31
          Realized loss on investment.......................         86          --         --
          Net realized gains on marketable securities.......       (116)         --        (11)
          Decrease (increase) in accounts receivable........        112         190        (93)
          (Increase) decrease in prepaid expenses...........       (318)        (75)        71
          (Increase) decrease in cash surrender value of
            life insurance..................................         (5)          1         --
          Increase (decrease) in accounts payable and
            accrued expenses................................        628         311       (302)
          Increase in customer deposits.....................        126         348      1,224
                                                                 ------      ------     ------
               Net cash provided by operating activities....        696         797        271
                                                                 ------      ------     ------
Cash flows from investing activities:
     Purchase of property and equipment.....................       (254)        (83)        (7)
     Proceeds from sales of marketable securities...........      1,569          --         11
     Purchases of marketable securities.....................       (710)         (8)       (33)
                                                                 ------      ------     ------
               Net cash provided by (used in) investing
                 activities.................................        605         (91)       (29)
                                                                 ------      ------     ------
Cash flows from financing activities:
     Distributions to shareholders..........................       (200)         --         --
                                                                 ------      ------     ------
               Net cash used in financing activities........       (200)         --         --
                                                                 ------      ------     ------
Net increase in cash and cash equivalents...................      1,101         706        242
Cash and cash equivalents, beginning of period..............        614         614      1,715
                                                                 ------      ------     ------
Cash and cash equivalents, end of period....................     $1,715      $1,320     $1,957
                                                                 ======      ======     ======
Supplemental disclosures:
     Realized loss on investment in Community Camera,
       Inc..................................................     $  (86)     $   --     $   --
                                                                 ======      ======     ======
     Unrealized holding (loss) gain on marketable securities
       available for sale...................................     $  (31)     $   12     $  (15)
                                                                 ======      ======     ======

        The accompanying notes are an integral part of these statements.

                             HADDON HOLIDAYS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                       (INFORMATION AS OF MARCH 31, 1998
      AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

1.  ORGANIZATION

     Haddon Holidays, Inc. (the "Company"), incorporated in New Jersey, was formed on April 5, 1975. The Company was organized for the purpose of providing the distribution of travel services to Hawaii. The Company's offices are currently located in Mount Laurel, New Jersey.

     As of December 31, 1997, the Company's ownership structure consisted of 100 shares of common stock, no par value, held by two individuals. These individuals held 55 percent and 45 percent of the common stock of the Company, respectively.

2.  SIGNIFICANT ACCOUNTING PRINCIPLES

  Unaudited Interim Financial Statements

     The accompanying balance sheet as of March 31, 1998 and the accompanying statements of operations, changes in shareholders' equity (deficit) and cash flows for the three months ended March 31, 1997 and 1998 are unaudited. The unaudited financial statements include all adjustments (consisting of normal recurring adjustments), which are, in the opinion of management, necessary for a fair presentation of such financial statements. The data disclosed in the notes to the financial statements for these periods is unaudited. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire fiscal year.

  Revenue Recognition

     The Company records net revenues when earned, which for all services provided is the departure date of the customer. Net revenues consist primarily of commissions and markups on travel services, volume bonuses from travel service providers and cancellation fees. Cancellation fee revenue is recorded when received. The Company has not recorded a reserve for cancellations, as any previously recorded net revenue would be offset by the cancellation fees received. For the year ended December 31, 1997, and the three months ended March 31, 1997 and 1998, net revenue is derived from the sale of travel products and services with a value of approximately $28.3 million, $5.2 million and $5.8 million, respectively, net of approximately $21.2 million, $3.9 million and $4.4 million, respectively, in direct costs from suppliers.

  Operating Expenses

     Operating expenses include travel agent commissions, salaries, communications, advertising, and other costs associated with the selling and processing of travel reservations and services.

  Customer Deposits

     Customer deposits represent amounts received from customers for which net revenues have not been earned and operating costs have not yet been remitted to the related travel service vendor. Customer deposits are generally collected one to two months prior to departure date.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

                             HADDON HOLIDAYS, INC.

2.  SIGNIFICANT ACCOUNTING PRINCIPLES -- (CONTINUED)
  Property and Equipment

     Property and equipment are stated at cost. Furniture and equipment are depreciated on a straight-line basis over their estimated useful lives, which range from five to seven years. Leasehold improvements are depreciated on a straight-line basis over the lesser of the estimated useful life or the term of the lease.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the costs and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

  Income Taxes

     The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the shareholders are liable for individual federal income taxes on their respective shares in their individual income tax returns. The Company has also elected to be taxed as a Subchapter S Corporation for New Jersey state purposes.

  Marketable Securities

     Marketable securities at December 31, 1997 and March 31, 1998 are principally instruments of the U.S. government and its agencies, of state governments, and of municipalities. The Company accounts for its marketable securities under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Under SFAS 115, the Company classifies its debt and marketable equity securities in one of three categories: trading, available-for-sale or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities which the Company has the ability and intent to hold to maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale. In 1997 and 1998, the Company did not have any securities classified as trading or held-to-maturity.

     Under SFAS 115, available-for-sale securities are recorded at fair value. Unrealized holding gains and losses on available-for-sale securities are excluded form earnings and are reported as a separate component of stockholders' equity until realized. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

  Accounts Receivable

     As of December 31, 1997 and March 31, 1998, accounts receivable consist primarily of credit card and co-op marketing receivables. Co-op marketing receivables relate to the agreements that the Company has with various travel service suppliers to be included in the Company's marketing plan. Income from co-op marketing is recognized over the life of the marketing brochure (generally one year) and is recorded as reduction of marketing expense in general and administrative expense on the accompanying statements of operations. No reserve for uncollectible accounts has been recorded because in the opinion of management, all amounts reflected as accounts receivable on the accompanying balance sheets are considered collectible.

                             HADDON HOLIDAYS, INC.

2.  SIGNIFICANT ACCOUNTING PRINCIPLES -- (CONTINUED)
  Cash Surrender Value of Life Insurance

     The Company currently holds a life insurance policy on one of its officers with a face amount of $200,000. The cash surrender value of this policy at December 31, 1997 and March 31, 1998 was $38,000 and is recorded as an asset on the accompanying balance sheets.

  Fair Value of Financial Instruments

     Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are reflected in the financial statements at cost, which approximates fair value. Marketable securities are reflected at fair value.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Concentrations of Risk

     Travel Service Providers -- The Company markets and sells travel services of global, national and local land and air service providers. One airline accounted for approximately 30% of the Company's cost of sales in 1997.

     Geographical -- All travel services sold in 1997 had Hawaii destinations.

  New Accounting Standards

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The adoption of SFAS 130 will have no impact on the Company's results of operations, financial position or cash flows.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about product and services, geographic areas, and major customers. SFAS 131 is effective for financial statements beginning after December 15, 1997. Financial statement disclosures for prior periods are required to be restated. The adoption of SFAS 131 will have no impact on the Company's results of operations, financial position or cash flow.

  Reclassifications

     Certain reclassifications have been made to the 1997 financial statements to conform with the presentation for the three months ended March 31, 1997 and 1998.

                             HADDON HOLIDAYS, INC.

3.  COMMITMENTS AND CONTINGENCIES

  Pension Plan

     The Company has a defined contribution voluntary savings plan for eligible employees. This 401(k) plan is designed to enhance the existing retirement programs of participating employees. The Company matches 25 percent of the participants' contributions to the plan. Vesting of both employer and employee contributions is immediate.

  Letters of Credit

     At December 31, 1997 and March 31, 1998, the Company had standby letters of credit issued and outstanding totaling $1.2 million which primarily guarantee various trade activities. The letters of credit are secured by marketable securities having a fair value at December 31, 1997 and March 31, 1998 of $1.5 million. The Company recognizes losses on these commitments as incurred. No material losses of these commitments have been incurred as of December 31, 1997 or March 31, 1998, nor are any anticipated.

  Operating Leases

     The Company leases its office facilities located in Mount Laurel, N.J. from Brandywine Realty Trust, effective as of January 24, 1997. On April 14, 1997, the Company agreed to an amendment of its current lease. Future minimum rental payments on the office space and other operating leases as of December 31, 1997 are as follows (in thousands):

                        YEARS ENDING
                        DECEMBER 31,
                        ------------
1998........................................................    $160
1999........................................................     145
2000........................................................     145
2001........................................................     145
2002........................................................      36
                                                                ----
     Total..................................................    $631
                                                                ====

  Insurance

     The Company carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and a general umbrella policy. The Company has not incurred significant claims or losses on any of its insurance policies during the year ended December 31, 1997 or the three months ended March 31, 1998.

4.  MARKETABLE SECURITIES

     At December 31, 1997 and March 31, 1998, the Company classified all investments as available-for-sale. The amortized cost, gross unrealized holding gains, gross unrealized holding losses and fair value of the

                             HADDON HOLIDAYS, INC.

4.  MARKETABLE SECURITIES -- (CONTINUED)
available-for-sale securities by security type at December 31, 1997 and March 31, 1998, were as follows (in thousands):

                                                           DECEMBER 31, 1997
                                            -----------------------------------------------
                                                           GROSS         GROSS
                                                         UNREALIZED    UNREALIZED
                                            AMORTIZED     HOLDING       HOLDING       FAIR
                                              COST         GAINS         LOSSES      VALUE
                                            ---------    ----------    ----------    ------
U.S. government agencies..................   $1,051         $ 20          $ --       $1,071
Municipal obligations.....................      349           12            --          361
Short term investments....................       68           --            --           68
                                             ------         ----          ----       ------
     Total................................   $1,468         $ 32          $ --       $1,500
                                             ======         ====          ====       ======

                                                            MARCH 31, 1998
                                            -----------------------------------------------
                                                           GROSS         GROSS
                                                         UNREALIZED    UNREALIZED
                                            AMORTIZED     HOLDING       HOLDING       FAIR
                                              COST         GAINS         LOSSES      VALUE
                                            ---------    ----------    ----------    ------
U.S. government agencies..................   $  700         $ 13          $ --       $  713
Municipal obligations.....................      355            4            --          359
Short term investments....................      446           --            --          446
                                             ------         ----          ----       ------
     Total................................   $1,501         $ 17          $ --       $1,518
                                             ======         ====          ====       ======

     In 1997 and the three months ended March 31, 1998, proceeds from sales of marketable securities were $1.6 million and $11,000, respectively, and related net realized gains, included in interest income, were $116,000 and $11,000, respectively. There were not any sales of marketable securities in the three months ended March 31, 1997.

5.  INVESTMENT IN COMMUNITY CAMERA, INC.

     At December 31, 1997 and March 31, 1998, the Company owned 132,394 shares of common stock of Community Camera, Inc. ("CCI", trading as CCI Communications, representing approximately 26 percent of the total common shares outstanding). CCI is located in West Chester, PA and was incorporated in 1983 to provide video production, non-linear editing, mobile production and multimedia services. Prior to 1996, the Company accounted for its investment in CCI under the equity method of accounting. During 1996, the Company wrote-off approximately $49,000 of its investment in CCI, and wrote-off the remaining amount of $86,000 in 1997, as management deemed the investment's value was unrealizable. This write-off is included in general and administrative expense on the accompanying statements of operations.

6.  STOCKHOLDER COMPENSATION

     As of December 31, 1997, the Company held employment agreements with the two shareholders, which provided for annual salaries of approximately $540,000, in the aggregate, with annual bonuses to be paid based on the operating performance of the Company. These agreements were terminated effective March 30, 1998 as part of the acquisition of the Company (see Note 8). For the year ended December 31, 1997 and the three months ended March 31, 1997 and 1998, shareholder compensation in the amount of approximately $1.4 million, $135,000 and $135,000, respectively, was incurred (of which approximately $850,000 in 1997 represented bonuses in excess of salaries), and is recorded in general and administrative expense on the accompanying statements of operations.

                             HADDON HOLIDAYS, INC.

7.  RELATED-PARTY TRANSACTIONS

     In 1997 and the three months ended March 31, 1998, the Company employed and obtained consulting services from a small number of individuals related to the shareholders at wages and consulting fees commensurate with their experience and level of responsibility.

     In 1997 and the three months ended March 31, 1998, the Company paid approximately $50,000 and $10,000, respectively, on behalf of the shareholders as related to car leases and life insurance.

8. EVENT SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED)

     On March 30, 1998, Global Vacation Group, Inc. ("GVG") purchased all of the outstanding common stock of the Company for an aggregate purchase price of approximately $7.5 million. GVG paid this purchase price with cash. In connection with the transaction, the Company paid bonuses of approximately $600,000 in March 1998 to certain key employees which are included in general and administrative expense in the accompanying 1998 statement of operations.

IN LIEU OF PRESENTING ARTWORK ON THIS PAGE, GLOBAL VACATION GROUP, INC., IS MAKING A DONATION OF $25,000 TO THE NATIONAL ACADEMY FOUNDATION FOR USE IN ITS TRAVEL AND TOURISM PROGRAM. THE UNDERWRITERS ALSO ARE MAKING A $25,000 DONATION. THE NATIONAL ACADEMY FOUNDATION IS A NONPROFIT EDUCATIONAL ORGANIZATION THAT CREATES PARTNERSHIPS BETWEEN BUSINESS AND PUBLIC SCHOOLS TO PREPARE HIGH SCHOOL STUDENTS FOR THEIR FUTURE EDUCATION AND CAREERS. THESE PARTNERSHIPS FORM EDUCATIONAL PROGRAMS IN FINANCE, TRAVEL AND TOURISM AND PUBLIC SERVICE THROUGH A COMBINATION OF CLASSROOM INSTRUCTION AND PAID INTERNSHIPS. THE NATIONAL ACADEMY FOUNDATION IS AT THE FOREFRONT OF THE SCHOOL-TO-WORK MOVEMENT AND EDUCATION REFORM NATIONWIDE. ACADEMY PROGRAMS, LOCATED IN MORE THAN 230 SCHOOLS IN 31 STATES, SERVE THE NEEDS OF STUDENTS WHO MAY OTHERWISE LACK THE NECESSARY SKILLS AND EXPERIENCE TO PURSUE THEIR EDUCATIONAL GOALS OR ENTER THE JOB MARKET. OF THE ALMOST 15,000 STUDENTS WHO HAVE GRADUATED FROM ACADEMY PROGRAMS, MORE THAN 90% HAVE GONE ON TO ATTEND COLLEGE. ROGER H. BALLOU, CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF GLOBAL VACATION GROUP, INC., SERVES ON THE BOARD OF DIRECTORS OF THE NATIONAL ACADEMY FOUNDATION.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY THE SELLING SHAREHOLDERS OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    6
The Company...........................   15
The Recapitalization..................   15
The Acquired Businesses...............   16
Use of Proceeds.......................   17
Dividend Policy.......................   17
Capitalization........................   18
Dilution..............................   19
Unaudited Pro Forma Condensed Combined
  Financial Statements................   20
Selected Financial Data...............   27
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   29
Business..............................   36
Management............................   44
Certain Transactions..................   48
Principal Shareholders................   51
Description of Capital Stock..........   52
Shares Eligible for Future Sale.......   55
Underwriting..........................   57
Legal Matters.........................   58
Experts...............................   58
Additional Information................   59
Index to Financial Statements.........  F-1

     Until August 25, 1998 (25 days after the commencement of the offering), all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

             ------------------------------------------------------
             ------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                3,000,000 SHARES

                          GLOBAL VACATION GROUP, INC.

                                  COMMON STOCK

                          [GLOBAL VACATION GROUP LOGO]

                                  ------------

                                   PROSPECTUS

                                 JULY 31, 1998

                                  ------------

                              SALOMON SMITH BARNEY

                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC

                                  BANCAMERICA
                               ROBERTSON STEPHENS

                             ING BARING FURMAN SELZ

             ------------------------------------------------------
             ------------------------------------------------------